Exhibit 10.1

LOAN AGREEMENT
Dated as of April 27, 2018
Between
THE ENTITIES LISTED ON SCHEDULE 1 HERETO,
collectively, as Borrower
and
BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION,
collectively, as Lender

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-ii-

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Section 9.4.	Tax and Insurance Reserve Funds	97
Section 9.5.	Unfunded Obligations Account	98
Section 9.6.	Reserved	99
Section 9.7.	Excess Cash; Operating Expenses; Extraordinary Expenses	99
Section 9.8.	Required Work	100
Section 9.9.	Release of Reserve Funds	102
Section 9.10.	Reserve Funds Generally	105

ARTICLE 10
CASH MANAGEMENT
Section 10.1.	Deposit Account and Cash Management Account	108
Section 10.2.	Deposits and Withdrawals	108
Section 10.3.	Security Interest	110

ARTICLE 11
EVENTS OF DEFAULT; REMEDIES
Section 11.1.	Event of Default	111
Section 11.2.	Remedies	114

ARTICLE 12
INTENTIONALLY OMITTED

ARTICLE 13
SECONDARY MARKET
Section 13.1.	Transfer of Loan	115
Section 13.2.	Delegation of Servicing	115
Section 13.3.	Dissemination of Information	115
Section 13.4.	Securitization	117
Section 13.5.	Regulation AB Obligor Information	121
Section 13.6.	Other Regulation AB Information	122
Section 13.7.	New Mezzanine Loan	122

ARTICLE 14
INDEMNIFICATIONS
Section 14.1	General Indemnification	123
Section 14.2.	Mortgage and Intangible Tax Indemnification	123
Section 14.3.	ERISA Indemnification	124
Section 14.4.	Survival	124

ARTICLE 15

-iv-

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of April 27, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, NC1-027-15-01, Charlotte, North Carolina 28255 (“BofA”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211 (“KeyBank” and, together with BofA, individually and/or collectively, as the context may require, together with their respective successors and/or assigns, “Lender”) and THE ENTITIES LISTED ON SCHEDULE 1 HERETO, each a Delaware limited liability company having a principal place of business at c/o Griffin Capital Company, LLC, 1520 E. Grand Avenue, El Segundo, CA 90245, Attention: Javier Bitar (individually and/or collectively, as the context may require, together with their respective successors and permitted assigns, “Borrower”).
RECITALS:
WHEREAS, Borrower desires to obtain the Loan from Lender.
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.    Definitions
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“3M” shall mean, individually and/or collectively, as the context may require, (a) 3M Company, a Delaware corporation, or (b) any replacement tenant of 3M Company approved in accordance with the Loan Documents.
“3M Cash Trap Cap Cure” shall have the meaning set forth in the definition of 3M Cash Sweep Period.
“3M Cure Conditions” shall mean each of the following, as applicable (i) 3M has cured all defaults under the 3M Lease, (ii) 3M has revoked or rescinded all termination or cancellation notices with respect to the 3M Lease and has re‑affirmed the 3M Lease as being in full force and effect, (iii) in the event the 3M Sweep Period is due to 3M’s failure to extend or renew the 3M Lease in accordance with clause (v) of the definition of “3M Sweep Period”, 3M has renewed or extended the 3M Lease in accordance with the terms thereof for the 3M Renewal Term, (v) with respect to any applicable bankruptcy or insolvency proceedings involving 3M and/or the 3M Lease, 3M is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the 3M Lease pursuant to final, non‑appealable order of a court of competent jurisdiction without any alteration of any material terms of the 3M Lease and (vi) 3M is paying full, unabated rent under the 3M Lease (or if rent is abated, Borrower has deposited such amount of abated rent in a reserve with Lender).
“3M Extension Deadline” shall mean October 31, 2025.
“3M Lease” shall mean, that certain Warehouse Lease with 3M, dated as of July 24, 2015 (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.
“3M Space” shall mean that portion of the applicable Individual Property demised to 3M pursuant to the 3M Lease.
“3M Sweep Period” shall mean a period (A) commencing upon the first to occur of (i) 3M being in monetary default under the 3M Lease beyond applicable notice and cure periods, (ii) 3M terminating its Lease or vacating or going dark (for the avoidance of doubt, so long as 3M is not in default under the 3M Lease, no sublease of the 3M Space shall constitute “going dark” as long as the rent and other terms and conditions of the sublease are consistent with the then existing applicable market for subleased space and the space is physically being occupied by such subtenant) in fifty percent (50%) or more of the 3M Space (or, if 3M gives written notice that it intends to terminate its Lease, or vacate or go dark in fifty percent (50%) or more of the 3M Space), (iii) any termination or cancellation of the 3M Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the 3M Lease failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of 3M or 3M or its assets becoming subject to any bankruptcy or insolvency proceeding and (v) 3M failing to extend or renew the 3M Lease on or prior to the 3M Extension Deadline in accordance with the applicable terms and conditions thereof and hereof; and (B) expiring upon the first to occur of Lender’s receipt of evidence reasonably acceptable to Lender (which such evidence shall include, without limitation, a duly executed estoppel certificate from 3M in form and substance reasonably acceptable to Lender) of (1) the satisfaction of the 3M Cure Conditions or (2) in the event the 3M Sweep Period is solely pursuant to clauses (ii) or (v) of this definition, Borrower leasing at least eighty-five percent (85%) of the 3M Space in accordance with the applicable terms and conditions hereof for a period of at least ten (10) years (without any early termination or cancellation options) or such other period of time reasonably acceptable to Lender, with rents under the Lease comparable to existing local market rates for similar properties and with other terms and conditions reasonably acceptable to Lender (including, without limitation, no purchase options or rights of first refusal to purchase the Premises or any portion of the Property), and with replacement Tenant(s) acceptable to Lender in its reasonable discretion, the applicable Tenant(s) under such Lease being in actual, physical occupancy of the space demised under its Lease, paying the full amount of the rent pursuant to the terms thereof (or sufficient funds are on deposit with Lender and allocable pursuant to the terms and conditions of this Agreement to cover all rent abatement under any such replacement Leases) and having unconditionally accepted its leased premises. Notwithstanding the foregoing, a 3M Sweep Period will be deemed to have been cured at such time as $6.00 per square foot of space in the 3M Space is on deposit in the Excess Cash Reserve Account (a “3M Cash Trap Cap Cure”).
“Acceptable Accountant” shall mean a firm of nationally recognized, certified independent public accountants which is selected by Borrower and reasonably acceptable to Lender; provided, however, that any “Big Four” accounting firm shall be deemed reasonably acceptable to Lender. For the avoidance of doubt, Ernst & Young is an Acceptable Accountant.
“Act” shall mean Chapter 18 of Title 6 of the Delaware Code, as amended from time to time, and any successor statute or statutes.
“Additional Required Repair” shall have the meaning set forth in Section 9.9(f) hereof.
“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly twenty-five percent (25%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common Control with such Person.
“Affiliated Manager” shall mean any property manager in which Borrower, Guarantor, any SPE Component Entity or any Affiliate of any of such entities has, directly or indirectly, any legal, beneficial or economic interest.
“Agreements” shall have the meaning set forth in the Mortgage.
“Allocated Loan Amount” shall mean (a) for an Individual Property, the amount of the Loan allocated to such Individual Property, as set forth in Schedule 2 attached hereto and made a part hereof and (b) with respect to any Replacement Property added in connection with a Substitution pursuant to Section 2.10 hereof, the amount of the Loan allocated to such Replacement Property as determined by Lender in its reasonable discretion at the time such Replacement Property becomes an Individual Property hereunder.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” means five percent (5%) of the outstanding principal balance of the Loan.
“Annual Budget” shall mean, individually and/or collectively, as the context may require, an operating budget for each Individual Property setting forth, on a month-by-month basis, in reasonable detail, the related Borrower’s good faith estimate projected cash flow and all planned capital expenditures for the applicable Fiscal Year, delivered in accordance with Section 5.11(a)(iv) hereof.
“Applicable Contribution” shall have the meaning set forth in Section 18.10(f) hereof.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third-party appraiser holding an MAI designation with experience appraising properties similar to the applicable Individual Property in the State where the applicable Individual Property is located, who is state licensed or state certified if required under the laws of the State where the applicable Individual Property is located, who meets the requirements of FIRREA and USPAP and who otherwise is reasonably satisfactory to Lender.
“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement and Consent of Manager dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Benefit Amount” shall have the meaning set forth in Section 18.10(d) hereof.
“Board of Directors” shall have the meaning set forth in Section 7.3(b)(i) hereof.
“Borrower’s Knowledge” shall mean, as to the representations and warranties as of the Closing Date, the actual knowledge of Javier F. Bitar and any other natural Person that may be involved on behalf of Borrower in the ownership and operation of the Properties, or as to all representations and warranties thereafter, the actual knowledge of Javier F. Bitar and as applicable, any other natural Person that may have succeeded to the current position of Javier F. Bitar that is actually executing the certification and any other natural Person involved on behalf of Borrower in the ownership and operation of the Properties, and in each event, after conducting such due diligence as each of them, as senior executives of experienced investors in commercial properties and/or operators of commercial properties similar to the Properties, as applicable, have reasonably deemed appropriate in connection with the ownership of the Properties and the borrowing of the Loan.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or Charlotte, North Carolina, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any servicer of the Loan or the financial institution that maintains any collection account for or on behalf of any servicer of the Loan or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.
“Cash Management Account” shall have the meaning set forth in Section 10.1(b) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement dated as of the date hereof among Borrower, Lender, Manager, and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Management Bank” shall mean Wells Fargo Bank, N.A. or any successor Eligible Institution approved or appointed by Lender pursuant to the terms of the Cash Management Agreement.
“Cash Sweep Period” shall mean, individually and/or collectively, as the context may require, (a) a Debt Yield Sweep Period, (b) a 3M Sweep Period, (c) a Southern Company Services Sweep Period, or (d) any period of time during which an Event of Default is then continuing. For the avoidance of doubt, a Cash Sweep Period shall not be deemed to expire in the event that Cash Sweep Period then exists for any other reason.
“Casualty” shall have the meaning set forth in Section 8.2 hereof.
“Closing Date” shall mean the date of the funding of the Loan.
“Closing Date Debt Yield” shall mean seven and nine tenths of one percent (7.9)%.
“Company” shall have the meaning set forth in Section 6.1(b)(ii) hereof.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.
“Contribution” shall have the meaning set forth in Section 18.10(a) hereof
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, notwithstanding the rights of investors or partners or another Person to veto or consent to specified major decisions, and the terms Controlled and Controlling shall have correlative meanings.
“Covered Rating Agency Information” shall have the meaning specified in Section 13.5(f) hereof.
“Creditors’ Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding‑up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.
“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.
“Debt Yield” shall mean, as of any date of determination, the percentage determined by Lender by dividing:
(i)    Underwritten Net Cash Flow (calculated with respect to the preceding twelve (12) month period); by
(ii)    the principal amount of the Loan then outstanding.
“Debt Yield Sweep Period” shall mean the period commencing on the first day of the calendar month following the month during which Lender notifies Borrower of its determination that the Debt Yield is less than seven and one half of one percent (7.5%) in a calendar quarter, and ending on the last day of the calendar month during which Lender determines that the Debt Yield equals or exceeds seven and one half of one percent (7.5%) in a calendar quarter.
“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “First Approval Notice”), which such Approval Notice shall have been (A) accompanied by any and all information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUESTED WITHIN SEVEN (7) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Approval Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) in the event that Lender shall have failed to respond to the First Approval Notice within the aforesaid seven (7) Business Day time frame, Borrower shall have sent Lender a second written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Approval Notice”), which such Approval Notice shall have been (A) accompanied by any and all information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter and (B) marked in bold lettering with the following language: “THIS IS A SECOND REQUEST FOR CONSENT TO [_______________]. LENDER’S RESPONSE IS REQUIRED WITHIN SEVEN (7) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Approval Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY” and (iv) Lender shall have failed to respond to either the First Approval Notice or the Second Approval Notice within the aforesaid time-frames. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Interest Rate.
“Deposit Account” shall have the meaning set forth in Section 10.1(a) hereof.
“Deposit Account Control Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, by and among Borrower, Lender and Deposit Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to the operation and maintenance of, and application of funds in, the Deposit Account.
“Deposit Bank” shall mean Wells Fargo Bank, National Association, a national banking association or any successor Eligible Institution selected by Borrower and approved by Lender pursuant to this Agreement acting as Deposit Bank under the Deposit Account Control Agreement.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding fiduciary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean (i) prior to a Securitization, Bank of America, N.A., (ii) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (a) the short term unsecured debt obligations, commercial paper or other short term deposits of which are rated at least “A‑1” by S&P, “P‑1” by Moody’s and “F‑1” by Fitch and “R-1 (middle)” by DBRS, in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA” by S&P (or “A-” if the short term unsecured debt obligations are rated at least “A-1” by S&P), “Aa2” by Moody’s, and “AA+” by Fitch (or “A-” if the short term unsecured debt obligations are rated at least “F-1” by Fitch) and “AA” by DBRS, in the case of accounts in which funds are held for more than thirty (30) days; provided that after a Securitization only the foregoing ratings requirements of each Rating

Agency rating such Securitization shall apply, or (iii) an institution for which a Rating Agency Confirmation has been obtained.
“Embargoed Person” shall mean any Person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Reports” shall mean (i) those certain Phase I environmental reports prepared by Property Solutions Inc. and delivered to Lender in connection with the closing of the Loan and (ii) all environmental reports, tests, and related documents delivered to Lender with respect to the Individual Property occupied by Southern Company Services.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.
“Event of Default” shall have the meaning set forth in Section 11.1 hereof.
“Excess Cash” shall have the meaning set forth in the Cash Management Agreement.
“Excess Cash Reserve Account” shall have the meaning set forth in Section 9.7 hereof.
“Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.7 hereof.
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Exchange Act Filing” shall have the meaning set forth in Section 13.6 hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Exculpated Parties” shall have the meaning set forth in Section 15.1(a) hereof.
“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to any Individual Property that (i) is not set forth on the Annual Budget, (ii) is not an Operating Expense that has been approved by Lender, and (iii) is not subject to payment by withdrawals from the Required Repair Account, the Replacement Reserve Account, the Leasing Reserve Account or the Unfunded Obligations Reserve Account.
“Fitch” shall mean Fitch Ratings, Inc. and its successors in interest.
“Funding Borrower” shall have the meaning set forth in Section 18.10(c) hereof.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.
“Guarantor” shall mean Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation.
“Guarantor Substitution” shall have the meaning set forth in Section 7.6 hereof.
“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed by Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.
“Incumbent Directors” shall have the meaning set forth in Section 7.3(b)(i) hereof.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, except if the partnership, operating or similar agreement provides that the same is waived to the extent such Person lacks funds to pay the same, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) any other amounts substantially similar to those listed in clauses (i) through (vi) above.
“Indemnified Parties” shall mean (i) Lender, (ii) any prior owner or holder of the Loan or any portion thereof or Participations in the Loan, (iii) any servicer, sub-servicer or prior servicer or sub-servicer of the Loan, (iv) (intentionally omitted), (v) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (vi) any receiver or other fiduciary appointed in a foreclosure or other enforcement action or other Creditors Rights Laws proceeding, (vii) any officers, directors, shareholders, partners, members, employees, agents, servants, affiliates or subsidiaries of any and all of the foregoing, and (viii) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business to the extent related to the Loan), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage.
“Independent Director” of any corporation or limited liability company shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or SPE Independent Director, LLC or, if none of those companies is then providing professional independent directors or managers or, after a Securitization is not acceptable to the Rating Agencies, another nationally‑recognized company reasonably approved by Lender and if required by Lender after a Securitization, the Rating Agencies, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as independent director or manager be:
(i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company, or any of its respective equityholders or Affiliates (other than as an independent director or manager of an Affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);
(ii) a customer, creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its respective equityholders or Affiliates (other than a nationally‑recognized company that routinely provides professional independent directors or managers and other corporate services to such corporation or limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(iv) a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of the Persons referred to in clauses (i), (ii) or (iii) above.
A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director or manager of a “special purpose entity” in the direct chain of ownership of such corporation or limited liability company shall not be disqualified from serving as an independent director or manager of such corporation or limited liability company, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 6.1 hereof.
“Independent Director Event” shall mean, with respect to an Independent Director, (i) any acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties under the applicable organizational documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meeting the definition of Independent Director in this Agreement.
“Individual Property” shall mean each parcel of real property set forth on Schedule 2 attached hereto, the Improvements thereon and all personal property owned by a Borrower and encumbered by the applicable Mortgage relating to such property, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage relating to such property and referred to therein as the “Property”, and together with the addition of any Replacement Property that meets the requirements set forth in Section 2.10 hereof in connection with a Substitution.
“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.
“Interest Accrual Period” shall mean (i) prior to the first Payment Date, the Interim Interest Accrual Period, and (ii) commencing on the first Payment Date and continuing on each Payment Date thereafter, the calendar month immediately preceding such Payment Date.
“Interest-Bearing Reserve Funds” shall mean all Reserve Funds other than the Tax and Insurance Reserve Funds.

“Interest Rate” shall mean a rate per annum equal to four and three hundred fifteen thousandths of one percent (4.315%).
“Interim Interest Accrual Period” shall mean the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, provided, however, there shall be no “Interim Interest Accrual Period” in the event the Closing Date is the first day of a calendar month.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Investor” shall have the meaning set forth in Section 13.3 hereof.
“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.
“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.
“Kroll” shall mean Kroll Bond Rating Agency, Inc., and its successors in interest.
“Lease” shall have the meaning set forth in the related Mortgage with respect to each Individual Property.
“Lease Modification” shall have the meaning set forth in Section 5.13(c) hereof.
“Leasing Commissions” shall have the meaning set forth in Section 9.3(a) hereof.
“Leasing Reserve Account” shall have the meaning set forth in Section 9.3(b) hereof.
“Leasing Reserve DY Sweep Cap” shall have the meaning set forth in Section 9.3(b) hereof.
“Leasing Reserve DY Sweep Monthly Deposit” shall have the meaning set forth in Section 9.3(b) hereof.
“Leasing Reserve Funds” shall have the meaning set forth in Section 9.3(c) hereof.
“Leasing Reserve Midterm Sweep Cap” shall have the meaning set forth in Section 9.3(c) hereof.
“Leasing Reserve Midterm Sweep Monthly Deposit” shall have the meaning set forth in Section 9.3(c) hereof.
“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 9.3(c) hereof.

“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Borrower or any Individual Property or any part thereof, or the construction, use, alteration, ownership or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting any Borrower or any Individual Property or any part thereof, including, without limitation, any of which may (i) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting any Borrower or any direct or indirect interest in any Borrower, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“LLC Agreement” shall have the meaning set forth in Section 6.1(b)(ii) hereof.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Bifurcation” shall have the meaning set forth in Section 13.4(f) hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, each Mortgage, the Environmental Indemnity, the Guaranty, each Assignment of Management Agreement, the Deposit Account Control Agreement, the Cash Management Agreement, and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Losses” shall mean, with respect to any Person, any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (other than (a) speculative, punitive, special or exemplary damages or (b) consequential damages in the nature of alleged “lost profits” or “lost opportunities”, in each case with respect to the foregoing clauses (a) and (b) except to the extent that a party seeking indemnification of such amount has paid or is required to pay to a third party such measure of damages), losses (other than diminution in value), costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense) suffered or incurred by such Person in connection with or relating to the Loan, the Property or any other collateral for the Loan; provided, however, Losses shall not include any Losses that arise solely from the gross negligence, illegal acts, fraud or willful misconduct of such Person.
“LTV Ratio” shall have the meaning set forth in Section 8.4(c) hereof.

“Major Lease” shall mean (i) any Lease which, individually or when aggregated with all other leases at an Individual Property with the same Tenant or its Affiliate, either (a) accounts for ten percent (10%) or more of such Individual Property’s rental income, or (b) demises 50,000 square feet or more of such Individual Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of any Individual Property, (iii) any Lease under which the Tenant is an Affiliate of Borrower or Guarantor, (iv) Southern Company Services, (v) 3M or (vi) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) or (ii) above.
“Management Agreement” shall mean individually and/or collectively, as the context may require, with respect to each Individual Property, the Property Management, Leasing and Construction Management Agreement entered into by and between the respective Borrower, Guarantor, Griffin Capital Essential Asset Operating Partnership II L.P., and Manager, pursuant to which Manager is to provide management and other services with respect to an Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Manager” shall mean Griffin Capital Essential Asset Property Management II, LLC, a Delaware limited liability company, or such other entity selected as the manager of any Individual Property in accordance with the terms of this Agreement.
“Master Escrow Agreement” shall mean collectively, (i) that certain Master Escrow Agreement, dated December 22, 2016, by and among Borrower, CREC (Birmingham), LLC and First American Title Insurance Company attached hereto as Exhibit 4.40(a) and (ii) that certain Purchase and Sale Agreement, dated as of December 22, 2016, by and between CREC (Birmingham), LLC, as seller, and Borrower, as purchaser, attached hereto as Exhibit 4.40(b).
“Master Escrow Agreement Direction Letter” shall mean that certain irrevocable direction letter, dated as of the date hereof, from Borrower to First American Title Insurance Company and acknowledged and agreed to by First American Title Insurance Company with respect to the Master Escrow Agreement.
“Material Action” shall mean, as to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.
“Material Adverse Effect” shall mean a material adverse effect on the value, current use or operation of any Individual Property, the business, operations or condition (financial or otherwise) of any Borrower or Guarantor, the security intended to be provided by any Mortgage, the current ability of the Property to generate sufficient cash flow to service the Loan, any Borrower’s ability to pay its obligations when due, or any Borrower’s ability to perform its obligations under the Loan Documents.
“Maturity Date” shall mean the Payment Date occurring in May, 2028.
“Maximum Legal Rate” shall have the meaning set forth in Section 2.4(d) hereof.
“Member” shall have the meaning set forth in Section 6.1(b)(ii) hereof.
“Midterm Monthly Deposit Trigger Date” shall mean the first Payment Date in May, 2023.
“Mold” means any microbial or fungus contamination or infestation in any Individual Property of a type which poses a risk to human health or the environment or adversely affects or impairs, in a material way, the value or marketability of any Individual Property.
“Monthly Payment Amount” shall mean, with respect to each Payment Date, a payment equal to the amount of interest which has accrued during the related Interest Accrual Period computed at the Interest Rate.
“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.
“Morningstar” shall mean Morningstar Credit Ratings, LLC., and its successors in interest.
“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust), Assignment of Leases and Rents and Security Agreement, dated the date hereof, made by each Borrower to or for the benefit of Lender as security for the Loan and encumbering such Borrower’s Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and, and each Mortgage, collectively, shall be referred to herein as the “Mortgages”.
“MSA” means a geographic area designated as a metropolitan statistical area by the United States Office of Management and Budget (or any successor agency).
“Net Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.
“Net Operating Income” at any time means the excess of (i) Operating Income for the period being measured minus (ii) Operating Expenses for such period, in each case, as determined by Lender based on operating statements and rent rolls certified by a duly authorized officer of Borrower.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(b)(vi) hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 13.7 hereof.
“New Non-Consolidation Opinion” shall mean a bankruptcy non-consolidation opinion from the counsel to Borrower that delivered the Non-Consolidation Opinion or other outside counsel to Borrower reasonably acceptable to Lender, in form and substance reasonably satisfactory to Lender and, after a Securitization, the Rating Agencies, and which is required to be delivered subsequent to the Closing Date pursuant to, and in connection with, this Agreement.
“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion dated the date hereof delivered by Polsinelli PC in connection with the Loan.
“Note” shall mean, individually and/or collectively, as the context may require, Note A-1-1, Note A-1-2, Note A-2-1, Note A-2-2 and Note A-2-3.
“Note A-1-1” shall mean that certain Promissory Note A-1-1 of even date herewith in the principal amount of Eighty Million and No/100 Dollars ($80,000,000.00), made by Borrower in favor of BofA, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.
“Note A-1-2” shall mean that certain Promissory Note A-1-2 of even date herewith in the principal amount of Forty-Five Million and No/100 Dollars ($45,000,000.00), made by Borrower in favor of BofA, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.
“Note A-2-1” shall mean that certain Promissory Note A-2-1 of even date herewith in the principal amount of Sixty Million and No/100 Dollars ($60,000,000.00), made by Borrower in favor of KeyBank, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.
“Note A-2-2” shall mean that certain Promissory Note A-2-2 of even date herewith in the principal amount of Forty-Five Million and No/100 Dollars ($45,000,000.00), made by Borrower in favor of KeyBank, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.
“Note A-2-3” shall mean that certain Promissory Note A-2-3 of even date herewith in the principal amount of Twenty Million and No/100 Dollars ($20,000,000.00), made by Borrower in favor of KeyBank, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.
“Obligations” shall have the meaning set forth in Section 18.10(a) hereof.
“OFAC” shall have the meaning set forth in Section 4.38 hereof.
“Open Period Start Date” shall mean the Payment Date occurring in November, 2027.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable by Borrower, computed in accordance with GAAP (or such other method of accounting acceptable to Lender), of whatever kind relating to the operation, maintenance and management of the Properties, including without limitation and without duplication, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Property Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees, administrative, security and general expenses, utilities, operational equipment or other lease payments as approved by Lender, but specifically excluding depreciation and amortization, income taxes, Debt Service, capital expenditures, any item of expense for which reimbursement would be covered under any insurance policy or be paid by a third party, and any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts.
“Operating Income” shall mean, with respect to any period of time, all income, derived from the ownership and operation of the Properties from whatever source, including, but not limited to (a) rental income from all tenants paying rent and in actual physical occupancy and tenant recoveries based upon all Leases (including all subleases) in full force and effect as of the date of calculation (with occupancy by the tenant, its Affiliate or a sublessee of their demised premises pursuant to Leases in full force and effect), whether base rent, additional rent, or escalations, (b) utility, real estate tax or other miscellaneous expense recoveries, common area maintenance, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass‑throughs, and (c) business interruption or rent loss insurance; but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, tax rebates, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment or any other sale, transfer or exchange, proceeds from any financing, capital contributions, interest income from any source other than the escrow accounts, Reserve Accounts (other than funds held in a Reserve Account, or held in escrow by the Escrow Agent (as defined in the Master Escrow Agreement) pursuant to the Master Escrow Agreement, so long as the Master Escrow Agreement is in full force and effect with no defaults thereunder by any party thereto, in each instance, to the extent such funds are held as a result of abated or free rent, for which the applicable amount being held during the period of calculation of Operating Income that is attributable to the rent that would have been so paid shall be included, rather than excluded, from the definition of “Operating Income”) or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or rent loss insurance), Awards, unforfeited tenant security, utility and other similar deposits, any other extraordinary, non-recurring revenues, income from tenants not in physical occupancy (by the tenant, its Affiliate or a sublessee), income from tenants in the form of a lease termination payment, income from tenants in bankruptcy under Leases not assumed in the bankruptcy proceeding, and any disbursements to Borrower from the Reserve Accounts.
“OP Interests” shall have the meaning set forth in Section 7.3(a) hereof.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining each Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.
“Outparcel” shall have the meaning set forth in Section 7.5(a) hereof.
“Participations” shall have the meaning set forth in Section 13.1 hereof.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107‑56, and the related regulations issued thereunder, including temporary regulations.
“Payment Date” shall mean the first (1st) day of each month beginning on June 1, 2018.
“Permitted Debt” shall mean (i) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (a) unsecured, (b) not evidenced by a note, (c) on commercially reasonable terms and conditions, and (d) due not more than ninety (90) days past the date incurred and paid on or prior to such date, and/or (ii) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided, however, the aggregate amount of the indebtedness described in (i) and (ii) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Note. For the avoidance of doubt, obligations incurred in connection with Tenant Improvements for which Borrower is obligated pursuant to a Lease (1) in place as of the Closing Date, or (2) approved by Lender or otherwise entered into in accordance with the terms of this Agreement shall not be deemed indebtedness for the purposes of the definition of Permitted Debt.
“Permitted Encumbrances” shall mean collectively, (i) the Lien and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth as exceptions in the Title Insurance Policy, (iii) Liens, if any, for Property Taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:
(i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;
(ii) demand or time deposits in, unsecured certificates of deposit of, money market deposit accounts of, or bankers’ acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest short-term debt rating category of Fitch, Moody’s or S&P or in the case of any such Rating Agency such lower rating as is the subject of a Rating Agency Confirmation and, if the investment described in this clause has a term in excess of three months, the long-term debt obligations of such depository institution or trust company have been assigned a rating by each Rating Agency at least equal to “AAA” (or the equivalent) by each of the Rating Agencies (or, if not rated by a particular Rating Agency, (a) an equivalent (or higher) rating such as that listed above by at least two Rating Agencies has been assigned to the long-term debt obligations of such depository institution or trust company or (b) such Rating Agency has issued a Rating Agency Confirmation with respect to such investment as a Permitted Investment);
(iii) repurchase agreements or obligations with respect to any security set forth in clause (i) above where such security has a remaining maturity of one (1) year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) set forth in clause (ii) above and which meets the minimum rating requirement for such entity set forth above;
(iv) commercial paper (including both non‑interest‑bearing discount obligations and interest‑bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), so long as the short term obligations of the issuer of such commercial paper are rated in the highest short-term debt rating category of each Rating Agency (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation) and, if such commercial paper has a term in excess of three months, the long-term debt obligations of the issuer of such commercial paper are rated “AAA” (or the equivalent) by each of Fitch (or, if not rated by Fitch, otherwise acceptable to Fitch as confirmed in a Rating Agency Confirmation), Moody’s (or, if not rated by Moody’s, otherwise acceptable to Moody’s as confirmed in a Rating Agency Confirmation) and S&P (or, if not rated by S&P, otherwise acceptable to S&P as confirmed in a Rating Agency Confirmation); provided that the investments described in this clause must (a) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (b) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (c) such investments must not be subject to liquidation prior to their maturity;
(v) guaranteed reinvestment agreements maturing within 365 days or less issued by any bank, insurance company or other corporation the short-term unsecured debt obligations of which are rated in the highest short-term debt rating category of each of Fitch (or such lower rating for which Rating Agency Confirmation is obtained from Fitch), Moody’s (or such lower rating for which Rating Agency Confirmation is obtained from Moody’s) and S&P (or such lower rating for which Rating Agency Confirmation is obtained from S&P) and the long-term unsecured debt obligations of which are rated in the highest long-term category by Fitch (or such lower rating for which Fitch has provided a Rating Agency Confirmation), Moody’s (or such lower rating for which Moody’s has provided a Rating Agency Confirmation) and S&P (or such lower rating for which Rating Agency Confirmation is obtained from S&P);
(vi) money market funds (including those managed or advised by the Certificate Administrator or its affiliates) that maintain a constant asset value and that are rated by Fitch or S&P and by Moody’s in its highest money market fund ratings category;
(vii) an obligation, security or investment that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in above, and is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such obligation, security or investment; and
(viii) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a Rating Agency Confirmation; provided (a) such investment is held for a temporary period pursuant to Section 1.860G‑2(g)(i) of the U.S. Treasury Regulations, (b) such investment is payable by the obligor in U.S. dollars, and (c) that no such instrument shall be a Permitted Investment (1) if such instrument evidences either (A) a right to receive only interest payments or only principal payments with respect to the obligations underlying such instrument or (B) a right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (2) if it may be redeemed at a price below the purchase price or (3) if it is not treated as a “permitted investment” that is a “cash flow investment” under Section 860G(a)(5) of the Internal Revenue Code; and provided, further, that any such instrument shall have a maturity date no later than the date such instrument is required to be used to satisfy the obligations under this Agreement, and, in any event, shall not have a maturity in excess of one (1) year; any such instrument must have a predetermined fixed dollar of principal due at maturity that cannot vary or change; interest on any variable rate instrument shall be tied to a single interest rate index plus a single fixed spread (if any) and move proportionally with that index; and provided, further, that no amount may be invested in investments treated as equity interests for Federal income tax purposes.  For the purpose of this definition, units of investment funds (including money market funds) shall be deemed to mature daily.
“Permitted Public Exit” shall have the meaning set forth in Section 7.3(a) hereof.
“Permitted Transfer” shall have the meaning set forth in Section 7.3(a) hereof.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“PML” shall have the meaning set forth in Section 8.1(a)(v) hereof.
“Policy” and “Policies” shall have the meaning set forth in Section 8.1(b) hereof.
“Prepayment Date” shall have the meaning set forth in Section 2.6(a)(ii) hereof.
“Prescribed Laws” shall mean, collectively, (i) Patriot Act, (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (iv) all other Legal Requirements relating to money laundering or terrorism.
“Prior Loan” shall mean the loan from certain lenders, with KeyBank National Association as administrative agent, to Griffin Capital Essential Asset Operating Partnership II, L.P., as evidenced by that certain Credit Agreement dated as of December 12, 2014, for which each Borrower was obligated as a guarantor thereunder.
“Prohibited Transfer” shall have the meaning set forth in Section 7.2(a) hereof.
“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, to the extent that the same is encumbered by a Mortgage and has not been released therefrom pursuant to the terms hereof.
“Property” shall mean, as the context may require, the Properties or an Individual Property.
“Property Condition Report” shall mean, with respect to an Individual Property a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.
“Property Release” shall have the meaning set forth in Section 2.7 hereof.
“Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.
“Provided Information” shall have the meaning set forth in Section 13.4 hereof.
“Public Sale” shall mean (a) the Transfer in one or a series of transactions, of all of the direct or indirect legal or beneficial interests in Borrower to a Qualified Public Company or (b) the Sale or Pledge in one or a series of transactions, through any direct or indirect owner of a legal or beneficial interest in becomes, or is merged with or into, a Qualified Public Company.
“Qualified Manager” shall mean (a) Manager, (b) any of the property management companies listed on Schedule 3 attached hereto, or (c) a reputable and experienced professional property management organization approved by Lender, which approval shall not have been unreasonably withheld and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that with respect to any Affiliated Manager, Lender has received a New Non‑Consolidation Opinion.
“Qualified Public Company” means an entity whose securities are listed and traded on the New York Stock Exchange, AMEX, or NASDAQ, on the date of the Permitted Public Exit with the resulting shareholder equity having total assets in excess of $500,000,000 and a market capitalization equal to or exceeding $250,000,000 (in each case, exclusive of its interest in, and any direct and indirect liabilities relating to, the Properties) as of the date of the Permitted Public Exit for which the requirements of Section 7.3(a)(vi) hereof have been satisfied, or a wholly-owned subsidiary of any such entity or any majority owned and controlled operating partnership through which such entity conducts all or substantially all of its business.
“Qualified Transferee”  means a transferee that is acceptable to Lender, which determination shall be based upon, inter alia (A) such transferee having (1) a direct or indirect ownership interest in Borrower, which is reasonably satisfactory to Lender, and (2) direct or indirect Control over Borrower, (B)  at least six (6) months before and immediately prior to such Transfer, such transferee having: (1) total assets of at least $400,000,000 and (2) shareholder/partner equity of at least $200,000,000, (C) Lender’s receipt of searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) reasonably required by Lender on such transferee, the results of which must be reasonably acceptable to Lender, (D) such transferee otherwise satisfying Lender’s then current applicable underwriting criteria and requirements, and (E) such transferee being an experienced operator and/or indirect owner of properties similar in location, size, class, use, operation and value as the Property, as reasonably determined by Lender.
“Ratable Share” shall have the meaning set forth in Schedule 20.12 hereof.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Morningstar, Kroll and DBRS or any other nationally‑recognized statistical rating agency (and any successor to any of the foregoing) designated by Lender, provided that each of the foregoing shall be deemed included within the definition of “Rating Agencies” only if such rating agency is rating (or is anticipated by Lender to rate) the Securities.
“Rating Agency Confirmation” shall mean, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event with respect to which such Rating Agency Confirmation is sought will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Securities (if then rated by such Rating Agency); provided that upon receipt of a written acknowledgment or waiver (which may be in electronic form and whether or not specifically identifying the matter or in general, press release form) from a Rating Agency indicating its decision not to review or to waive review of the matter for which Rating Agency Confirmation is sought, or following the failure of a Rating Agency to respond to the request for which Rating Agency Confirmation is sought within the time frames and in the manner prescribed in any pooling or trust and servicing agreement governing the administration of all or any portion of the Loan, the requirement to obtain Rating Agency Confirmation for such matter at such time will be considered not to apply (as if such requirement did not exist for such matter at such time) with respect to such Rating Agency. In the event that, at any given time, no Securities are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Lender.
“REA” shall mean any construction, operation and reciprocal easement agreement or similar agreement (including any separate agreement or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting any Individual Property or portion thereof.
“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarifications and interpretations as have been provided by the United States Securities and Exchange Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or by the staff of the United States Securities and Exchange Commission, or as may be provided by the United States Securities and Exchange Commission or its staff from time to time.
“Reimbursement Contribution” shall have the meaning set forth in Section 18.10(c) hereof.
“REIT Shares” shall have the meaning set forth in Section 7.3(a) hereof.
“Related Loan” shall have the meaning set forth in Section 13.6 hereof.
"Related Party" shall have the meaning set forth in Section 6.5(b) hereto.
“Related Property” shall have the meaning set forth in Section 13.6 hereof.
“Release Amount” shall mean one hundred ten percent (110%) of the Allocated Loan Amount for the applicable Individual Property.
“Release Date” shall have the meaning set forth in Section 2.7(a) hereof.
“Release Property” shall have the meaning set forth in Section 2.7 hereof.
“REMIC Opinion” shall mean, with respect to any proposed matter or transaction, an opinion of counsel acceptable to Lender, in form and substance satisfactory to Lender and, if required in accordance with the terms of the transaction documents relating to a Securitization, the Rating Agencies, that the completion of such matter or transaction will not directly or indirectly result in or cause the REMIC Trust or any of its assets to fail to qualify or maintain its status as a REMIC Trust.
“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code that holds an interest in all or any portion of the Loan.
“Renewal Lease” shall have the meaning set forth in Section 5.13(a) hereof.

“Rent Roll” shall have the meaning set forth in Section 4.25 hereof.
“Rents” shall have the meaning set forth in the related Mortgage with respect to each Individual Property.
“Replaced Property” shall have the meaning set forth in Section 2.10 hereof.
“Replacement Property” shall have the meaning set forth in Section 2.10 hereof.
“Replacement Property Unfunded Obligations” shall mean, with respect to any Lease relating to a Replacement Property, collectively, (a) any free rent that is outstanding, and (b) any tenant improvements, tenant allowances and leasing commissions that are outstanding.
“Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.
“Replacement Reserve DY Sweep Cap” shall have the meaning set forth in Section 9.2(b) hereof.
“Replacement Reserve DY Sweep Monthly Deposit” shall have the meaning set forth in Section 9.2(b) hereof.
“Replacement Reserve Funds” shall have the meaning set forth in Section 9.2(c) hereof.
“Replacement Reserve Midterm Sweep Cap” shall have the meaning set forth in Section 9.2(c) hereof.
“Replacement Reserve Midterm Sweep Monthly Deposit” shall have the meaning set forth in Section 9.2(c) hereof.
“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(c) hereof.
“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.
“Required Approval Lease” shall have the meaning set forth in Section 5.13(a) hereof.
“Required Repair Account” shall have the meaning set forth in Section 9.1(b) hereof.
“Required Repair Funds” shall have the meaning set forth in Section 9.1(b) hereof.
“Required Repairs” shall have the meaning set forth in Section 9.1(a) hereof.
“Required Work” shall have the meaning set forth in Section 9.7 hereof.

“Reserve Accounts” shall mean the Required Repair Account, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Excess Cash Reserve Account, the Leasing Reserve Account, the Unfunded Obligations Reserve Account, or any other escrow account established by the Loan Documents.
“Reserve Funds” shall mean the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Required Repair Funds, the Excess Cash Reserve Funds, the Leasing Reserve Funds, the Unfunded Obligations Reserve Fund, or any other escrow funds established by the Loan Documents.
“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of any Individual Property, the completion of the repair and restoration of such Individual Property to a condition such that such Individual Property shall be at least equal in value to that immediately prior to such Casualty or Condemnation, and as near as possible to the condition such Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restoration Consultant” shall have the meaning set forth in Section 8.4(b)(iii) hereof.
“Restoration Retainage” shall have the meaning set forth in Section 8.4(b)(iv) hereof.
“Restoration Threshold” shall mean an amount equal to five percent (5%) of the Allocated Loan Amount of the applicable Individual Property.
“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.
“Satisfactory Replacement Guarantor” shall mean a replacement guarantor that is acceptable to Lender, which determination shall be based upon, inter alia, (A) such replacement guarantor having (1) a direct or indirect ownership interest in Borrower, which is reasonably satisfactory to Lender, and (2) direct or indirect Control over Borrower, (B) such replacement guarantor having a net worth of no less than $175,000,000.00, (C) Lender’s receipt of searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) reasonably required by Lender on such replacement guarantor, the results of which must be reasonably acceptable to Lender, (D) such replacement guarantor otherwise satisfying Lender’s then current applicable underwriting criteria and requirements, and (E) such replacement guarantor being an experienced operator and/or indirect owner of properties similar in location, size, class, use, operation and value as the Property, as reasonably determined by Lender.
“Securities” shall have the meaning set forth in Section 13.1 hereof.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Liabilities” shall have the meaning set forth in Section 13.5(b) hereof.
“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Southern Company Services” shall mean, individually and/or collectively, as the context may require, (a) Southern Company Services, Inc., an Alabama corporation, together with any Affiliate thereof providing credit support or a guaranty under the Southern Company Services Lease or (ii) any replacement tenant of Southern Company Services, Inc. approved in accordance with the Loan Documents.
“Southern Company Services Cash Sweep Period” shall mean a period (A) commencing upon the first to occur of (i) Southern Company Services being in monetary default under the Southern Company Services Lease beyond applicable notice and cure periods, (ii) Southern Company Services terminating its Lease or vacating or going dark (for the avoidance of doubt, so long as Southern Company Services is not in default under the Southern Company Services Lease, no sublease of the Southern Company Services Space shall constitute “going dark” as long as the rent and other terms and conditions of the sublease are consistent with the then existing applicable market for subleased space and the space is physically being occupied by such subtenant) in fifty percent (50%) or more of the Southern Company Services Space (or if Southern Company Services gives written notice that it intends to terminate its Lease, vacate or go dark in fifty percent (50%) or more of the Southern Company Services Space), (iii) any termination or cancellation of the Southern Company Services Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding), and/or the Southern Company Services Lease failing to otherwise be in full force and effect, and (iv) any bankruptcy or similar insolvency of Southern Company Services or Southern Company Services or its assets becoming subject to any bankruptcy or insolvency proceeding and (B) expiring upon the first to occur of Lender’s receipt of evidence reasonably acceptable to Lender (which such evidence shall include, without limitation, a duly executed estoppel certificate from Southern Company Services in form and substance reasonably acceptable to Lender) of (1) the satisfaction of the Southern Company Services Cure Conditions or (2) in the event the Southern Company Services Sweep Period is solely pursuant to clause (ii) of this definition, Borrower leasing at least eighty-five percent (85%) of the Southern Company Services Space in accordance with the applicable terms and conditions hereof for a period of at least ten (10) years (without any early termination or cancellation options) or such other period of time reasonably acceptable to Lender, with rents under the Lease comparable to existing local market rates for similar properties and with other terms and conditions reasonably acceptable to Lender (including, without limitation, no purchase options or rights of first refusal to purchase the Premises or any portion of the Property), and with replacement Tenant(s) acceptable to Lender in its reasonable discretion, the applicable Tenant(s) under such Lease being in actual, physical occupancy of the space demised under its Lease, paying the full amount of the rent pursuant to the terms thereof (or sufficient funds are on deposit with Lender and allocable pursuant to the terms and conditions of this Agreement to cover all rent abatement under any such replacement Leases) and having unconditionally accepted its leased premises. Notwithstanding the foregoing, a Southern Company Services Cash Sweep Period will be deemed to have been cured at such time as $35.00 per square foot of space in the Southern Company Services Space is on deposit in the Excess Cash Reserve Account (a “Southern Company Services Cash Trap Cap Cure”).
“Southern Company Services Cash Trap Cap Cure” shall have the meaning set forth in the definition of Southern Company Services Cash Sweep Period.

“Southern Company Services Cure Conditions” shall mean each of the following, as applicable (i) Southern Company Services has cured all defaults under the Southern Company Services Lease, (ii) Southern Company Services has revoked or rescinded all termination or cancellation notices with respect to the Southern Company Services Lease and has re‑affirmed the Southern Company Services Lease as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving Southern Company Services and/or the Southern Company Services Lease, Southern Company Services is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the Southern Company Services Lease pursuant to final, non‑appealable order of a court of competent jurisdiction without any alteration of any material terms of the Southern Company Services Lease and (iv) Southern Company Services is paying full, unabated rent under the Southern Company Services Lease (or if rent is abated, Borrower has deposited such amount of abated rent in a reserve with Lender).
“Southern Company Services Lease” shall mean that certain Lease Agreement with Southern Company Services, dated as of March 18, 2016 (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.
“Southern Company Services Space” shall mean that portion of the Individual Property demised to Southern Company Services pursuant to the Southern Company Services Lease.
“Southern Company Services Tenant Improvements” all tenant improvements and related work pursuant to the Southern Company Services Lease.
“Special Member” shall have the meaning set forth in Section 6.1(b)(ii) hereof.
“SPE Component Entity” shall have the meaning set forth in Section 6.1(b)(i) hereof.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc., and its successors in interest.
“Standard Form of Lease” shall have the meaning set forth in Section 5.13(a) hereof.
“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Substitution” shall have the meaning set forth in Section 2.10 hereof.
“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.4 hereof.
“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.4 hereof.

“TC Cap” shall have the meaning set forth in Section 8.1(b) hereof.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property under a Lease or other occupancy agreement with any Borrower, together with its successors and assigns.
“Tenant Direction Letter” shall have the meaning set forth in Section 10.2(a)(i) hereof.
“Tenant Improvements” shall have the meaning set forth in Section 9.3(a) hereof.
“Termination Fee Deposit” shall have the meaning set forth in Section 9.3(b).
“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if the Properties is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the Lien of the Mortgage encumbering such Individual Property.
“Transfer” shall have the meaning set forth in Section 7.1 hereof.
“Transferee” shall have the meaning set forth in Section 7.4 hereof.
“Transferee Principal” shall have the meaning set forth in Section 7.4(d) hereof.
“TRIPRA” shall have the meaning set forth in Section 8.1(b) hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property is located.
“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.
“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter and calculated with respect to the preceding twelve (12) month period, the amount determined by Lender as the excess of (a) the sum of: (i) in-place base rents and expense reimbursements (to the extent such amounts are recurring in nature and properly included as Operating Income) received by Borrower under bona fide Leases at the Properties with Tenants in occupancy, open for business and paying full, unabated rent as of the date of such calculation and actual percentage rents received by Borrower under such Leases; plus (ii) actual amounts received by Borrower from the ownership and operation of the Properties to the extent such amounts are recurring in nature and properly included as Operating Income during such period; plus (iii) to the extent a tenant is subject to rent abatement during the preceding twelve (12) month period and such rent abatement is on deposit with Lender in a reserve account, or on deposit with Escrow Agent (as defined in the Master Escrow Agreement) pursuant to the Master Escrow Agreement, so long as the Master Escrow Agreement is in full force and effect with no defaults thereunder by any party thereto, the proforma rent for a full twelve (12) month period assuming no abatement, over (b) Operating Expenses, in each case adjusted to (i) include (A) an amount for vacancy loss at each Individual Property equal to the greater of (1) a vacancy rate equal to five percent (5%) and (2) the actual vacancy rate at such Individual Property; (B) an amount for management fees equal to the greater of (1) a two and one half of once percent (2.5%) of effective gross income and (2) the management fees actually paid under the Management Agreement, (C) an amount for capital expenditures equal to 1) $0.10 per rentable square foot of the industrial space at the Properties per annum or $0.20 per rentable square foot of the office space at the Properties per annum (regardless of whether deposits to a reserve account for such items is required under this Agreement), and (D) an amount for Tenant Improvements and Leasing Commissions equal to (1) $0.50 per rentable square foot of the industrial space at the Properties per annum or $1.00 per rentable square foot of the office space at the Properties per annum (regardless of whether deposits to a reserve account for such items is required under this Agreement); and (ii) exclude (A) amounts representing non-recurring items and (B) amounts received from (w) any Affiliate of Borrower or Guarantor, (x) any Tenant in default under its Lease or in bankruptcy (unless such Lease has been assumed in the bankruptcy proceeding), (y) Tenants that have given written notice of the intent to terminate or not renew their Lease, if such termination or expiration of the Lease occurs within three (3) months of such date, or (z) tenants that have failed to renew their Lease (I) prior to any lease renewal deadline set forth in their Lease or (II) if no such deadline is set forth in their lease, at least three (3) months prior to the expiration of the term of their Lease. Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.
“Unfunded Obligations” shall mean outstanding obligations of Borrower under a Lease, including, without limitation, any free rent period, tenant improvement obligations, or leasing commissions, thereunder.
“Unfunded Obligations Reserve Account” shall have the meaning set forth in Section 9.5 hereof.
“Unfunded Obligations Reserve Funds” shall have the meaning set forth in Section 9.5 hereof.
“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Open Period Start Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Open Period Start Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.
“Yield Maintenance Lockout Period” shall mean the period commencing on the Closing Date and continuing through and including the last day of the calendar month immediately preceding the Payment Date occurring in June, 2020.
“Zoning Reports” shall mean those certain zoning reports prepared by The Planning and Zoning Resource Company and delivered to Lender in connection with the closing of the Loan.
Section 1.2. Principles of Construction
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
GENERAL TERMS
Section 2.1. The Loan
Subject to and upon the terms and conditions set forth herein, each Lender hereby agrees to make its Ratable Share of the Loan and Borrower hereby agrees to accept the Loan on the Closing Date.
Section 2.2. Disbursement to Borrower
Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.
Section 2.3. The Note, Mortgage and Loan Documents
The Loan shall be evidenced by the Note and this Agreement and secured by the Mortgage and the other Loan Documents.
Section 2.4. Interest Rate
(a) General. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate. Except as otherwise set forth herein or in the other Loan Documents, interest shall be paid in arrears.
(b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at a rate per annum equal to the Default Rate and all references in the Note, this Agreement or the other Loan Documents to the “Interest Rate” shall be deemed to refer to the Default Rate. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (ii) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note, this Agreement and the other Loan Documents to accelerate and to continue to demand payment of the Debt upon the occurrence of and during the continuance of any Event of Default, despite any payment by Borrower to Lender.
(c) Interest Calculation. Interest shall be computed based on the daily rate produced assuming a three hundred sixty (360) day year, multiplied by the actual number of days elapsed during each Interest Accrual Period. Borrower understands and acknowledges that such interest accrual method results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty five (365) day year were used to compute the accrual of interest on the Loan.
(d) Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan (such rate, the “Maximum Legal Rate”). If, by the terms of the Note, this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due on the Loan at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.5. Loan Payments

(a) Payment Before Maturity. On the Closing Date, Borrower shall pay to Lender interest for the Interim Interest Accrual Period and on each Payment Date through and including the Maturity Date, Borrower shall pay to Lender the Monthly Payment Amount.
(b) Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
(c) Application of Payments. Prior to the occurrence of an Event of Default, all monthly payments made as scheduled pursuant to this Agreement and the Note shall be applied first to the payment of interest computed at the Interest Rate, and the balance toward the reduction of the principal amount of the Debt. All voluntary and involuntary prepayments on the Debt shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the outstanding principal amount, and any other sums due and unpaid to the Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity. Following the occurrence of an Event of Default, any payment made on the Debt shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Debt, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.
(d) Method and Place of Payment.
(i) Each payment by Borrower hereunder shall be made to Lender at its offices or at such other place as Lender may designate from time to time in writing.
(ii) All payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M. Charlotte, North Carolina time.
(iii) Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such Payment Date.
(iv) All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.
(v) Remittances in payment of any part of the indebtedness other than in the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.
(e) Late Payment Charge. If any principal, interest or other payment due under the Loan Documents (other than the outstanding principal amount of the Loan due on the Maturity

Date) is not paid by Borrower on or prior to the date the same is due (after taking into account the payment date convention set forth in Section 2.5(d)(iii) hereof) (or such greater period, if any, required by applicable Legal Requirements), Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA and if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), then such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA).
Section 2.6. Loan Prepayments
(a) Voluntary. Except as otherwise expressly permitted under this Agreement, no voluntary prepayments, whether in whole or in part, of the Loan or any other amount at any time due and owing under this Agreement can be made by Borrower or any other Person without the express prior written consent of Lender and Lender shall have no obligation to accept any prepayment except when made in accordance with the terms hereof. Following the Open Period Start Date, Borrower may, at its option and upon giving Lender not less than thirty (30) (and not more than ninety (90)) days prior written notice, prepay the Loan in whole (or in part in accordance with the terms of this Agreement) on any date without payment of any penalty (such notice being revocable by Borrower by notice to Lender not later than two (2) Business Days prior to the scheduled prepayment date provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of prepayment and revocation). Any prepayment received by Lender on a day other than a Payment Date shall include the amount of interest which would have accrued thereon if such prepayment was made on the next Payment Date. Notwithstanding any provisions of this Article 2 to the contrary, following the expiration of the Yield Maintenance Lockout Period, Borrower may prepay the Loan in whole, but not in part, upon the satisfaction of the following conditions:
(i) no Event of Default shall have occurred and be continuing (or Lender, in its sole and absolute discretion, elects to waive such Event of Default solely for purposes of this Section 2.6(a));

(ii) not less than thirty (30) (but not more than ninety (90)) days prior written notice shall be given to Lender specifying a date on which the prepayment shall occur (the “Prepayment Date”). Such notice may be revoked by Borrower by notice to Lender not later than two (2) Business Days prior to the scheduled prepayment date provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of prepayment and revocation;
(iii) the Prepayment Date shall be a Payment Date or any other Business Day provided Borrower pays to Lender, together with the prepayment and any other amounts due hereunder, interest through the end of the Interest Accrual Period in which such prepayment occurs;
(iv) Borrower has paid to Lender all accrued and unpaid interest on the Loan through and including the Prepayment Date together with all other sums due under the Note, this Agreement and the other Loan Documents; and
(v) Borrower has paid to Lender a prepayment premium in an amount equal to Yield Maintenance.
(b) Mandatory. Borrower shall prepay the Loan in an amount equal to all Net Proceeds which, pursuant to the provisions of Section 8.4(c) hereof, Lender elects to retain and apply toward the reduction of the principal amount of the Debt. Any such prepayment shall be held by Lender and applied on the next Payment Date. Borrower shall not be required to pay any prepayment premium or Yield Maintenance in connection with any prepayment made pursuant to this Section 2.6(b).
(c) After Event of Default. If, after the occurrence and during the continuance of an Event of Default, Lender shall accelerate the Debt and Borrower thereafter tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default, such payment shall be deemed an attempt to circumvent the prohibition against prepayment set forth in this Agreement and Borrower shall pay to Lender, in addition to the Debt, or portion thereof then being prepaid or satisfied, (i) the amount of interest which would have accrued thereon through the end of the month in which payment is tendered if such payment is not made on a Payment Date, and (ii) an amount equal to the greater of (A) three percent (3%) of the portion of the principal balance of the Debt, and (B) Yield Maintenance.
Section 2.7. Release of an Individual Property. Following the expiration of the Yield Maintenance Lockout Period, provided that no Event of Default is then continuing, Borrower may cause the release of one or more Individual Properties (each a “Property Release” and the Individual Property that is subject of such release is hereinafter referred to as the “Release Property”) from the Lien of the respective Mortgage to which such Borrower is a party and the other Loan Documents and the release of the Individual Borrower (which owns the applicable Release Property) from all obligations under the Loan Documents (other than those expressly stated to survive), upon the satisfaction of each of the following conditions precedent:
(a) not less than thirty (30) (but not more than ninety (90)) days prior written notice shall be given to Lender identifying the Release Property and specifying a date on which it desires to release such Release Property (the “Release Date”); provided, however, that Borrower shall have the right to cancel or extend (by no more than thirty (30) days) such notice by providing Lender with notice of cancellation or extension not less than ten (10) days prior to the scheduled Release Date, provided that Borrower shall pay all of Lender’s costs and expenses incurred as a result of such cancellation or extension;
(b) all sums due under this Agreement, the Note and under the other Loan Documents up to the Release Date, including, without limitation, all fees, costs and expenses incurred by Lender and its agents in connection with such release (including, without limitation, reasonable out-of-pocket legal fees and actual out-of-pocket expenses for the review and preparation of any release documents and of the other materials described in Section 2.7(d) below and any related documentation, and any servicing fees, Rating Agency fees or other costs related to such release), shall be paid in full on or prior to the Release Date;
(c) Borrower shall prepay the Loan in an amount equal to the Release Amount for such Release Property (together with the payment of the applicable Yield Maintenance Premium on or prior to the Open Period Start Date);
(d) any prepayment received by Lender on a day other than a Payment Date shall include the amount of interest which would have accrued thereon if such prepayment was made on the next Payment Date;
(e) the Release Date shall be a Payment Date or any other Business Day provided Borrower pays to Lender, together with the prepayment and any other amounts due hereunder, interest through the end of the Interest Accrual Period in which such Release Date occurs;
(f) Lender shall have received evidence demonstrating that after giving effect to such Property Release, each remaining Borrower shall remain a “single purpose entity” in accordance with the provisions of Article 6 hereof;
(g) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Release Date, a release of Lien of the applicable Mortgage on the Release Property (and related Loan Documents) or, if elected by Borrower, assignment of the applicable Loan Documents as provided below (and release of all other related Loan Documents) for each Individual Property for execution by Lender. If Borrower elects to have Lender assign any Mortgage, Lender shall reasonably cooperate with Borrower to split and sever the applicable Loan Documents (if required) and take other reasonable steps necessary to assign the applicable Loan Documents as set forth in Section 2.11 hereof, each in form and substance reasonably acceptable to Lender, such that separate notes and mortgages with respect to only the applicable Borrower and the Release Property in the amount of the applicable Allocated Loan Amount for such Release Property is assigned to the new lender, with the remaining Borrowers and Individual Properties released from the assigned portion of the Loan. Each such release or assignment (as applicable) (i) shall be in a form appropriate in the jurisdiction in which the Release Property is located and (ii) shall be reasonably satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with a certificate executed by an authorized officer of Borrower certifying that such documentation

(i) is in compliance with all Legal Requirements, (ii) will not impair or otherwise adversely affect the Liens and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released) and (iii) that the terms and conditions of this Section 2.7 have been satisfied with respect to such release;
(h) After giving effect to such release or assignment (as applicable) (including the amount prepaid in clause (c) above), the Debt Yield for the Individual Properties that remain subject to the Lien of the Mortgage shall not be less than the greater of (i) the Closing Date Debt Yield, and (ii) the Debt Yield for the Individual Properties immediately prior to such release;
(i) Simultaneously with the Property Release, Borrower shall convey fee simple title to the applicable Release Property to a Person other than Borrower or any of its Affiliates pursuant to an arm’s length sale; provided however, if at a Release Property a Tenant has vacated its premises (or provided notice to Borrower of its intent to vacate its premises), has cancelled or terminated its Lease (or has provided notice of its intent to do so), or an event has occurred with respect to the Release Property such that with the passage of time would result in a Material Adverse Effect, the applicable Borrower may remain the owner thereof or such Borrower may convey to an Affiliate of Borrower (and, in either such case, Borrower shall be released from the Loan) and shall not be required to convey pursuant to an arm’s length sale, so long as (i) the Release Amount with respect to such Property Release shall be equal to one hundred twenty percent (120%) of the Allocated Loan Amount for the applicable Individual Property and (ii) the aggregate Allocated Loan Amounts for all Released Properties (whether in one more separate Property Releases) during the term of the Loan shall not exceed $56,250,000.00;
(j) Lender shall have received written certification from Borrower that (A) the requirements set forth in this Section 2.7 have been satisfied and (B) such Property Release shall not have a Material Adverse Effect.
(k) Intentionally omitted;
(l) Borrower shall pay all reasonable third party costs, taxes and expenses incurred with respect to the Property Release including Lender’s reasonable attorney fees and all fees and premiums to be paid to the title company for any escrow services and insurance coverage issued in connection with the Property Release as contemplated by these provisions (including, without limitation, all recording charges, filing fees, taxes or other expenses payable in connection therewith and all costs and expenses, if any, of the Rating Agencies incurred with respect to such release) and Borrower shall reimburse Lender and any servicer for any additional actual out-of-pocket costs and expenses Lender and/or such servicer incur arising from such Property Release (including, without limitation, any splitting and severance of the Notes and/or Mortgage), it being agreed that Borrower shall be responsible for the payment of all such costs and expenses whether or not the proposed release or assignment (as applicable) of such Release Property actually occurs; and
(m) If any portion of the Loan is in a REMIC Trust, in the event that, immediately after giving effect to the release and the prepayment of principal pursuant to this Section 2.7, the

LTV Ratio of the Individual Properties remaining subject to the Lien of the Loan Documents is greater than one hundred twenty-five percent (125%), notwithstanding anything to the contrary in this Agreement or any other Loan Document, the outstanding principal balance of the Loan must be paid down by an amount such that the LTV Ratio is no more than one hundred twenty-five percent (125%).
Section 2.8. Intentionally Omitted
Section 2.9. Intentionally Omitted
Section 2.10. Property Substitutions
(a) Provided no Event of Default is continuing or would result therefrom, at any time following the earlier of (1) the full disposition of the Loan (including all Notes or interests therein) by Lender (disregarding any risk retained bonds held by Lender which are necessary to satisfy credit risk retention requirements) and (2) the second (2nd) anniversary of the Closing Date, or as otherwise consented to by Lender in its reasonable discretion, Borrower shall have the right to substitute (a “Substitution”) one or more Individual Properties (individually, a “Replaced Property” and collectively, the “Replaced Properties”) with one or more replacement properties (each a “Replacement Property”), provided, in the case of each Substitution, the following conditions are satisfied, all as determined by Lender:
(i) Either (i) each Replaced Property must have less than two (2) years remaining on the term of the Lease encumbering such Replaced Property or (ii) the Substitution of such Replaced Property with one or more Replacement Properties must cure a Cash Sweep Period;
(ii) The aggregate Allocated Loan Amounts for all Replaced Properties (whether in one more separate Substitutions) during the term of the Loan shall not exceed $56,250,000.00;
(iii) Borrower shall have given not less than sixty (60) days prior written notice of a Substitution to Lender, which notice shall identify the proposed Replaced Property or Replaced Properties, the proposed Replacement Property or Replacement Properties and the proposed date of the Substitution (which date may be extended provided that Borrower gives Lender reasonable prior written notice thereof). If such Substitution does not occur on such date (as same may have been extended), Borrower shall pay to Lender all reasonable expenses actually incurred by Lender in connection therewith;
(iv) Lender shall have received current Appraisals of the applicable Replacement Property and the applicable Replaced Property, demonstrating that the as-is market value of such Replacement Property is equal to or greater than the as-is market value of such Replaced Property immediately prior to such Substitution;
(v) The Replacement Property must have Net Operating Income equal to or greater than the Net Operating Income of the Replaced Property immediately prior to such Substitution;

(vi) The Replacement Property must be owned in fee (as opposed to the interest of a ground lessee) by a newly formed single-purpose bankruptcy remote entity or acceptable “recycled entity” satisfying the representations, warranties and covenants set forth in Section 6.1 hereof and such new Borrower shall have executed an assumption agreement in form and substance reasonably satisfactory to Lender assuming all obligations of a Borrower under the Loan Documents, and Lender shall have received all documents reasonably requested by Lender relating to the existence of such new Borrower and the due authorization of such new Borrower to assume the obligations of a Borrower and to execute and deliver the documents described in this Section, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the new Borrower, together with all amendments thereto, and certificates of good standing or existence for the new Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;
(vii) The Replacement Property must satisfy Lender’s then current environmental and engineering standards applicable to properties similar to the Replacement Property pursuant to new engineering and environmental reports reasonably acceptable to Lender for such Replacement Property; and, if corrective measures are recommended therein, Borrower shall have deposited into the Required Repair Account one hundred fifteen percent (115%) of the amount required to fund such corrective measures;
(viii) The Replacement Property must be Class A office or industrial property with similar construction qualities and building amenities as the Replaced Property as reasonably determined by Lender;
(ix) Each Lease at the Replacement Property must have an average remaining Lease term of no less than five (5) years;
(x) The Replacement Property must be leased to a Tenant with credit (or whose guarantor under its respective lease has credit) that is better than or equal to the Tenant leasing the Replaced Property;
(xi) The location of the Replacement Property shall be in a top ten (10) MSA, or an MSA equal to or greater than the Replaced Property;
(xii) Lender shall have received a Title Insurance Policy in respect of the Replacement Property, listing only Permitted Encumbrances and such other exceptions as are reasonably acceptable to Lender and Lender shall have received such endorsements to the existing Title Insurance Policies as Lender may reasonably require;
(xiii) Lender shall have received a Rating Agency Confirmation with regard to the Substitution;
(xiv) Borrower shall pay a Substitution service fee equal to one quarter of one percent (0.25%) of the Allocated Loan Amount of the Replaced Property;

(xv) Borrower shall have executed such additional, modified or amended Loan Documents as may be reasonably required by Lender, including, without limitation, the applicable Borrower shall have executed, acknowledged and delivered to Lender a Mortgage with respect to each Replacement Property, and Borrower shall have authorized the filing (and Lender shall file) of applicable Uniform Commercial Code financing statements, in each case with such state-specific modifications as shall be recommended by counsel admitted to practice in such state and selected by Lender;
(xvi) Lender shall have received a survey for the Replacement Property in form and substance consistent with the scope and standards of each survey delivered to Lender at closing and otherwise reasonably acceptable to Lender, showing no encroachments or other issues that are objectionable to Lender;
(xvii) Borrower shall have delivered to Lender opinions of counsel in form and content reasonably acceptable to Lender, including, without limitation, (A) if any portion of the Loan has been Securitized, Lender shall have received from counsel reasonably satisfactory to Lender an opinion that the Substitution does not cause a tax to be imposed on the securitization vehicle or, if the securitization vehicle is a REMIC Trust, an opinion that the Substitution does not cause any portion of the Loan to cease to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, and that the Substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code, (B) a New Non-Consolidation Opinion, and (C) with respect to the enforceability of the Loan Documents delivered in connection with the Replacement Property;
(xviii) The acquisition of the Replacement Property shall not result in the incurrence of any Debt that is not permitted under the terms of this Agreement, the existence of any Liens on Collateral that are not Permitted Encumbrances, or otherwise cause a Default or Event of Default to occur;
(xix) Lender shall have received a current rent roll for the Replacement Property;
(xx) Borrower shall deliver to Lender financial statements and operating statements with respect to the Replacement Property, each certified by an authorized officer of Borrower, in each case for the prior three (3) calendar years, and trailing twelve-month operating statements certified by an authorized officer of Borrower. If Borrower has audited financial statements with respect to the Replacement Property for any period during the prior three (3) calendar years, Borrower shall deliver such audited financials to Lender;
(xxi) Lender shall have received evidence reasonably satisfactory to Lender that the Replacement Property is in compliance with all applicable zoning requirements which evidence shall be in the form of a reasonably acceptable zoning endorsement to the applicable Title Insurance Policy and a zoning report from a third party consultant in form and substance reasonably acceptable to Lender, and Lender shall have received a copy of all material permits for the use and operation of each Replacement Property and the certificate(s) of occupancy, if required and obtainable, for each Replacement Property;

(xxii) Borrower shall have delivered to Lender a certificate from an authorized officer of Borrower certifying that (A) the conditions to such Substitution set forth in this Section 2.10 have been satisfied in full, (B) as of the date of the Substitution, the representations and warranties contained in Article 4 are true and correct with respect to both the applicable Borrower acquiring the Replacement Property and the applicable Replacement Property (and any exceptions to such representations and warranties shall be specified in an exhibit to such officer’s certificate and must be reasonably acceptable to Lender) and (C) such Substitution shall not have a Material Adverse Effect;
(xxiii) Guarantor shall deliver to Lender a ratification of its obligations under the Guaranty and the Environmental Indemnity, in each case confirming that the Replacement Property will thereafter be an Individual Property for all purposes thereunder and that the Substitution does not affect Guarantor’s obligations under the Guaranty and the Environmental Indemnity;
(xxiv) Lender shall have received the then-current Annual Budget with respect to the Replacement Property;
(xxv) Lender shall have received true and complete copies of all Leases and material agreements in respect of such Replacement Property;
(xxvi) Borrower shall have requested estoppel certificates from each tenant at the Replacement Property on the form heretofore agreed by Lender (or on such tenant’s form attached to its Lease if reasonably acceptable to Lender) and shall have delivered to Lender true and complete copies of an estoppel certificate from each Tenant at the Replacement Property, in each case, in a form reasonably satisfactory to Lender;
(xxvii) Lender shall have received certificates of insurance (on ACORD Form 28, where available) demonstrating insurance coverage in respect of the Replacement Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in Section 8.1 hereof;
(xxviii) no Individual Property shall be released if any Lease at any Individual Property that would remain part of the collateral for the Loan grants to the Tenant thereunder a right to lease space at the proposed Replaced Property;
(xxix) no Individual Property shall be released if as a result of such release any Individual Property that remains part of the collateral for the Loan shares a tax lot or is otherwise subject to joint assessment with any real property that is not collateral for the Loan;
(xxx) If Lender reasonably determines that such Substitution would be reasonably likely to adversely affect Lender’s rights, benefits or protections under any Title Insurance Policy with respect to any Individual Property not subject to such Substitution, including, without limitation, the priority of the Mortgage and/or the incurrence of any Liens (other than Permitted Encumbrances) at any Individual Property not subject to such release, and therefore if reasonably requested by Lender, Borrower shall deliver to Lender an endorsement to the applicable Title Insurance Policy (to the extent available in the State where the Replaced Property is located) (i) extending the effective date of such policy to the date of such Substitution; (ii) confirming no change in the priority of the Mortgage on the balance of any applicable Individual Properties (exclusive of the Replaced Property) or in the amount of the insurance or the coverage of any applicable Individual Properties (exclusive of the Replacement Property) under the policy; (iii) showing no Liens or survey exceptions not previously approved by Lender other than the Permitted Encumbrances or such other exceptions as may be entered into in accordance with the terms hereof; and (iv) otherwise in form and substance reasonably acceptable to Lender;
(xxxi) Lender shall have received a certificate reasonably satisfactory to Lender executed by an authorized officer of Borrower in favor of Lender specifying any and all Replacement Property Unfunded Obligations under Leases with respect to the Replacement Property and Borrower shall deposit into the Unfunded Obligations Reserve Account an amount equal to one hundred percent (100%) of the amount of such Replacement Property Unfunded Obligations to the extent such Unfunded Obligations are required under the Lease at the Replacement Property to be completed within the first twelve (12) months of the term of such Lease (provided, however, with respect to any Unfunded Obligations required to be completed after such initial twelve (12) month period, Borrower shall agree to deposit with Lender a reserve for such Unfunded Obligations twelve (12) months prior to when such Unfunded Obligations shall be due), which amount shall be held by Lender as additional collateral for the Loan and disbursed in accordance with Section 9.5 and Borrower shall have reaffirmed its obligation to cause all Replacement Property Unfunded Obligations to be paid and/or performed, as applicable, in accordance with the applicable Lease, Legal Requirements and this Agreement;
(xxxii) Intentionally omitted;
(xxxiii) if any portion of the Loan is in a REMIC Trust, in the event that, immediately after giving effect to the Substitution, the LTV Ratio of the Individual Properties remaining subject to the Lien of the Loan Documents is greater than one hundred twenty-five percent (125%), notwithstanding anything to the contrary in this Agreement or any other Loan Document, the outstanding principal balance of the Loan must be paid down by an amount such that the LTV Ratio is no more than one hundred twenty-five percent (125%);
(xxxiv) Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender; and
(xxxv) Borrower shall pay all of Lender’s costs and expenses (including reasonable legal fees actually incurred and any Rating Agency or servicer fees) in connection with such Substitution.
Section 2.11. Loan Assignment
At the request of Borrower in connection with any full prepayment or repayment of the Loan in accordance with the terms of this Agreement and the other Loan Documents, Lender shall: (i) assign the Mortgage to any new lender in connection with a refinance of the Loan in accordance with the terms of an assignment document prepared by counsel to Borrower and approved by Lender, which assignment documents shall be without representation or warranty by, or recourse to, Lender, provided that Lender shall represent that such assignment document has been duly authorized, executed and delivered and that Lender has not assigned or encumbered the Mortgage, (ii) deliver to or as directed by Borrower the original executed Note and all other original executed notes (or copies thereof if no such original executed note was delivered to Lender in connection with the closing of the Loan) which may have been consolidated, amended and/or restated in connection with the closing of the Loan or, with respect to any note the original of which had been delivered and endorsed to Lender and such original has been lost, destroyed or mutilated, a lost note affidavit (without indemnification) for the benefit of the assignee lender and the title insurance company insuring the Mortgage, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgage as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, (iii) execute and deliver an allonge with respect to the Note and, to the extent endorsed to Lender, any other note(s) as described in the preceding clause (ii) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender owns the Note free of any liens and encumbrances and has the authority to execute and deliver the allonge), (iv) deliver the original executed Mortgage or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance. All reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable attorney’s fees, in connection with the foregoing shall be paid by Borrower.
ARTICLE 3
CONDITIONS PRECEDENT
Section 3.1. Conditions Precedent
The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application for the Loan issued by Lender.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender as of the Closing Date that:
Section 4.1. Organization
Each Borrower (a) has been duly formed and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of its Individual Property, and (d) has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey its Individual Property pursuant to the terms of the Loan Documents, and has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower represents and warrants that the chart attached hereto as Exhibit 4.1 sets forth an accurate listing of the direct and indirect owners of the equity interests in each Borrower and each SPE Component Entity (if any).
Section 4.2. Status of Borrower
Each Borrower’s exact legal name is correctly set forth on Schedule 1 hereto, on the Mortgage encumbering its Individual Property and on any UCC‑1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified in this Agreement. Each Borrower is incorporated in or organized under the laws of the state of Delaware. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Each Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is set forth on Schedule 1 hereto.
Section 4.3. Validity of Documents
Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of each Borrower and constitute the legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 4.4. No Conflicts
The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of any Borrower pursuant to the terms of any agreement or instrument to which any Borrower is a party or by which any of any Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Borrower or any of any Borrower’s properties or assets, in each case which would reasonably be expected to have or does have a Material Adverse Effect, and any consent, approval, authorization, order, registration or qualification of or with any Governmental

Authority required for the execution, delivery and performance by each Borrower of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.
Section 4.5. Litigation
There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Knowledge, threatened in writing against or affecting any Borrower, any Guarantor, Manager or any Individual Property, which actions, suits or proceedings, if determined against any Borrower, any Guarantor, Manager or any Individual Property, in each case would reasonably be expected to have or does have a Material Adverse Effect.
Section 4.6. Agreements
Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have or does have a Material Adverse Effect. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any Borrower or any Individual Property is bound which could reasonably be expected to or does have a Material Adverse Effect. No Borrower has any material financial obligation under any agreement or instrument to which any Borrower is a party or by which any Borrower or any Individual Property is otherwise bound, other than (a) obligations incurred in connection with any Permitted Debt, (b) obligations under the Loan Documents, (c) Permitted Encumbrances, including with respect to the Individual Property occupied by Amazon.com, the obligations under the Community Reinvestment Act Agreement dated October 13, 2008, and the Tax Increment Financing Development Agreement dated October 13, 2008, (d) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to Section 6.1 hereof and/or (e) obligations in connection with equipment leases for equipment used at an Individual Property to the extent otherwise permitted hereunder.
Section 4.7. Solvency
Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. To Borrower’s Knowledge, after giving effect to the Loan, the fair saleable value of the assets of Borrower exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against any Borrower, any Guarantor, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years, and neither any Borrower nor any Guarantor, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. No Borrower, Guarantor, SPE Component Entity (if any) or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and to Borrower’s

Knowledge, there is no Person contemplating the filing of any such petition against any Borrower or Guarantor, any SPE Component Entity (if any) or Affiliated Manager.
Section 4.8. Full and Accurate Disclosure
No statement of fact made by or, to Borrower’s Knowledge, on behalf of Borrower in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. To Borrower’s Knowledge, there is no material fact which has not been disclosed which would reasonably be expected to have or does have a Material Adverse Effect.
Section 4.9. No Plan Assets
Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3‑101. Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA. Transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement. With respect to any multiemployer plan to which Borrower or any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) is or has been obligated to contribute, neither Borrower nor any such entity has incurred any material liability under ERISA Section 515 of ERISA or Title IV of ERISA which is or remains unsatisfied.
Section 4.10. Not a Foreign Person
Borrower is not a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Internal Revenue Code), and if requested by Lender, Borrower will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request related thereto.
Section 4.11. Enforceability
To Borrower’s Knowledge, the Loan Documents are not subject to any right of rescission, set‑off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set‑off, counterclaim or defense with respect thereto. To Borrower’s Knowledge, no Default or Event of Default exists under or with respect to any Loan Document.
Section 4.12. Business Purposes

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 4.13. Compliance
Each Borrower, and except as disclosed in the Property Condition Report, Zoning Report and the Environmental Reports delivered to Lender in connection with the closing of the Loan, each Individual Property and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect, and Borrower has received no written notice of any such default or violation. There has not been committed by any Borrower or, to Borrower’s Knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property, any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
Section 4.14. Financial Information
All information submitted to Lender (including all financial statements, rent rolls, certificates and other documents submitted by or on behalf of Borrower or Guarantor in connection with the Loan or in satisfaction of the terms thereof, and all statements of fact made in this Agreement, or in any other Loan Document) by or on behalf of Borrower and Guarantor (a) are accurate, complete and correct in all material respects, (b) accurately represent, in all material respects, the financial condition of Borrower, and to the extent applicable, Guarantor and/or the Properties as of the date of such reports (as applicable) in all material respects, and (c) to the extent prepared, audited or reviewed by an independent certified public accounting firm, have been prepared, audited or reviewed in accordance with GAAP throughout the periods covered (except as disclosed therein). Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in such financial statements. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would be reasonably likely to have a Material Adverse Effect. Borrower has disclosed to Lender all material facts that could cause any information provided to Lender or any representation or warranty made in any of the Loan Documents concerning Borrower, any SPE Component Entity Guarantor, Manager, or the Properties, to be materially misleading and reasonably likely to have a Material Adverse Effect. All financial information provided to Lender by or on behalf of Borrower, and relating to Borrower, Guarantor, Manager or the Properties, such information accurately and fairly presents in all material respects the respective financial condition of Borrower, Guarantor, Manager or the Properties.
Section 4.15. Condemnation

No Condemnation or other proceeding has been commenced or is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.
Section 4.16. Utilities and Public Access; Parking
Each Individual Property is located on or adjacent to a public road and has access to such road directly, or has access via an irrevocable perpetual easement or right of way permitting ingress and egress to and from a public road. Each Individual Property is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for full utilization of such Individual Property for its intended uses. All public utilities necessary to the full use and enjoyment of each Individual Property as currently used and enjoyed are located either in the public right‑of‑way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. To Borrower’s Knowledge, each Individual Property has, or is served by, parking to the extent required to comply with all Legal Requirements.
Section 4.17. Separate Lots
Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.
Section 4.18. Assessments
To Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.
Section 4.19. Insurance
Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and to Borrower’s Knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 4.20. Use of Property

Each Individual Property is used exclusively for industrial and/or office purposes and other appurtenant and related uses.
Section 4.21. Certificate of Occupancy; Licenses
All certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy required for the legal use, occupancy and operation of each Individual Property for the purpose intended herein, have been obtained and are valid and in full force and effect, except with respect to floors 3, 4, 5, 6, 7, 8 and 9 of the South Building and floors 5 and 6 of the North Building of the Individual Property occupied by Southern Property Services which only have temporary certificates of occupancy and floors 1 and 2 of the South Building and floors 1, 2, 3, 4, 7, 8 and 9 of the North Building of the Individual Property to be occupied by Southern Property Services which are not yet occupied and therefor do not yet have any certificates of occupancy. Borrower shall keep and maintain (or cause to be kept and maintained) all licenses necessary for the operation of each Individual Property for the purpose intended herein. The use being made of each Individual Property is in conformity with the final certificate of occupancy (or compliance, if applicable) and any other permits or licenses issued for such Individual Property.
Section 4.22. Flood Zone
Except as set forth on the Survey, none of the Improvements on any Individual Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.1(a)(iv).
Section 4.23. Physical Condition
Except as set forth in any Property Condition Report, to Borrower’s Knowledge, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (ordinary wear and tear excepted). Except as set forth in any Property Condition Report, there exists no structural or other material defects or damages in any Individual Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
Section 4.24. Boundaries
(a) To Borrower’s Knowledge and in reliance on, and except as otherwise specifically disclosed in, the Survey, none of the Improvements which were included in determining the appraised value of any Individual Property lie outside the boundaries and building restriction lines of such Individual Property to any material extent, and (b) no improvements on adjoining properties encroach upon any Individual Property and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements so as to have a Material Adverse Effect.
Section 4.25. Leases and Rent Roll
Except as set forth in (i) the rent roll for each Individual Property which has been certified by Borrower as true, correct and complete and delivered to Lender in connection with the closing of the Loan (the “Rent Roll”), (ii) any tenant estoppel certificates delivered to Lender on or prior to the Closing Date, or (iii) Schedule 4.25 attached hereto: (a) each Lease is in full force and effect; (b) the premises demised under the Leases have been completed, all alterations or other work required to be performed as of the Closing Date on the part of Borrower has been completed, and the Tenants under the Leases have accepted possession of and are in physical occupancy of all of their respective demised premises; (c) the Tenants under the Leases have commenced the payment of rent under the Leases, to Borrower’s Knowledge, there are no offsets, claims or defenses to the enforcement thereof, and Borrower has no monetary obligations to any Tenant under any Lease; (d) all Rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (e) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and to Borrower’s Knowledge, there is no claim or basis for a claim by the Tenant thereunder for an offset or adjustment to the rent; (f) no Tenant has made any written claim of a material default against the landlord under any Lease which remains outstanding nor, to Borrower’s Knowledge, has Borrower or Manager received, by telephonic, in‑person, e‑mail or other communication, any notice of a material default under any Lease; (g) to Borrower’s Knowledge there is no present material default by the Tenant under any Lease; (h) all security deposits under the Leases have been collected by Borrower; (i) Borrower is the sole owner of the entire landlord’s interest in each Lease; (j) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable Tenant thereunder and there are no agreements with the Tenants under the Leases other than as expressly set forth in the Leases; (k) to Borrower’s Knowledge, no Person has any possessory interest in, or right to occupy, any Individual Property or any portion thereof except under the terms of a Lease; (l) none of the Leases contains any option or offer to purchase or right of first refusal or right of first offer to purchase any Individual Property or any part thereof; (m) neither the Leases nor the Rents have been assigned, pledged or hypothecated except to Lender, and no other Person has any interest therein except the Tenants thereunder; and (n) to Borrower’s Knowledge, no conditions exist or events have occurred which now give any Tenant the right to terminate its Lease or pay reduced Rent pursuant to the provisions of its Lease and/or the REA. Borrower represents that it has heretofore delivered to Lender true, correct and complete copies of all Leases and any and all amendments or modifications thereof.
Section 4.26. Filing and Recording Taxes
All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, any Mortgage, have been paid or will be paid by Borrower.
Section 4.27. Management Agreement

Each Management Agreement is in full force and effect and, to Borrower’s Knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the any Management Agreement are accrued and unpaid.
Section 4.28. Illegal Activity
No portion of any Individual Property has been or will be purchased, improved, equipped or fixtured with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.
Section 4.29. Construction Expenses
All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have been paid in full, except with respect to certain costs and expenses related to work being done in connection with the space demised by the Tenants doing business as Southern Property Services and Amazon.com. To Borrower’s Knowledge, there are no claims for payment for work, labor or materials affecting any Individual Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents, provided that, as set forth in this Section 4.29, there is work being done in connection with the space demised by the Tenants doing business as Southern Property Services and Amazon.com.
Section 4.30. Personal Property
Each Borrower has paid in full for, and is the owner of, all Personal Property (other than Tenants’ property) used in connection with the operation of its Individual Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.
Section 4.31. Taxes
Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. To Borrower’s Knowledge, there is no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
Section 4.32. Title
Each Borrower has good and insurable fee simple to the real property comprising part of its Individual Property and good title to the balance of its Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, would reasonably be expected to have nor does have a Material Adverse Effect. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on applicable Individual Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by the applicable Borrower (including the Leases), all in accordance with the terms hereof, in each case subject only to Permitted Encumbrances. To Borrower’s Knowledge, there are no claims that have been filed for payment for work, labor or materials affecting any Individual Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
Section 4.33. Federal Reserve Regulations
No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.
Section 4.34. Investment Company Act
No Borrower is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 4.35. Reciprocal Easement Agreements
To Borrower’s knowledge, each REA is in full force and effect and neither Borrower nor, to Borrower’s Knowledge, any other party to any REA, is in default thereunder, and to Borrower’s Knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder except as disclosed in writing by Borrower to Lender or in an estoppel letter delivered to Lender in connection with the closing of the Loan; provided however, with respect to associations that might have been formed to administer certain obligations under an REA, to the extent that Borrower has no control over such association, Borrower makes no representation or warranty as to the association continuing to administer such obligations or continuing to be active.
Section 4.36. No Change in Facts or Circumstances; Disclosure
All information submitted by Borrower or its agents to Lender in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would reasonably expected to have or does have a Material Adverse

Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
Section 4.37. Intellectual Property
All trademarks, trade names and service marks necessary to the business of any Borrower as presently conducted or as any Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s Knowledge, uncontested. No Borrower has infringed, is infringing, or has received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s Knowledge, there is no infringement by others of trademarks, trade names and service marks of any Borrower.
Section 4.38. Compliance with Prescribed Laws
None of Borrower or any Person who Controls Borrower currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as a Embargoed Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns a direct or indirect equity interest in Borrower is an Embargoed Person or is Controlled by an Embargoed Person. No Borrower is in any violation of any Prescribed Laws.
Section 4.39. Brokers and Financial Advisors
No Borrower has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured, whose fees shall be paid in full by Borrower on or prior to the date hereof.
Section 4.40. Master Escrow Agreement
Attached hereto as Exhibit 4.40(a) and (b) is a true, correct and complete copy of the Master Escrow Agreement, which has not been assigned, amended, supplemented or otherwise modified in any way. The Master Escrow Agreement is in full force and effect and Borrower is not in default under the Master Escrow Agreement. To Borrower’s knowledge, no other party to the Master Escrow Agreement in default thereunder, nor to Borrower’s knowledge has any event occurred, nor are any circumstances existing that with the giving of notice, or passage of time, or both, would constitute a default by any party to the Master Escrow Agreement thereunder. To Borrower’s knowledge, there are no exiting defenses, offsets, claims or credits by any other party to the Master Escrow Agreement to the enforcement thereof. Borrower has granted a first-priority perfected security interest in its interest in the Master Escrow Agreement pursuant to the applicable Mortgage and Borrower has not otherwise pledged, assigned or collaterally assigned, encumbered, hypothecated or granted any other security interest in the Master Escrow Account to any other Person.
Section 4.41. Survival
Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date hereof and shall as to their accuracy on the date hereof, survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 5
BORROWER COVENANTS
From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
Section 5.1. Existence; Compliance with Requirements
(a)    Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all of its rights, licenses, permits and franchises and comply with all applicable Legal Requirements, including, without limitation, with respect to the Individual Property occupied by Amazon.com, the Borrower’s obligations under the Community Reinvestment Act Agreement dated October 13, 2008, and the Tax Increment Financing Development Agreement dated October 13, 2008. Borrower hereby covenants and agrees not to commit or knowingly permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of each Individual Property.
(b)    Upon notice to Lender (unless otherwise set forth in Section 5.4(b) hereof), Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting any Individual Property, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or such Individual Property is subject and shall not constitute a default thereunder; (iii) neither any Individual Property, any part thereof or interest therein, any of the Tenants, nor any Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non‑compliance with the Legal Requirements shall not impose civil or criminal liability on any Borrower or Lender; and (v) Borrower shall have furnished the security as may be required in the proceeding, or if no such security has been furnished in the proceeding, as may be reasonably requested by Lender (not to exceed one hundred ten percent (110%) of the amount of such lien being contested).
Section 5.2. Maintenance and Use of Property
Borrower shall cause each Individual Property to be maintained in a good and safe and insurable condition and repair (it being acknowledged by Lender that solely with respect to an environmental insurance policy provided by Zurich, the conditions to insurability under such policy for each floor that is still under construction will be phased in on a floor-by-floor basis as construction is completed on each floor), subject to ordinary wear and tear, and in compliance with all applicable Legal Requirements, and shall make such replacements and repairs as Borrower deems necessary to keep the Property in such condition. However, so long as no Event of Default is continuing, Lender shall have no right to require Borrower to make alterations or repairs to the Property. All repairs made by Borrower shall be made in a good and workmanlike manner, shall be equal or better in quality and class to the original work and shall comply with all applicable Legal Requirements and insurance requirements. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.
Section 5.3. Waste
Borrower shall not knowingly commit or suffer any actual physical waste of any Individual Property or make any change in the use of any Individual Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that would reasonably be expected to invalidate or give cause for cancellation of any Policy, or knowingly do or permit to be done thereon anything that is reasonably likely to result in a Material Adverse Effect. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.
Section 5.4. Taxes and Other Charges
(a) Subject to the right to contest provided in Section 5.4(b), Borrower shall pay (or cause to be paid) all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against each Individual Property or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay Property Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.4 hereof. Borrower shall furnish to Lender receipts for the payment of the Property Taxes and the Other Charges at least five (5) days prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Property Taxes in the event such Property Taxes have been paid by Lender pursuant to Section 9.4 hereof). Borrower shall not suffer, and shall, subject to Borrower’s right to contest set forth in Section 5.4(b), promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property (excluding Permitted Encumbrances), and shall promptly pay (or cause to be paid) all utility services provided to each Individual Property. If Borrower shall fail to pay any Property Taxes or Other Charges in accordance with this Section 5.4 and is not contesting or causing a contesting of such Property Taxes or Other Charges in accordance with Section 5.4(b) below, or if there are insufficient funds in the Tax and Insurance Reserve Account to pay any Property Taxes

or Other Charges, Lender shall have the right, but shall not be obligated, to pay such Property Taxes or Other Charges, and Borrower shall repay to Lender, within ten (10) Business Days following written notice, any amount paid by Lender, with interest thereon at the Default Rate from the date of the advance thereof to the date of repayment, and such amount shall constitute a portion of the Debt secured by the Mortgage.
(b) Notwithstanding the foregoing, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Property Taxes or Other Charges, provided that notice is provided to Lender (unless in connection with a contest by Borrower as to Taxes or Other Charges in the ordinary course of business or if such contest is by a Tenant and such Tenant has such right under its Lease), and provided each of the following is satisfied: (i) no Event of Default is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither any Individual Property nor any part thereof or direct or indirect interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Property Taxes or Other Charges from such Individual Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or if no such security has been furnished in the proceeding, Borrower shall furnish such reserve deposits as may be requested by Lender, to ensure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Property Taxes or Other Charges under protest); (vii) failure to pay such Property Taxes or Other Charges will not subject Borrower or Lender to any civil or criminal liability; (viii) such contest is not reasonably expected to have and does not have a Material Adverse Effect; and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.4(b). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
Section 5.5. Litigation
Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Borrower, Guarantor or Individual Property which would reasonably be expected to have or does have a Material Adverse Effect.
Section 5.6. Access to Property
Borrower shall permit agents, representatives and employees of Lender to inspect each Individual Property or any part thereof during normal business hours on Business Days upon reasonable advance notice (which may be given telephonically or by e-mail), subject to the rights of Tenants under their Leases and Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower.
Section 5.7. Notice of Default
Borrower shall promptly advise Lender (a) of any event or condition that would reasonably be expected to have or does have a Material Adverse Effect of which Borrower has Knowledge, and (b) of the occurrence of any Default or Event of Default of which Borrower has Knowledge.
Section 5.8. Cooperate in Legal Proceedings
Borrower shall at Borrower’s expense, cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to have, or does have, a Material Adverse Effect and, in connection therewith, permit Lender, at its election, to participate in any such proceedings, other than those proceedings where Borrower and Lender are adverse parties.
Section 5.9. Performance by Borrower
Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to any Individual Property and any amendments, modifications or changes thereto so as not to cause a Material Adverse Effect (except to the extent waived by the counterparty thereto, provided that such action or failure to act by Borrower does not otherwise require Lender’s consent under the Loan Documents).
Section 5.10. Awards; Insurance Proceeds
Borrower shall cooperate with Lender in obtaining for Lender (to the extent that this Agreement provides for such Awards or Insurance Proceeds to be paid to Lender) the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, the cost of any Restoration Consultant and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Awards or Insurance Proceeds.
Section 5.11. Financial Reporting
(a) Each Borrower shall keep adequate books and records of account in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender), consistently applied and shall furnish to Lender:
(i) quarterly (and prior to a Securitization, if requested by Lender, monthly) rent rolls, prepared and certified by Borrower in the form required by Lender, detailing the names of all Tenants, the portion of Improvements (in terms of square footage) occupied by each Tenant, the base rent, additional rent and any other charges payable under each Lease (including annual store sales required to be reported by Tenant under any Lease), and the term of each Lease, including the commencement and expiration dates and any tenant extension, expansion or renewal options, the extent to which any Tenant is in default under any Lease, within thirty (30) days after the end of each calendar quarter;
(ii) quarterly (and prior to a Securitization, if requested by Lender, monthly), including year‑to‑date, and annual operating statements of each Individual Property, prepared and certified by Borrower consistent with the statements delivered to Lender in connection with the closing of the Loan, detailing the revenues received, the expenses incurred, the net operating income before and after debt service (principal and interest) and capital expenditures and containing such other information as is necessary and sufficient to fairly represent the financial position and results of operation of each Individual Property, as well as a comparison of budgeted revenues and expenses to actual revenues and expenses (together with a detailed explanation of any variance of five percent (5%) or more), within thirty (30) days after the end of each calendar month and forty-five (45) days after the end of each calendar quarter;
(iii) subject to Section 13.6 hereof, an annual (A) balance sheet and profit and loss statement prepared and certified by Borrower, within ninety (90) days after the close of each fiscal year of Borrower and (B) balance sheet, profit and loss statement and cash flows of Guarantor, within ninety (90) days after the close of each fiscal year of Guarantor (or if required by Lender, annual audited financial statements of Guarantor prepared by an Acceptable Accountant with a certification from Borrower that such statements include Borrower);
(iv) an Annual Budget not later than thirty (30) days prior to the commencement of each fiscal year of Borrower, which, during the continuance of a Cash Sweep Period, shall be subject to the approval of Lender, along with any amendments or modifications thereto. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect (A) actual increases in Property Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement and (B) up to five percent (5%) increases in any budgeted line items provided such increases do not exceed a five percent (5%) increase in the Annual Budget in the aggregate. If the Deemed Approval Requirements set forth herein are fully satisfied in connection with Borrower’s request for Lender’s approval of the Annual Budget during any Cash Sweep Period, and Lender thereafter fails to respond, Lender’s approval of the Annual Budget shall be deemed given; and

(v) a quarterly calculation of the Debt Yield for the immediately preceding twelve (12) calendar months as of the last day of such period, prepared and certified by Borrower in the form required by Lender, within thirty (30) days of the end of the quarter.
(b) Upon request from Lender, Borrower shall promptly furnish to Lender:
(i) a property management report for each Individual Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, but no more frequently than quarterly;
(ii) an accounting of all security deposits held in connection with any Lease of any part of any Individual Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and
(iii) a report of all letters of credit provided by any Tenant in connection with any Lease of any part of any Individual Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.
(c) Borrower shall furnish Lender such other additional financial or management information as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Lease pursuant to the terms of such Lease or otherwise in Borrower’s possession), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records; provided however, any delivery of any information relating to a Tenant shall be subject to any confidentiality agreement with such Tenant pursuant to the terms of its Lease.
(d) All items requiring the certification of Borrower pursuant to this Section 5.11(d) shall, except where Borrower is an individual, require a certificate executed by an authorized officer of Borrower or the general partner or managing member of Borrower, as applicable, and shall contain a statement by Borrower as to whether there exists, to Borrower’s knowledge, an Event of Default under the Loan Documents, and if an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
Section 5.12. Estoppel Statement
(a) After reasonable request by either Lender or Borrower, the applicable party shall within ten (10) Business Days furnish the other party with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the rate of interest on the

Loan, (iii) the unpaid principal amount of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) the Maturity Date, (vi) offsets or defenses to the payment of the Debt, if any, and (vii) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided that item (vi) above shall not be included in an estoppel from Lender.
(b) Borrower shall use its commercially reasonable efforts to deliver to Lender, within a reasonable time after request, duly executed estoppel certificates from any one or more Tenants as required by Lender in form and substance as the estoppel certificate attached hereto as Exhibit 5.12 or such other form of estoppel as required by such Tenant’s Lease, provided however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to deliver such certificate from any such Tenant more frequently than one (1) time in any calendar year.
Section 5.13. Leasing Matters
(a) Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) that is not a Major Lease without the prior written consent of Lender; provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to the then effective existing local market rates and terms (taking into account the type and creditworthiness of the tenant, the length of the term including any renewals, and the location and size of the premises covered thereby) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s‑length transaction with a bona fide, independent third party tenant, (iii) does not contain any terms which would reasonably be expected to have or do have a Material Adverse Effect, (iv) is subject and subordinate to the applicable Mortgage and the Tenant thereunder agrees to attorn to Lender and any purchaser at a foreclosure sale, which may be conditioned upon Lender’s obligation to recognize and not disturb such Tenant, (v) does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of any Individual Property, unless subject to a subordination to the Mortgage and such rights are not applicable at the time of a foreclosure sale, (vi) has a base term of (A) more than three (3) years and (B) less than fifteen (15) years including options to renew, (vii) has no rent, credits, free rents or concessions granted thereunder other than those which are reasonable and customary and comparable to existing local market terms,, and (viii) is written on the standard form of lease approved by Lender (the “Standard Form of Lease”) (it being acknowledged by Lender that the form of Lease delivered in connection with the closing of the Loan is approved) with such customary modifications as would not reasonably be expected to have nor does have a Material Adverse Effect. Each Major Lease and all other proposed Leases which do not satisfy the requirements set forth in this subsection (each a “Required Approval Lease”) shall be subject to the prior approval of Lender, which shall not be unreasonably withheld, conditioned or delayed; provided however, to the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section 5.13(a) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with

Borrower’s certification that it has satisfied all of the conditions of this Section. Borrower shall pay the actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) associated with Lender or its counsel’s review of any Lease for which Lender’s consent may be required under this Section 5.13.
(b) Borrower shall (i) use commercially reasonable efforts to observe and perform all the obligations imposed upon the landlord under the Leases in all material respects and shall not do or permit to be done anything to result in a Material Adverse Effect; (ii) promptly send copies to Lender of all written notices of material default which Borrower shall send or receive thereunder; (iii) use commercially reasonable efforts to enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) not collect any Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) hold all security deposits in accordance with the terms of the applicable Lease and Legal Requirements; (vi) not execute any assignment of the landlord’s interest in any of the Leases or the Rents except as contemplated by the Loan Documents; and (vi) not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed; provided however, to the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section 5.13(b) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.
(c) Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of or terminate, reduce Rents or accept a surrender of space under, or shorten the term of, any Lease which is not a Major Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that (i) such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) is not reasonably expected to have and does not have a Material Adverse Effect, (ii) such action is in the normal course of business and in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which applicable Individual Property is located, and (iii) such amendment, modification, waiver, termination, rent reduction, space surrender or term shortening, is otherwise in compliance with the requirements of this Section 5.13 and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in monetary default beyond applicable notice and grace periods shall not be considered an action which has a Material Adverse Effect. Borrower may terminate a Major Lease with a tenant who is in default beyond applicable notice and grace periods without the prior written notice or approval of Lender provided no Cash Sweep Period is continuing. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior written approval of Lender (not to be unreasonably withheld or delayed) (each, a “Lease Modification”), at Borrower’s expense; provided however, to the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section 5.13(c) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested, except that, under no circumstances shall Lender’s approval be deemed to apply to the cancellation or termination of a Lease, the reduction of Rents (unless such reduction is in connection with an extension of the Lease consistent with market conditions), the acceptance of a surrender of space, the shortening of the term of a Lease or a modification of a Lease that is not commercially reasonable. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.
(d) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease; provided however, to the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section 5.13(d) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested, except that, under no circumstances shall Lender’s approval be deemed to apply to the cancellation or termination of a Lease, the reduction of Rents (unless such reduction is in connection with an extension of the Lease consistent with market conditions), the acceptance of a surrender of space, the shortening of the term of a Lease or a modification of a Lease that is not commercially reasonable.
(a) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Lease during a Cash Sweep Period.
(b) The Lender or its Servicer shall not charge an amount greater than $7,500 in connection with any Lease approval or greater than $2,500 with respect to a requested subordination non-disturbance agreement (in both instances, including reasonable fees and disbursements of Lender’s outside counsel). The request for Lender to execute a subordination non-disturbance agreement shall not give Lender a right of approval of the Lease that it does not otherwise have hereunder.
Section 5.14. Property Management
(a) Borrower shall use commercially reasonable efforts to (i)  diligently perform and observe, in all material respects, all of the terms, covenants and conditions required to be performed and observed by it under the Management Agreement and use commercially reasonable efforts to do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any written notice of default received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of any Individual Property; (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement in a commercially reasonable manner.

(b) If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) an Event of Default has occurred and is continuing; (iii) a default has occurred and is continuing beyond any applicable cure period under the Management Agreement, or (iv) Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, Borrower shall, at the request of Lender, terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Qualified Manager on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.
(c) Manager may enter into sub-management agreements (and may modify and terminate each such agreement) at each Individual Property without notice to Lender or Lender approval so long as no Individual Borrower is a party to any such sub-management agreement and all obligations thereunder are solely between Manager and such sub-manager.
(d) Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed) except as provided in the Management Agreement in the event of a default by the Manager thereunder: (i) surrender, terminate or cancel, or consent to the surrender, termination or cancellation of, the Management Agreement or replace Manager or enter into any other management agreement with respect to any Individual Property; (ii) consent to the assignment by Manager of its interest under the Management Agreement except to a Qualified Manager; (iii) reduce or consent to the reduction of the term of the Management Agreement; (iv) increase in any material respect, or consent to the increase of the amount of any management fees under the Management Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of the terms and conditions under, the Management Agreement in any material respect. In the event that Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be deemed to be a Qualified Manager. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section 5.14(d) (other than a request under clause (ii) or clause (iv) hereof (if such increase shall exceed 3.0% of effective gross income)) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.
Section 5.15. Liens
Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances provided, that for the avoidance of doubt, any Tenant at an Individual Property shall have the right to permit Liens on such Tenant’s merchandise, trade fixtures, furnishings, equipment and items of personal property in connection with the financing of such merchandise, trade fixtures, furnishings, equipment and items of personal property by Tenant. Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, any involuntary Lien affecting the Property, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder; (iii) neither the Property, any part thereof or interest therein, any of the Tenants or occupants thereof, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) Borrower shall have bonded-off such Lien or insured over such Lien with title insurance; (v) Borrower shall furnish such security as may be required in the proceeding, or if no such security has been furnished in the proceeding, Borrower shall furnish such reserve deposits as may be requested by Lender (not to exceed 110% of the amount being protested), to ensure the payment necessary to remove and release any such Lien, together with all interest and penalties thereon (unless Borrower has paid such amounts under protest); (vi) failure to pay such amounts will not subject Borrower or Lender to any civil or criminal liability; (vii) such contest is not reasonably expected to have and does not have a Material Adverse Effect; and (viii) Borrower shall, upon request by Lender, give Lender prompt written notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 5.15. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
Section 5.16. Debt Cancellation
Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith or in accordance with the terms of such Leases) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 5.17. Zoning
Borrower shall not (i) initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or (ii) use or knowingly permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.18. ERISA
(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non‑exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3‑101(b)(2);
(B) Less than twenty‑five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3‑101(f)(2); or
(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3‑101(c) or (e).
Section 5.19. No Joint Assessment
Borrower shall not suffer, permit or initiate the joint assessment of the real property comprising any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property.
Section 5.20. Reciprocal Easement Agreements
Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to each REA to comply with all of the material economic terms and conditions contained in each REA.
Section 5.21. Alterations
Other than any alterations or Improvements in connection with or as a result of tenant improvements (whether by Tenant or by Borrower) or other landlord obligations under Leases in place as of the Closing Date (including those items set forth in Schedule 4.25 hereof) or otherwise entered into in accordance with the terms of this Agreement, Lender’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with any alterations to any Improvements, exclusive of alterations undertaken as part of a Restoration in accordance with the terms of this Agreement, (a) that are reasonably expected to have or does have a Material Adverse Effect on any Individual Property, (b) that are structural in nature or have a material adverse effect on any utility or HVAC system contained in the Improvements or impact a material portion of the exterior of any building constituting a part of any of the Improvements, or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash,

(ii) direct non‑callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, or (iii) a letter of credit acceptable to Lender in its sole and absolute discretion. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. If the Deemed Approval Requirements set forth herein are fully satisfied in connection with Borrower’s request for Lender’s approval with respect to a matter pursuant to this Section 5.21, Lender’s approval shall be deemed given with respect to such matter. For the avoidance of doubt, Lender’s consent shall not be required in connection with completion of the Southern Company Services Tenant Improvements in accordance with the Southern Company Services Lease.
Section 5.22. Agreements
During the term of the Loan: (a) each Borrower shall fulfill and perform each and every material term, covenant and provision of the Agreements to be fulfilled or performed by such Borrower thereunder, if any, in a commercially reasonable manner; (b) Borrower shall, in the manner provided for in this Agreement, give prompt notice to Lender of any material written default notice received by any Borrower under any of the Agreements, together with a complete copy of any such notice; (c) Borrower shall use commercially reasonable efforts to enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of the Agreements to be performed or observed, if any, by the other parties thereto in a commercially reasonable manner; and (d) Borrower shall not terminate or amend any of the terms or provisions of any of the Agreements, except as may be permitted pursuant to the terms of the Agreements and done in the ordinary course of business or as may be commercially reasonable in Borrower’s ordinary course of business, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. If the Deemed Approval Requirements set forth herein are fully satisfied in connection with Borrower’s request for Lender’s approval with respect to a matter pursuant to this Section 5.22, Lender’s approval shall be deemed given with respect to such matter.
Section 5.23. Compliance with Prescribed Laws
Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower, or (b) fail to provide documentary and other evidence of any Borrower’s identity as may be requested by any Lender at any time to enable any Lender to verify any Borrower’s identity or to comply with Prescribed Laws. In addition, each Borrower hereby agrees to provide to Lender any additional information with respect to any Borrower that Lender deems necessary from time to time in order to ensure compliance with Prescribed Laws.
Section 5.24. Master Escrow Agreement

During the term of the Loan: (a) Borrower shall fulfill and perform each and every term, covenant and provision of the Master Escrow Agreement to be fulfilled or performed by Borrower thereunder, if any (b) Borrower shall, in the manner provided for in this Agreement, (i) give prompt notice to Lender upon Borrower obtaining knowledge of any material default under the Master Escrow Agreement by any party thereto, together with a complete copy of any default notice received or sent by Borrower, if any and (ii) forward Lender a copy of any written notice delivered pursuant to or in connection with the Master Escrow Agreement; (c) Borrower shall use commercially reasonable efforts to enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of the Master Escrow Agreement to be performed or observed, if any, by the other parties thereto in a commercially reasonable manner; and (d) Borrower shall not terminate or amend any of the terms or provisions of any of the Master Escrow Agreement without the prior written consent of Lender. Other than Borrower’s security interest in favor of Lender in the Master Escrow Agreement, Borrower shall not pledge, assign, collaterally assign, encumber, hypothecate or grant any other security interest in the Master Escrow Account to any other Person. Borrower will maintain the security interest in the Master Escrow agreement created by the Mortgage as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Master Escrow Agreement against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement, the Mortgage and the Master Escrow Agreement Direction Letter and of the rights and powers granted herein and therein.
ARTICLE 6
ENTITY COVENANTS
Section 6.1. Single Purpose Entity/Separateness. Each Borrower represents and warrants and covenants that while the Debt is outstanding, each Borrower will not:
(i) engage in any business or activity other than the ownership, operation and maintenance of its Individual Property, and activities incidental thereto;
(ii) acquire or own any assets other than (A) its Individual Property, and (B) such incidental Personal Property as may be necessary for the ownership and operation of such Individual Property;
(iii) unless in connection with a Permitted Transfer (as defined in and in accordance with the terms of this Agreement) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(iv) (A) fail to observe all organizational formalities necessary to maintain its separate existence, or fail to preserve its existence as an entity validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the Special Purpose Provisions of its organizational documents (as defined therein), in each case without the prior written consent of Lender and unless a Rating Agency Confirmation is received;
(v) own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in the applicable Borrower);
(vi) except as contemplated by the Loan Documents with respect to co‑borrowers under the Loan, commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts except for the Manager (including any officers thereof, notwithstanding that such officers may also be officers of another Person) in its capacity as agent of any Borrowers;
(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt and Permitted Debt;
(viii) fail to maintain its records, books of account, bank accounts (other than in accordance with the terms of this Agreement with respect to co-borrowers under the Loan), financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that each Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of each Borrower from such Affiliate and that each Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, other than with respect to co-borrowers under the Loan, and (B) each Borrower’s assets, liabilities and net worth shall also be listed on such Borrower’s own separate balance sheet;
(ix) except for capital contributions or capital distributions permitted under the terms and conditions of the each Borrower’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of such Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s‑length basis with unaffiliated third parties;
(x) maintain its assets in such a manner that it will be unreasonably costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xi) except as contemplated by the Loan Documents with respect to co‑borrowers under the Loan, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person;

(xii) make any loans or advances to any Person, or own any stock or securities of, any Person, or buy or hold evidence of indebtedness issued by any other Person;
(xiii) fail to (A) file its own tax returns separate from those of any other Person, except to the extent that (x) such Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements (except as contested and resolved in good faith in accordance with applicable Legal Requirements and in accordance with this Agreement), or (y) it is allowed to file consolidated tax returns, in which case such Borrower may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return and (B) pay its share of any taxes required to be paid under applicable Legal Requirements; provided, however, that no Borrower shall have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of any Borrower;
(xiv) fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name (except for services rendered under an arm’s length business management services agreement with an Affiliate that complies with the provisions of this Agreement, so long as such Borrower requires that such Affiliate expressly indicate in written communications on behalf of such Borrower that it is acting on behalf of such Borrower) or (C) correct any known misunderstanding regarding its separate identity;
(xv) fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any Borrower’s members, partners or shareholders to make additional capital contributions to any Borrower;
(xvi) without the unanimous written consent of all of its partners or members, as applicable, and the written consent of all directors or managers of such Borrower or each SPE Component Entity, as applicable, including, without limitation, each Independent Director, take any Material Action;
(xvii) fail to fairly and reasonably allocate shared expenses other than de minimis expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;
(xviii) fail to intend to remain solvent or, except as contemplated by the Loan Documents with respect to co‑borrowers under the Loan, pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds; provided, however, that the foregoing shall not require any Borrower’s members, partners or shareholders to make additional capital contributions to such Borrower;
(xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xx)     violate or cause to be violated the assumptions made with respect to any Borrower and its principals in the Non-Consolidation Opinion or following the date of the issuance of any New Non-Consolidation Opinion, violate or cause to be violated the assumptions contained therein;
(xxi) fail to maintain a sufficient number of employees in light of its contemplated business operations;
(xxii) fail to maintain and use separate stationery, invoices and checks bearing its own name;
(xxiii) have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents and with respect to co‑borrowers under the Loan;
(xxiv) identify itself as a department or division of any other Person; or
(xxv) identify itself as a department or division of any other Person, although from a marketing standpoint, the Property may be disclosed as being associated with Griffin Capital LLC, and Manager may promote its services related to the Property using service marks or email signature blocks with the name of Griffin Capital LLC or its Affiliates; provided, however, that to the extent Manager acts on behalf of a Borrower in a formal written communication (eg, constituting formal notice thereunder) or in execution of a Lease or agreement, such Borrower will require that Manager expressly indicate that it is acting on behalf of such Borrower or alternatively such agreement or communication shall be in the actual name of the Borrower.
(b) (i) If any Borrower is a partnership or limited liability company (other than a single-member Delaware limited liability company formed under the Act which complies with the requirements of subsection (b)(ii) below), each general partner in the case of a partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of such Borrower, as applicable, shall be a corporation or a limited liability company whose sole asset is its interest in such Borrower, provided that if such SPE Component Entity is a limited liability company (other than a single-member Delaware limited liability company), each of its managing members shall also be an SPE Component Entity. Each SPE Component Entity (A) will at all times comply with each of the covenants, terms and provisions contained in Sections 6.1(a)(iii) through (vi) and (viii) through (xxiv) inclusive, as well as the requirements of clause (ii) below if such SPE Component Entity is a single member limited liability company formed under the Act, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (B) will not engage in any business or activity other than owning an interest in such Borrower; (C) will not acquire or own any assets other than its partnership, membership, or other equity interest in such Borrower; (D) will not own any subsidiary, or make any investment in any Person other than its investment in such Borrower; (E) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) and (F) will cause the applicable Borrower to comply with the provisions of this Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation or limited liability company agreement, as applicable, are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent any Borrower is a single member Delaware limited liability company, so long as such Borrower maintains such formation status and complies with the requirements set forth in subsections (ii) and (iii) below, the SPE Component Entity requirement as set forth in this section shall not be applicable.
(i) In the event any Borrower or any SPE Component Entity is a single member limited liability company formed under the Act (as applicable, the “Company”), the limited liability company agreement of the Company (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the sole member of the Company (“Member”) to cease to be the member of the Company (other than (1) upon an assignment by Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of the Company in accordance with the terms of the Loan Documents and the LLC Agreement), the personal representative of Member shall, within ninety (90) days, agree in writing to continue the existence of the Company and to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that caused the Member to cease to be a member of the Company, and any person acting as Independent Director of the Company and executing the LLC Agreement (“Special Member”) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of the Company, automatically be admitted to the Company and shall continue the existence of the Company without dissolution, and (B) Special Member may not resign from the Company or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to the Company as Special Member in accordance with the requirements of the Act and (2) after giving effect to such resignation, such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member, (w) Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the assets of the Company, (x) pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (y) Special Member, in its capacity as Special Member, may not bind the Company, and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. Prior to its admission to the Company as Special Member, Special Member shall not be a member of the Company, but the Special Member may serve as an Independent Director of the Company. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of the Company and upon the occurrence of such an event, the existence of the Company shall continue without dissolution. The LLC Agreement shall also provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve the Company upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of the Company.
(c) The organizational documents of Borrower and each SPE Component Entity shall provide an express acknowledgment that Lender is an intended third‑party beneficiary of the “special purpose” provisions of such organizational documents.
Section 6.2. Change of Name, Identity or Structure
Borrower shall not change or permit to be changed (a) any Borrower’s name, (b) any Borrower’s identity (including its trade name or names), (c) any Borrower’s principal place of business set forth on the first page of this Agreement, (d) other than with respect to Permitted Transfers, the corporate, partnership or other organizational structure of any Borrower, any SPE Component Entity (if any), or Guarantor, (e) any Borrower’s state of organization, or (f) any Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in any Borrower’s structure or state of organization, without first obtaining the prior written consent of Lender. At the request of Lender, each Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which such Borrower intends to operate the Property, and representing and warranting that such Borrower does business under no other trade name with respect to the Property. If any Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to any Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.
Section 6.3. Business and Operations
Each Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, management and operation of its Individual Property.
Section 6.4. Independent Director
The organizational documents of each Borrower (where such Borrower is a corporation or a single member limited liability company formed under the Act) or SPE Component Entity, as applicable, shall include the following provisions: (a) at all times there shall be, and each Borrower or SPE Component Entity, as applicable, shall cause there to be, at least two Independent Directors; (b) the board of directors or managers of each Borrower or SPE Component Entity, as applicable, shall not take any Material Action which, under the terms of any certificate of incorporation, by‑laws, voting trust agreement with respect to any common stock, articles of organization or operating agreement requires unanimous vote of the board of directors or managers of such Borrower or SPE Component Entity, as applicable, unless at the time of such action there shall be at least two (2) members of the board of directors or managers who are Independent Directors; (c) each Borrower or SPE

Component Entity, as applicable, shall not, without the unanimous written consent of its board of directors or managers, including the Independent Directors, on behalf of itself or any Borrower, as the case may be, take any Material Action, and when voting with respect to such matters, the Independent Directors shall, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, consider only the interests of such Borrower and the SPE Component Entity (including their respective creditors), and except for its duties to such Borrower and the SPE Component Entity with respect to voting on matters as set forth immediately above (which duties shall extend to the constituent equity owners of such Borrower and the SPE Component Entity solely to the extent of their respective economic interests in such Borrower or the SPE Component Entity but shall exclude (i) all other interests of such constituent equity owners, (ii) the interests of other affiliates of such Borrower or the SPE Component Entity, and (iii) the interests of any group of affiliates of which such Borrower and the SPE Component Entity are a part), the Independent Directors shall not have any fiduciary duties to such constituent equity owners, any officer or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; and (d) no Independent Director of any Borrower or SPE Component Entity may be removed or replaced other than as a result of an Independent Director Event, and any such removal or replacement shall not occur unless such Borrower or SPE Component Entity provides Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; provided, however, no resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment.
Section 6.5. Backwards and Underwriting Representations
(a) Each Borrower hereby represents that it:
(i) (A) is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business, (B) has not engaged in any business or activity other than the ownership, operation and maintenance of its Individual Property, and activities incidental thereto or acquired or owned any assets other than (1) its Individual Property and (2) such incidental Personal Property as may be necessary for the ownership and operation of such Individual Property;
(ii) has no judgments or liens of any nature against it or its Individual Property except for tax liens not yet due;
(iii) except as set forth in the Property Condition Report, Zoning Report and the Environmental Reports, is in compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(iv) other than a protest or contest of real estate taxes assessed against its Individual Property and otherwise in accordance with the terms of this Agreement, is not involved in any dispute with any taxing authority;
(v) has paid all taxes which it owes unless being contested in accordance with Legal Requirements and the terms of this Agreement;
(vi) has never owned any real property other than its Individual Property set forth opposite its name on Schedule 2 hereto that is, inter alia, the subject of the current transaction and personal property necessary or incidental to its ownership or operation of its Individual Property and has never engaged in any business other than the ownership and operation of its Individual Property;
(vii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;
(viii) has provided Lender with complete financial statements that reflect an accurate view of the entity's financial condition;
(ix) has no material contingent or actual obligations not related to its Individual Property;
(x) has not owned any subsidiary, or made any investment in, any Person (other than, with respect to any SPE Component Entity, in the applicable Borrower);
(xi)    has not incurred any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the obligations under the Prior Loan;
(xii) has not, except for capital contributions or capital distributions permitted under the terms and conditions of the each Borrower’s organizational documents and properly reflected on its books and records, entered into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of such Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s‑length basis with unaffiliated third parties;
(xiii) has not other than in connection with the Prior Loan, assumed or guaranteed the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person;
(xiv) has not made any loans or advances to any Person, or own any stock or securities of, any Person, or bought or held evidence of indebtedness issued by any other Person;
(xv) other than as to the Prior Loan, has not acquired obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xvi) has not violated or caused to be violated the assumptions made with respect to any Borrower and its principals in the Non-Consolidation Opinion;
(xvii) has not, other than as to the Prior Loan, had any of its obligations guaranteed by an Affiliate.
(b) Each Borrower hereby represents from the date of such entity’s formation to the date of this Agreement that it:
(i) has not entered into any contract or agreement that is still outstanding following the Closing Date with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;
(ii) has paid all of its debts and liabilities that are not currently outstanding from its assets;
(iii) has not failed to observe all organizational formalities necessary to maintain its separate existence, or failed to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation;
(iv) has not failed to maintain its records, books of account, bank accounts, accounting records and other entity documents separate and apart from those of any other Person, other than in connection with the Prior Loan; except that each Borrower’s financial position, assets, liabilities, net worth and operating results may have been included in the consolidated financial statements of an Affiliate, and no notation was made on such consolidated financial statements indicating the separate identity of each Borrower from such Affiliate; provided however, each Borrower’s assets, liabilities and net worth have been listed on such Borrower’s own separate balance sheet;
(v) other than with respect to the Prior Loan, has not had its assets listed as assets on the financial statement of any other Person unless (A) financial statements of such other Person contained an appropriate notation indicating the separateness of Borrower from such Person and indicating that Borrower’s assets and credit were not available to satisfy the debts and other obligations of such Person and (B) such assets were also listed on the Borrower’s own balance sheet;
(vi) has not failed to (A) file its own tax returns separate from those of any other Person, except to the extent that such Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements, and (B) pay any taxes required to be paid under applicable Legal Requirements (except as contested and resolved in good faith in accordance with applicable Legal Requirements);

(vii) has not failed to (A) hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate or Related Party), (B) conduct its business solely in its own name; provided however, there may have been some correspondence from time to time that was unintentionally drafted on letterhead of an Affiliate or of Griffin Capital Corporation or Griffin Capital Company rather than such Borrower, but such correspondence was limited in scope and frequency; (C) hold all of its assets in its own name, or (D) correct any known misunderstanding regarding its separate identity;
(viii) has not identified itself as a department or division of any other Person, although from a marketing standpoint, the Property may be disclosed as being associated with Griffin Capital LLC., and Manager may promote its services related to the Property using service marks or email signature blocks with the name of Griffin Capital LLC or its Affiliates; provided, however, that to the extent Manager has acted on behalf of a Borrower in a formal written communication (eg, constituting formal notice thereunder) or in execution of a Lease or agreement, such Borrower required that Manager expressly indicated that it has been acting on behalf of such Borrower or alternatively such agreement or communication shall be in the actual name of the Borrower;
(ix) has not failed to maintain and use separate stationery, invoices and checks bearing its own name; provided however, there may have been some correspondence from time to time that was unintentionally drafted on letterhead of an Affiliate or Griffin Capital Corporation or Griffin Capital Company rather than such Borrower, but such correspondence was limited in scope and frequency;
(x) has not commingled its assets with the assets of any other Person;
(xi) has not guaranteed or become obligated for the debts of any other Person that are still outstanding following the Closing Date;
(xii) has not failed to fairly and reasonably allocate shared expenses other than de minimis expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;
(xiii) has not pledged its assets to secure the obligations of any other Person that are still outstanding;
(xiv) has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;
(xv) has not merged into or consolidated with any Person, or dissolved, terminated, liquidated in whole or in part, or otherwise disposed of all or substantially all of its assets or changed its legal structure;
(xvi) has not incurred any Indebtedness that is still outstanding following the Closing Date other than Permitted Indebtedness;

(xvii) has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan); and
(xviii) has materially complied at all times with the single purpose entity covenants set forth in its organizational documents from time to time.
ARTICLE 7
NO SALE OR ENCUMBRANCE
Section 7.1. Transfer Definitions
For purposes of this Article 7 “Restricted Party” shall mean each Borrower, Guarantor, each SPE Component Entity (if any), any Affiliated Manager, or any shareholder, partner, member or non‑member manager, or any direct or indirect legal or beneficial owner of Borrower, Guarantor, any SPE Component Entity (if any), any Affiliated Manager or any non‑member manager, other than a natural person; and a “Transfer” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
Section 7.2. No Sale/Encumbrance
(a) Borrower shall not, without the prior written consent of Lender, cause or permit a Transfer of any Individual Property or any part thereof or any legal or beneficial interest therein nor permit a Transfer of an interest in any Restricted Party, nor otherwise permit a dissolution of a Restricted Party, other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13 or as otherwise expressly permitted in accordance with the terms of this Agreement (in each case, a “Prohibited Transfer”).
(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell any Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited, general or limited liability partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non‑member manager (or if no managing member, any member) or the Transfer of the membership interest of any member or any profits or proceeds relating to such membership interest or the creation or issuance of new membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.14.
Section 7.3. Permitted Transfers
(a) Subject to the conditions set forth in Section 7.3(b) below, but notwithstanding anything else contained in the Loan Documents to the contrary, the following Transfers of legal or beneficial equity interests shall not be deemed to be a Prohibited Transfer and shall not require the consent of Lender or compliance with the provisions of Section 7.4 hereof (each a “Permitted Transfer”):
(i) A Transfer (but not the pledge) by devise or descent or by operation of law upon the death or as a result of the legal incapacity of a natural person of such Person’s direct or indirect interest in a Restricted Party to the person or persons lawfully entitled thereto, provided Borrower delivers written notice to Lender as soon as reasonably practicable thereafter and that such Restricted Party is reconstituted, if required, following the death or incapacity of such person;
(ii) Transfers (but not pledges) made for bona fide estate planning purposes of an individual’s interests in any Restricted Party to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, provided such Restricted Party is reconstituted, if required, following such Transfer;
(iii) One or a series of Transfer (but not pledges) of the stock, limited partnership interests or membership interests and other direct or indirect ownership interests in a Restricted Party;
(iv) The Transfer, in one or a series of transactions, consisting of the merger or consolidation, spin-off, restructuring or other combination, however structured, of Guarantor with Griffin Capital Essential Asset REIT I, Inc. or another real estate investment trust that is sponsored by Griffin Capital Company, LLC, provided that, if Guarantor is no longer in Control of Borrower as a result of such Transfer, a replacement guarantor with a Net Worth (as defined in the Guaranty) of at least $175,000,000.00 (exclusive of its interest in the Property) that satisfies the conditions to be a Satisfactory Replacement Guarantor becomes the guarantor from and after such date and assumes all obligations of Guarantor under the Guaranty and the Environmental Indemnity (following which Guarantor shall be released as a guarantor under the Guaranty and Environmental Indemnity for any acts, omissions, events or occurrences first occurring or arising after such Transfer);
(v) The sale, transfer or issuance of shares of common stock in any Restricted Party that is publicly traded and listed on the New York Stock Exchange, AMEX, NASDAQ or another nationally recognized securities exchange;

(vi) An initial public offering whereby any direct or indirect equityholder (other than an SPE Component Entity) in a Restricted Party becomes, or is merged into a Qualified Public Company (a “Permitted Public Exit”); and
(vii) A Public Sale of any direct or indirect equityholder (other than an SPE Component Entity) in a Restricted Party to a Qualified Public Company; provided that if upon completion of any such Public Sale subject to and in accordance with the provisions of this Section 7.3(a)(vii), Guarantor is no longer in Control of Borrower as a result of such Transfer, a replacement guarantor that is a Satisfactory Replacement Guarantor becomes the guarantor from and after such date and assumes all obligations of Guarantor under the Guaranty and Environmental Indemnity (following which Guarantor shall be released as a guarantor under the Guaranty for any acts, omissions, events or occurrences first occurring or arising after such Transfer). For purposes of clarity, the provisions of this Section 7.3(a)(vii), shall not restrict such Qualified Public Company (or any direct or indirect owner of the Qualified Public Company) from effectuating a restructuring and such Qualified Public Company (or any direct or indirect owner of the Qualified Public Company) shall be permitted to effectuate a restructuring, including amending or modifying its organizational documents or commercial arrangements (including any amendments or modifications reasonably determined by such Qualified Public Company to be required to satisfy stock exchange, quotation system listing or trading requirements);
(viii) the offer, sale, listing, transfer or issuance of interests in Guarantor (the “REIT Shares”) in the ordinary course of business to third party investors through licensed U.S. broker-dealers in accordance with applicable Legal Requirements, so long as such Transfer of REIT Shares does not result in or cause a change of Control that results in any Person other than a Qualified Transferee having Control over the Borrower; provided that, if Guarantor is no longer in Control of Borrower as a result of such Transfer, a replacement guarantor with a Net Worth (as defined in the Guaranty) of at least $175,000,000.00 (exclusive of its interest in the Property) that satisfies the conditions to be a Satisfactory Replacement Guarantor becomes the guarantor from and after such date and assumes all obligations of Guarantor under the Guaranty and the Environmental Indemnity (following which Guarantor shall be released as a guarantor under the Guaranty and Environmental Indemnity for any acts, omissions, events or occurrences first occurring or arising after such Transfer);
(ix) A Transfer of any limited partnership interests (the “OP Interests”) in Griffin Capital Essential Asset Operating Partnership II, L.P. so long as such Transfer of OP Interests does not result in or cause (A) a change of Control that results in any Person other than a Qualified Transferee having Control over the Borrower or (B) Guarantor or a Qualified Transferee owning less than fifty-one percent (51%) of the direct or indirect interests in the Borrower; provided that, if Guarantor is no longer in Control of Borrower as a result of such Transfer, a replacement guarantor with a Net Worth (as defined in the Guaranty) of at least $175,000,000.00 (exclusive of its interest in the Property) that satisfies the conditions to be a Satisfactory Replacement Guarantor becomes the guarantor from and after such date and assumes all obligations of Guarantor under the Guaranty and the Environmental Indemnity (following which Guarantor shall be released as a guarantor under the Guaranty and

Environmental Indemnity for any acts, omissions, events or occurrences first occurring or arising after such Transfer);
(x) Permitted Encumbrances and Leases that have been approved by Lender (or that do not require Lender’s approval) in accordance with this Agreement;
(xi) The release of any Individual Property or portion thereof in connection with a release or substitution in accordance with the terms of this Agreement;
(xii)     Transfers of worn out or obsolete Personal Property that are promptly replaced with property of equivalent value and functionality if reasonably necessary or which is no longer necessary in connection with the operation of any Individual Property.
Notwithstanding anything to the contrary contained herein, in connection with any Transfer permitted pursuant to this Section 7.3(a), if any direct or indirect parent of Borrower shall qualify as a real estate investment trust following such transfer, any such transfer may be effectuated through one or more steps, may be sequenced with intervening time periods between steps provided all such steps occur substantially contemporaneously, and may be undertaken by means of assignment, redemption, merger, or other conveyancing or reorganization method and the satisfaction of any ownership and Control requirements shall be tested after giving effect to all such steps, intervening time periods and combined methods.
(b) Except as otherwise expressly set forth in this Section 7.3(b) below, each Transfer, including any Permitted Transfer shall be subject to the following conditions:
(i) Except with respect to clauses (a)(iv), (a)(v), (a)(vi), (a)(vii), (a)(viii) and (a)(ix) above, (i) no such Transfers shall result in a change in Control of any Borrower, Guarantor, any SPE Component Entity or any Affiliated Manager; For purposes of this Section, a “change of Control” shall occur when: (i) Guarantor is no longer the sole owner of all of the general partnership interests in Griffin Capital Essential Asset Operating Partnership II, L.P. (directly or indirectly), (ii) Griffin Capital Essential Asset Operating Partnership II, L.P. reduces its ownership interest in Borrower below fifty-one percent (51%), (iii) Guarantor is no longer the guarantor/indemnitor of the Loan, (iv) one Person or group of Affiliated Persons acquires more than 49% of the REIT Shares or the OP Interests or more than 49% of the direct or indirect interests in Borrower or any SPE Component Entity in one transaction or a series of transactions, (v) during any consecutive twelve (12) calendar month period, the majority of the members of the board of directors of Guarantor (the “Board of Directors”) at the beginning of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of the Board of Directors at the end of any such consecutive twelve (12) calendar month period; provided, however, in the event of a vacancy on the Board of Directors due to the death or disability of an Incumbent Director or due to a resignation or removal of an Incumbent Director for reasons unrelated to a Transfer of REIT Shares, the replacement director approved by a majority (or such larger percentage if required by the governing documents of the Guarantor) of the remaining Incumbent Directors shall constitute an Incumbent Director for purposes hereof, (vi) if the Guarantor enters into a merger, consolidation or other business combination, or a sale of all or substantially all of its assets and/or ownership interests which results in

Borrower or Griffin Capital Essential Asset Operating Partnership II, L.P. no longer being controlled (directly or indirectly) by Guarantor; (xii) any transfer of the general partnership interest of Borrower if Borrower is a limited partnership or any change in the manager of or any transfer of the managing member’s interest in Borrower if Borrower is a limited liability company or (xiii) one Person or a group of Affiliated Persons acquires the ability to directly or indirectly Control the Guarantor.
(ii) Following such Transfer, each Borrower and each SPE Component Entity shall continue to satisfy the requirements of Section 6.1 hereof;
(iii)     as a condition to each such Transfer, (A) except with respect to clauses (a)(i), (a)(v), and (a)(viii) (unless such Transfer results in a Change of Control), (a)(x), (a)(xi) and (a)(xii), Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer (and with respect to clause (a)(ii), no such notice shall be required if the Transfer does not result in a transferee owning 20% or more of the direct or indirect ownership interest in Borrower), (B) Borrower shall continue to comply with the representations, warranties and covenants contained in Sections 4.38, 5.18 and 5.23 hereof (and upon request of Lender, deliver to Lender a statement signed by an authorized offer of Borrower which certifies to such compliance, (C) to the extent any transferee will own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Lender may request and Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) the results of which shall be acceptable to Lender with respect to such transferee, and (D) if such Transfer shall cause any transferee, together with its Affiliates, to acquire direct or indirect equity interests in any Borrower or any SPE Component Entity aggregating to more than forty-nine percent (49%), or to increase its equity interests in any Borrower or any SPE Component Entity from an amount that is less than forty-nine percent (49%) to an amount that is greater than forty-nine percent (49%), Borrower shall deliver a New Non-Consolidation Opinion addressing such Transfer; and
(iv)     Upon request from Lender, Borrower shall promptly deliver to Lender an updated organizational chart reflecting each Transfer made pursuant to this Section 7.3. All out-of-pocket reasonable costs and expenses incurred by Lender in connection with its review of any of the foregoing Transfers shall be paid by Borrower whether or not any such Transfer is consummated.
Section 7.4. Assumption
Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to a Transfer of all of the Properties in their entirety or one hundred percent (100%) of the ownership interests in Borrower to, and the assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a) no Event of Default shall be continuing at the time the notice in clause (b) below is received by Lender or at the time of the Transfer;
(b) Borrower shall (i) deliver written notice to Lender of the terms of such proposed Transfer not less than thirty (30) days before the date on which such Transfer is scheduled to close; and, concurrently therewith, Borrower shall deliver a fully executed copy of the purchase and sale agreement and all amendments and assignments thereof, as well as the sources and uses of funds or closing or settlement statement relating to the Transfer and (ii) pay to Lender a non‑refundable processing fee in the amount of $20,000;
(c) Lender shall have received an agreement, in form and substance reasonably acceptable to Lender, pursuant to which Transferee has assumed all of Borrower’s obligations under the Loan Documents;
(d) (i) Lender shall have received an agreement, in form and substance reasonably acceptable to Lender, pursuant to which Transferee assumes and agrees to pay the Debt as and when due and shall assume all other obligations of Borrower under the Loan Documents subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such Transfer, Transferee and its constituent partners, members or shareholders as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and (ii) if required by Lender, a Person affiliated with Transferee and acceptable to Lender (a “Transferee Principal”) shall assume the obligations of Guarantor under the Loan Documents with respect to all acts and events occurring or arising after the closing of the Transfer;
(e) Borrower shall pay to Lender, concurrently with the closing of such proposed Transfer, (i) a non‑refundable assumption fee in an amount equal to $250,000.00 for the first such assumption and $500,000.00 for each such assumption thereafter, and (ii) all actual out‑of‑pocket costs and expenses, including reasonable attorneys’ fees and disbursements and Rating Agency fees, incurred by Lender in connection with the proposed Transfer (which shall be paid whether or not the proposed Transfer actually occurs);
(f) Lender shall have received such agreements, certificates, legal opinions and other documentation as may be reasonably requested by Lender, including, without limitation, a title insurance endorsement confirming the Lien of the Mortgage as a valid first lien on the Property (subject to Permitted Encumbrances);
(g) the Transferee shall be a corporation, partnership (including a limited or limited liability limited partnership), limited liability company or other type of entity acceptable to Lender that satisfies the following conditions: (i) such transferee and Transferee’s Principals shall be acceptable to Lender, which determination shall be based upon, inter alia, (a) such transferee and Transferee’s Principals having an aggregate net worth and liquidity reasonably satisfactory to Lender, (b) Lender’s receipt of searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) reasonably required by Lender on such transferee and Transferee’s Principals, the results of which must be reasonably acceptable to Lender, and (c) such transferee and Transferee’s Principals otherwise satisfying Lender’s then current applicable underwriting criteria and requirements, (ii) such transferee shall qualify as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies, and (iii) Transferee shall have delivered to Lender a New Non Consolidation Opinion, and (iv) such transferee, together with Transferee’s Principals, shall be an experienced operator and/or owner of properties similar in location, size, class, use, operation and value as the Properties, as determined by Lender in its reasonable discretion and as evidenced by financial statements and other information reasonably requested by Lender or requested by the Rating Agencies;
(h) the property manager proposed by Transferee shall have sufficient experience in the ownership and management of properties similar in location, size, class, use, operation and value as the Properties, and Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the Transferee without approving the substitution of the property manager);
(i) Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;
(j) Borrower shall deliver to Lender, without any cost or expense to Lender, such endorsements to each Title Insurance Policy insuring that fee simple title to each Individual Property is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem reasonably necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;
(k) Transferee shall furnish to Lender, all documents evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which documents shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall reasonably require, shall comply with the covenants set forth in Article 6 hereof;
(l) Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement pursuant to an Assignment of Management Agreement in form and substance reasonably satisfactory to Lender;
(m) Transferee shall assume the obligations of Borrower under any Deposit Account Control Agreement or provide a new Deposit Account Control Agreement with a new Deposit Bank in form and substance reasonably satisfactory to Lender;
(n) Transferee shall furnish to Lender, if required by the Lender, a REMIC Opinion, a New Non-Consolidation Opinion, and an opinion of counsel reasonably satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, and (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing;
(o) if required by Lender, Lender shall receive a Rating Agency Confirmation; and
(p) Borrower’s obligations under the purchase and sale agreement pursuant to which the Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.4.
The consent of Lender with respect to a Transfer of the Properties in their entirety to, and the assumption of the Loan by, a Transferee pursuant to this Section 7.4 shall not be construed to be a waiver of the right of Lender to consent to any subsequent Transfer of the Properties. Upon the Transfer of the Properties pursuant to this Section 7.4, Borrower and Guarantor (if a Transferee Principal has assumed the obligations of Guarantor under the Loan Documents pursuant to this Section 7.4) shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer.
Section 7.5. Immaterial Transfers and Easements, Etc.
(a) Borrower may, without the consent of Lender, (i) make immaterial Transfers of unimproved, non-income producing portions of any Individual Property to Governmental Authorities for dedication or public use (each an “Outparcel”), and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) or (ii) shall materially impair the utility and operation of any Individual Property or reasonably be expected to, or does, have a Material Adverse Effect. In connection with any Transfer permitted pursuant to this Section 7.5, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Individual Property affected by such Condemnation or such Transfer from the Lien of the applicable Mortgage or, in the case of clause (ii) above, to subordinate the Lien of the applicable Mortgage to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:
(A) fifteen (15) days’ prior written notice thereof;
(B) a copy of the instrument or instruments of Transfer;
(C) a certificate from an officer of Borrower stating (1) with respect to any Transfer, the consideration, if any, being paid for the Transfer, and (2) that such

Transfer does not materially impair the utility and operation of the applicable Individual Property and would not reasonably be expected to have and does not have a Material Adverse Effect; and
(D) reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with such Transfer (which shall be paid by Borrower whether or not the proposed Transfer actually occurs).
(b) Notwithstanding the foregoing provisions of this Section 7.5, for so long as the Loan is included in a REMIC Trust in connection with a Securitization, no release of the Outparcel from the Lien of the Mortgage will be permitted unless, immediately after the Release, either (i) the LTV Ratio is equal to or less than one hundred twenty-five percent (125%)) or (ii) the principal balance of the Loan is paid down by the least of the following amounts: (A) an amount equal to the net proceeds or other compensation paid by a Governmental Authority in connection with a Transfer described in Section 7.5(a)(i), (B) the fair market value of the Outparcel at the time of release, or (C) an amount such that the LTV Ratio does not increase after the release, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.
Section 7.6. Replacement Guarantor. To the extent that Guarantor fails to continue to satisfy the net worth requirement under the Guaranty, no such failure shall constitute an Event of Default hereunder if Guarantor is replaced in accordance with this Section 7.6. Borrower shall be permitted to substitute a replacement guarantor (a “Guarantor Substitution”) and no Event of Default shall be deemed to have occurred hereunder, provided that each of the following terms and conditions are satisfied: (a)  within ten (10) days after such breach or violation, Borrower delivers to Lender notice of its intent to substitute such Guarantor and, concurrently therewith, gives Lender all such information concerning the proposed substitute guarantor as Lender may reasonably require, including, without limitation, certified financial statements detailing assets and liabilities; (b) the replacement guarantor is a Satisfactory Replacement Guarantor; (c) within thirty (30) days after such breach or violation, such Satisfactory Replacement Guarantor (i) assumes the obligations of Guarantor under the Guaranty and the Environmental Indemnity for events or conditions occurring prior to, as of and after the Guarantor Substitution or (ii) executes and delivers to Lender a replacement guaranty and a replacement environmental indemnity in each case in form and substance the same as the Guaranty and the Environmental Indemnity, respectively, and otherwise reasonably acceptable to Lender, for events or conditions occurring prior to, as of and after the Guarantor Substitution; (d) concurrently with such assumption or execution and delivery (i) such Satisfactory Replacement Guarantor delivers to Lender a spousal consent in form and substance acceptable to Lender, as and to the extent applicable, and (ii) each of Borrower, the remaining Guarantor and/or such Satisfactory Replacement Guarantor, as applicable, affirms each of their respective obligations under the Loan Documents; (e) Borrower delivers to Lender a Rating Agency Confirmation with respect to such Guarantor Substitution; (f) if required by Lender or the Rating Agencies, Borrower delivers to Lender an opinion from counsel, and in form and substance, in each case reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion stating, among other things, (g) that the Guaranty and the Environmental Indemnity (or the replacement guaranty and environmental indemnity, as the case may be) are enforceable against such Satisfactory Replacement Guarantor in accordance with their terms and (ii) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code or be subject to tax as a result of such Substitution; and (h) if required by Lender or the Rating Agencies, delivery of a New Non Consolidation Opinion.
ARTICLE 8
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 8.1. Insurance
(a) Borrower shall obtain and maintain, or cause to be obtained and maintained, at all times insurance for Borrower and the Properties providing at least the following coverages:
(i) insurance with respect to the Improvements and the Personal Property providing coverage for losses sustained by fire and other risks and hazards covered by a standard extended coverage insurance policy providing “special” form coverage (A) in an amount equal to not less than one hundred percent (100%) of the full insurable value written on a replacement cost basis, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with no deduction for depreciation; (B) containing either an agreed amount endorsement with respect to the Improvements and Personal Property or a waiver of all co‑insurance provisions; (C) providing for no “all other perils” deductible in excess of the greater of $100,000 or five percent (5%) of underwritten net cash flow as determined by Lender for all such insurance coverage; (D) insuring against at least those risks and hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof (including, without limitation, windstorm and “named storm” coverage), together with any increase in the scope of coverage provided under such form after the date hereof; (E)  with loss payable to Lender; and (F) if any of the Improvements or the use of any Individual Property shall at any time constitute legal non‑conforming structures or uses, providing coverage for Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement;
(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Individual Property (including “dram shop” or other liquor liability coverage if alcoholic beverages are dispensed at any Individual Property), with such insurance (A) to be on the so‑called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) contractual liability covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement; and (D) naming Lender as additional insured;

(iii)    loss of rents or business interruption insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsections (i) and (iv) through (vii); and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of Restoration or the expiration of twenty-four (24) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that each Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business interruption insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Lender’s reasonable estimate of the net operating income from each Individual Property for the succeeding period of coverage as required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business interruption insurance, as applicable;
(iv)    if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance covering building and contents in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, together with such “excess flood” insurance naming Lender as loss payee in such amount and with such deductible as Lender may reasonably require;
(v)    if any Individual Property is located in an area with a high degree of seismic risk as determined by Lender, and the probable maximum loss (“PML”) as determined by Lender in the event of an earthquake would exceed 20% of the full replacement cost of the Improvements, earthquake insurance in form and substance satisfactory to Lender in an amount not less than one hundred percent (100%) of the PML or such other amount as Lender may require, subject to a deductible not to exceed 5% of the insurable value at time of loss; with such PML being based on a 475-year return period, exposure period of 50 years and a 10% probability of exceedance, provided that such earthquake insurance shall be on terms consistent with the special causes of loss form required under subsection (i) above;
(vi)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so‑called Builder’s Risk Completed Value form (1) on a non‑reporting basis, (2) against “special causes of loss” insured against pursuant to subsection (i) above, (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co‑insurance provisions;
(vii) comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(viii) workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Properties, or in connection with the Properties or their operation (if applicable);
(ix)     excess liability insurance in an amount not less than $50,000,000.00 on terms consistent with the commercial general liability insurance required under subsection (ii) above;
(x) the insurance required under this Section 8.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 8.1(a) above at all times during the term of the Loan. Notwithstanding the foregoing, whether or not the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (as the same may be further modified, amended, or extended, “TRIPRA”) or subsequent statute, extension, or reauthorization is in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence; provided, however, if TRIPRA (or such subsequent statute, extension or reauthorization) is not in effect Borrower shall not be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the terrorism coverage (but Borrower shall be obligated to purchase the maximum amount of terrorism coverage available with funds equal to the TC Cap). As used above, “TC Cap” shall mean an amount equal to two (2) times the aggregate premium for a separate “Special Form” or “All Risks” policy or equivalent and business interruption/rental loss policy insuring only the Property on a stand-alone basis at the time that any terrorism coverage is excluded from any Policy; and
(xi)    such additional insurance policies and coverage, and in such amounts, (A) as may be required pursuant to any and all agreements, declarations, covenants, and/or other arrangements to which Borrower is a party or to which Borrower or any Individual Property is subject, including, without limitation, any declarations of covenants, conditions and restrictions or similar covenants and/or restrictions affecting any Individual Property, franchise agreements, licenses or leases, and (B) as Lender from time to time may reasonably request against such other insurable hazards (including, but not limited to, sinkhole, mine subsidence, mold, spores or fungus) which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which such Individual Property is located.

(b) All insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) meeting the requirements of Section 8.1(a) and shall otherwise be acceptable to Lender as to amounts, forms, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a financial strength rating of at least “A” and a financial size category of at least “X” from Alfred M. Best Company, Inc. and a claims paying ability and financial strength rating of at least “A” or better by S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such Rating Agency rates the insurance company and is rating the Securities) or such other ratings approved by Lender, provided, however, for Policies issued by more than one insurance company, (A) if four (4) or fewer insurance companies issue the Policies in the first layer of coverage, then at least seventy-five percent (75%) of the insured amount shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such Rating Agency rates the insurance company and is rating the Securities), with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the Policies in the first layer of coverage, then at least sixty percent (60%) of the insured amount shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such Rating Agency rates the insurance company and is rating the Securities), with no carrier below “BBB”. To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender prior to the Closing Date an Acord 28 or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon request of Lender as soon as available after the Closing Date, complete copies of all Policies. Not less than ten (10) days prior to the expiration dates of any insurance coverage in place with respect to any Individual Property, Borrower shall deliver to Lender an Acord 28 or similar certificate, accompanied by evidence satisfactory to Lender of payment of the premiums due in connection therewith (the “Insurance Premiums”), and, as soon as available thereafter, complete copies of all renewal Policies.
(c) Any Policy may be in the form of a blanket insurance policy, provided that such policy shall provide the same protection as would a separate Policy insuring only the applicable Individual Property in compliance with the provisions of Section 8.1(a) hereof; provided, however, any blanket insurance policy that does not specifically allocate to any Individual Property the amount of coverage from time to time required hereunder shall be subject to Lender’s reasonable approval after taking into account, among other things, the amount, location, number, type and size of properties covered by such blanket insurance policy.
(d) All Policies provided for or contemplated by Section 8.1(a) shall name the Borrower as a named insured and (i) other than the coverage referenced in clause (a)(viii) above, name Lender as the additional insured, as its interests may appear, and (ii) other than the coverage referenced in clauses (a)(ii), (viii) and (ix) above, contain a standard non‑contributory mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e) All Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:

(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)    the Policies shall not be canceled without at least thirty (30) days’ (or in the case of non-payment of Insurance Premiums, ten (10) days’) prior written notice to Lender and any other party named therein as an additional insured;
(iii)    the issuers thereof shall give written notice to Lender if the Policies have not been renewed ten (10) days prior to its expiration; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in each Individual Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
Section 8.2. Casualty
If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give to Lender prompt notice of such damage reasonably anticipated to be in excess of the Restoration Threshold, and shall promptly commence and diligently prosecute the Restoration in accordance with Section 8.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds that are in amounts less than the Restoration Threshold and Lender shall have the right to approve any adjustment of claims for Insurance Proceeds in amounts equal to or in excess of the Restoration Threshold; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of claims for Insurance Proceeds. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with any Individual Property and Borrower shall reimburse Lender for any actual out-of-pocket expenses incurred by Lender in connection therewith, including without limitation, reasonable out-of-pocket attorneys’ fees.
Section 8.3. Condemnation
Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all documents served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all documents reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi‑public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration and otherwise comply with the provisions of Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 8.4. Restoration
The following provisions shall apply in connection with the Restoration of any Individual Property; provided, however, notwithstanding anything to the contrary in this Section 8.4, from and after the occurrence of a Casualty or Condemnation where the Net Proceeds or the cost of completing the Restoration is greater than the Restoration Threshold, if (i) the REA or any Major Lease requires Borrower to repair and restore the Property after such Casualty of Condemnation, no default (beyond any applicable notice and/or grace periods) shall have occurred and be continuing under the subject REA or the subject Major Lease(s) and (iii) no Event of Default shall have occurred and be continuing, then Lender shall disburse the Net Proceeds in accordance with the disbursement provisions specified in Section 8.4(b)(ii)-(vii) hereof (without Borrower having to satisfy the conditions specified in Section 8.4(b)(i) hereof) to facilitate Borrower’s compliance therewith:
(a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt of Borrower’s written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration subject to the conditions of and in accordance with the provisions of this Section 8.4. The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (i) the net amount of all insurance proceeds received by Lender as a result of a Casualty (excluding insurance proceeds from rent loss, liability or workers’ compensation coverage), after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees and disbursements), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, actually incurred reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.
(i) Except to the extent the Net Proceeds must be applied toward Restoration pursuant to the terms of a Major Lease or REA, the Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A) no Event of Default shall have occurred and be continuing;
(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty and the amount of damage does not exceed thirty percent (30%) of the applicable Individual Property’s fair market value (as reasonably determined by Lender) immediately prior to the occurrence of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, and less than fifteen percent (15%) of the aggregate floor area of the Improvements is taken and the taking does not exceed fifteen percent (15%) of the applicable Individual Property’s fair market value immediately prior to the occurrence of such taking;
(C) Leases covering in the aggregate at least seventy percent (70%) of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, and each Major Lease in effect as of such date shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;
(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion; provided, that for the purposes of this Subsection (D), the commencement of plans and specifications for Restoration shall be deemed commencement of Restoration, provided that Borrower thereafter diligently continues to proceed to complete such plans and specifications;
(E) Lender shall be satisfied that all scheduled payments of principal and interest under the Note, which will be incurred during the period of Restoration will be covered out of the Net Proceeds, insurance coverage referred to in Section 8.1(a)(iii) above, or other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Major Leases or REA, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);
(G) Lender shall be satisfied that the fair market value and cash flow from the applicable Individual Property after the Restoration will not be less than the fair market value and cash flow immediately prior to the Casualty or Condemnation, as applicable;
(H) the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;
(I) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(J) such Casualty or Condemnation, as applicable, does not result in the loss of access to the applicable Individual Property or the Improvements that would reasonably be expected to have a Material Adverse Effect;
(K) Borrower shall deliver, or cause to be delivered, to Lender a detailed budget certified by Borrower’s architect or engineer setting forth the cost of completing the Restoration, which budget shall be acceptable to Lender, together with complete plans and specifications for the Restoration; and
(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration or, alternatively, Borrower causes a guarantor reasonably acceptable to Lender to deliver a guaranty to Lender in the amount of the Net Proceeds deficiency in form and substance reasonably acceptable to Lender.
(ii)    Net Proceeds shall be held by Lender in an interest bearing account until disbursements commence and, until disbursed in accordance with the provisions of this Section 8.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.4(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Insurance Proceeds from rent loss or business interruption coverage, as applicable, which are required to be maintained by Borrower pursuant to Section 8.1(a), shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and operating expenses.
(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”), in each case, which shall not be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $50,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant, in each case, which shall not be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.
(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b) and that all approvals necessary for the re‑occupancy and use of the applicable Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued

priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made or alternatively, Guarantor delivers a letter of credit to Lender in the amount of the Net Proceeds Deficiency in form and substance reasonably acceptable to Lender. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents and shall be deposited into an interest bearing Eligible Account.
(vii) The excess, if any, of the Insurance Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
(c) All Net Proceeds not required to be made available for Restoration, returned to Borrower as excess Net Proceeds pursuant to Section 8.4(b)(vii), or in the case of Condemnation Proceeds, applied by Lender in accordance with this Section 8.4(c), may (i) be retained and applied by Lender toward the payment of the Debt (without any prepayment premium or penalty, so long as no Event of Default exists) whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (ii) at the sole discretion of Lender, be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate. If, pursuant to this Section 8.4, Lender shall receive and retain Net Proceeds, the Debt shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction thereof; provided, however, that in the event the Net Proceeds are applied to the Debt due to Lender not making the Net Proceeds available for Restoration and such Net Proceeds are not sufficient to repay the Debt in its entirety, then for so long as no Event of Default has occurred and is continuing, Borrower shall be permitted to prepay the remainder of the outstanding Debt in compliance with the requirements of Article 2, without the requirement for defeasance or the payment of any prepayment premiums, fee or penalty. Following the Securitization of the Loan, if, after a taking of any portion of any Individual Property by a condemning authority, the ratio of the unpaid principal balance of the Loan to the value of the remaining portion of such Individual Property and the other remaining Individual Properties (as determined by any commercially reasonable method permitted to a REMIC Trust, it being understood that Lender shall not require a new or updated appraisal to make such determination so long as there is another commercially reasonable valuation method available to Lender, which may include a buyer’s purchase price in the case of a contemporaneous arm’s length sale and assumption of the Loan or a broker’s price opinion so long as such method is a commercially reasonable valuation method permitted to a REMIC Trust, as determined in Lender’s sole discretion, provided that any such determination shall be based solely on the value of real property and excluding personal property and going-concern value (the “LTV Ratio”)) is greater than one hundred twenty-five percent (125%), then Borrower shall be required to repay a portion of the principal balance of the Debt by an amount equal to the least of the following amounts: (i) all Condemnation Proceeds, (ii) the fair market value of such portion of the Individual Property taken at the time of the taking, and (iii) an amount such that the LTV Ratio following the taking is not greater than the LTV Ratio immediately prior to the taking.
(d) In the event of foreclosure of any Mortgage, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the applicable Individual Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.
ARTICLE 9
RESERVE FUNDS
Section 9.1. Required Repairs
(a) Borrower shall make the repairs and improvements to each Individual Property as set forth on Schedule 9.1 and as more particularly described in the Property Condition Reports prepared in connection with the closing of the Loan (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs in a good and workmanlike manner on or before the date that is twelve (12) months from the Closing Date or within such other time frame for completion specifically set forth on Schedule 9.1.
(b) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund the Required Repairs (the “Required Repair Account”) into which Borrower shall deposit on the date hereof the amount of $0.00. Amounts so deposited shall hereinafter be referred to as the “Required Repair Funds”.
(c) Upon the earliest to occur of (i) the timely completion of all Required Repairs and any Additional Required Repairs, if any, in accordance with the requirements of this Agreement, as verified by Lender in its reasonable discretion, (ii) the payment in full of the Debt or (iii) the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing, all amounts remaining on deposit, if any, in the Required Repair Account shall be returned to Borrower.
Section 9.2. Replacements
(a) On an ongoing basis throughout the term of the Loan, Borrower shall make capital repairs, replacements and improvements necessary to keep each Individual Property in good order and repair and in a good marketable condition or prevent deterioration of any Individual Property (collectively, the “Replacements”). Borrower shall complete all Replacements in a good and workmanlike manner.
(b) Upon the occurrence of a Debt Yield Sweep Period, Borrower shall establish an Eligible Account with Lender or Lender’s agent to fund the Replacements (the “Replacement Reserve Account”). On each Payment Date during the continuance of a Debt Yield Sweep Period, Borrower shall deposit (i) one‑twelfth of $0.10 per annum per square foot of industrial space at the Properties and (ii) one‑twelfth of $0.20 per annum per square foot of office space (the “Replacement Reserve DY Sweep Monthly Deposit”) until such time that the amounts on deposit in the Replacement Reserve Account equals or exceeds two (2) years’ worth of such deposits (the “Replacement Reserve DY Sweep Cap”); provided, however, if at any time during the term of the Loan (y) the amount on deposit in the Replacement Reserve Account is less than the Replacement Reserve DY Sweep Cap or (z) an Event of Default exists, Borrower shall resume making the Replacement Reserve DY Monthly Deposit on each Payment Date thereafter until the amounts on deposit in the Replacement Reserve Account equals or exceeds the Replacement Reserve Cap or the Event of Default has been cured or waived by Lender, provided no other Event of Default has occurred and is continuing.
(c) Unless a Replacement Reserve Account has already been established and remains open pursuant to clause (b) above, Borrower shall establish the Replacement Reserve Account prior to the Midterm Monthly Deposit Trigger Date. Beginning on the Midterm Monthly Deposit Trigger Date and continuing on each Payment Date thereafter, without regard to whether Borrower is then required to be depositing the Replacement Reserve DY Sweep Monthly Deposit, Borrower shall deposit (i) one‑twelfth of $0.10 per annum per square foot of industrial space at the Properties and (ii) one‑twelfth $0.20 per annum per square foot of office space (the “Replacement Reserve Midterm Sweep Monthly Deposit”, and, together with the Replacement Reserve DY Sweep Monthly Deposit, collectively the “Replacement Reserve Monthly Deposit”) until such time that the amounts on deposit in the Replacement Reserve Account equals or exceeds one (1) years’ worth of such deposits (the “Replacement Reserve Midterm Sweep Cap”); provided, however, if at any time during the term of the Loan (y) the amount on deposit in the Replacement Reserve Account is less than the Replacement Reserve Midterm Sweep Cap or (z) an Event of Default exists, Borrower shall resume making the Replacement Reserve Midterm Monthly Deposit on each Payment Date thereafter until the amounts on deposit in the Replacement Reserve Account equals or exceeds the Replacement Reserve Midterm Sweep Cap or the Event of Default has been cured or waived by Lender, provided no other Event of Default has occurred and is continuing. Amounts on deposit in the Replacement Reserve Account shall hereinafter be referred to as “Replacement Reserve Funds.”

(d) For the avoidance of doubt, the funds held in the Replacement Reserve Account shall be attributable towards each of the Replacement Reserve DY Sweep Cap and Replacement Reserve Midterm Sweep Cap, and such amounts are not exclusive of each other. All sums on deposit in the Replacement Reserve Account shall be disbursed to Borrower upon the payment in full of the Debt in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.
Section 9.3. Tenant Improvements and Leasing Commissions
(a) Borrower hereby agrees to use commercially reasonable efforts to (i) perform, or cause to be performed, tenant improvements required under any Lease entered into in accordance with the provisions of Section 5.13 of this Agreement (collectively, the “Tenant Improvements”), and (ii) pay the costs of leasing commissions incurred by Borrower in connection with the leasing of any Individual Property or a portion thereof and which are approved by Lender, to the extent required by this Agreement (collectively, “Leasing Commissions”).
(b) Upon the first to occur of (i) the payment to Borrower of any sum or termination fee in connection with any Tenant’s election to exercise any early termination option contained in its respective Lease of space at any Individual Property or in connection with any other termination, amendment or modification of any Lease, reduction of Rents, shortening of the term or surrender of space thereunder (the “Termination Fee Deposit”) or (ii) the occurrence of a Debt Yield Sweep Period, Borrower shall establish an Eligible Account with Lender or Lender’s agent to fund the Tenant Improvements and Leasing Commissions. On each Payment Date during the continuance of a Debt Yield Sweep Period, Borrower shall deposit (A) one‑twelfth of $0.50 per annum per square foot of industrial space at the Properties and (B) one‑twelfth $1.00 per annum per square foot of office space (the “Leasing Reserve DY Sweep Monthly Deposit”) until such time that the amounts on deposit in the Leasing Reserve Account equals or exceeds two (2) years’ worth of such deposits (the “Leasing Reserve DY Sweep Cap”); provided, however, if at any time during the term of the Loan (y) the amount on deposit in the Leasing Reserve Account is less than the Leasing Reserve Cap or (z) an Event of Default exists, Borrower shall resume making the Leasing Reserve DY Monthly Deposit on each Payment Date thereafter until the amounts on deposit in the Leasing Reserve Account attributable to the Leasing Reserve DY Sweep Monthly Deposit equals or exceeds the Leasing Reserve Cap or the Event of Default has been cured or waived by Lender, provided no other Event of Default has occurred and is continuing. In addition, Borrower shall deposit with Lender into the Leasing Reserve Account the Termination Fee Deposit on the date of Borrower’s receipt thereof.
(c) Unless a Leasing Reserve Account has already been established and remains open pursuant to clause (b) above, Borrower shall establish the Leasing Reserve Account prior to the Midterm Monthly Deposit Trigger Date. Beginning on the Midterm Monthly Deposit Trigger Date and continuing on each Payment Date thereafter, without regard to whether Borrower is then required to be depositing the Leasing Reserve DY Sweep Monthly Deposit, Borrower shall deposit (i) one‑twelfth of $0.50 per annum per square foot of industrial space at the Properties and (ii) one‑twelfth $1.00 per annum per square foot of office space (the “Leasing Reserve Midterm Sweep Monthly Deposit”, and, together with the Leasing Reserve DY Sweep Monthly Deposit, collectively the “Leasing Reserve Monthly Deposit”) until such time that the amounts on deposit in the Leasing Reserve Account equals or exceeds one (1) years’ worth of such deposits (the “Leasing Reserve Midterm Sweep Cap”); provided, however, if at any time during the term of the Loan (y) the amount on deposit in the Leasing Reserve Account is less than the Leasing Reserve Midterm Sweep Cap or (z) an Event of Default exists, Borrower shall resume making the Leasing Reserve Midterm Monthly Deposit on each Payment Date thereafter until the amounts on deposit in the Leasing Reserve Account equals or exceeds the Leasing Reserve Midterm Sweep Cap or the Event of Default has been cured or waived by Lender, provided no other Event of Default has occurred and is continuing. Amounts on deposit in the Leasing Reserve Account shall hereinafter be referred to as the “Leasing Reserve Funds.”
(d) For the avoidance of doubt, the funds held in the Leasing Reserve Account shall be attributable towards each of the Leasing Reserve DY Sweep Cap and Leasing Reserve Midterm Sweep Cap, and such amounts are not exclusive of each other. All sums on deposit in the Leasing Reserve Account shall be disbursed to Borrower upon the payment in full of the Debt in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.
Section 9.4. Tax and Insurance Reserve Funds
(a) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof (the “Tax and Insurance Reserve Account”) into which Borrower shall deposit on the date hereof $90,000.00, which amount, when added to the required monthly deposits set forth in the next sentence, shall be sufficient to make the payments of Property Taxes and Insurance Premiums as required herein. Borrower shall deposit into the Tax and Insurance Reserve Account on each Payment Date (a) one‑twelfth of the Property Taxes that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non‑payment thereof, and (b) except to the extent Lender has waived in writing the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one‑twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Property Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance

Reserve Funds shall exceed the amounts due for Property Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Property Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof. Notwithstanding the foregoing, provided that neither a Debt Yield Sweep Period nor an Event of Default is continuing, Borrower shall not be required to fund the Tax and Insurance Reserve Account pursuant to sub-clauses (a) or (b) above (x) to the extent such Property Taxes or Insurance Premiums are paid directly by a Tenant pursuant to the terms of a Lease and such Tenant is not subject to any bankruptcy or insolvency proceedings or in default under the terms of its Lease or (y) pursuant to sub-clause (b) to the extent that the Policies in place are blanket Policies that satisfy the requirements set forth in Section 8.1 above.
(b) All sums on deposit in the Tax and Insurance Reserve Account shall be disbursed to Borrower upon the payment in full of the Debt in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.
Section 9.5. Unfunded Obligations Account.
(a) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent (“Unfunded Obligations Reserve Account”) into which Borrower shall deposit (i) on the Closing Date, a deposit in the amount of $1,900,229.00, which is the amount reasonably estimated by Lender in its sole discretion to be due for the Unfunded Obligations under any Lease or other agreement to which Borrower is subject for the twelve (12) month period following the Closing Date as set forth on Schedule 9.5 hereof, (ii) on each succeeding Payment Date, a deposit in such additional amount as is reasonably estimated by Lender in its sole discretion, if any, to be due for the Unfunded Obligations under any Lease or other agreement for the twelve (12) month period succeeding such Payment Date, but without duplication of any amounts already reserved with Lender pursuant to clause (i) of this Section 9.5(a), and (iii) on the date of any Substitution, the amounts reasonably estimated by Lender in its sole discretion to be due for the Unfunded Obligations pursuant to Section 2.10. Amounts so deposited, together with any amounts deposited pursuant to Section 2.10 hereof shall hereinafter be referred to as the “Unfunded Obligation Reserve Funds”. The Unfunded Obligation Reserve Funds shall be allocated among the applicable Leases as set forth on Schedule 9.5 attached hereto, which Schedule 9.5 shall be amended from time to time to reflect any amounts deposited pursuant to clauses (ii) and (iii) of this Section 9.5(a).
(b) Borrower shall use commercially reasonable efforts to perform its obligations in respect of the Unfunded Obligations when and as due under the applicable Leases. Provided that no Event of Default is continuing, upon request from Borrower, (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Unfunded Obligations Reserve Account to reimburse Borrower for reasonable costs and expenses incurred in the performance of Unfunded Obligations upon satisfaction by Borrower of the requirements for the release of Leasing Reserve Funds set forth in Section 9.9 hereof (or in the case of any Unfunded

Obligations that is free rent, the amount of such free rent shall automatically be remitted into the Deposit Account as same would have become due as rent under each respective Lease referenced in Schedule 9.5 hereof, on a monthly basis, until the amount allocated for each such Lease is achieved, as set forth in Schedule 9.5).
Section 9.6. Reserved.
Section 9.7. Excess Cash; Operating Expenses; Extraordinary Expenses
(a) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit all Excess Cash on each Payment Date during the continuation of a Cash Sweep Period (the “Excess Cash Reserve Account”). Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds”. Excess Cash Reserve Funds shall be held by Lender as additional security for the Loan; provided, however, during the continuance of an Event of Default, Lender shall have the right, but not the obligation, in its sole discretion to apply Excess Cash Reserve Funds to the Debt in such order and in such manner as Lender shall elect. Provided no Event of Default has occurred and is continuing, all sums on deposit in the Excess Cash Reserve Account shall be disbursed to Borrower upon the earlier to occur of (i) payment in full of the Debt or (ii) the discontinuation of a Cash Sweep Period; provided, however, notwithstanding the foregoing clause (ii), in the event that a Cash Sweep Period would still be continuing but for the deemed expiration of (A) a Southern Company Services Cash Sweep Period due to the occurrence of a Southern Company Services Cash Trap Cap Cure or (B) a 3M Cash Sweep Period due to the occurrence of a 3M Cash Trap Cap Cure, the Excess Cash Reserve Funds shall not be disbursed to Borrower and shall continue to be held by Lender as additional security for the Loan until such time that the Southern Company Services Cure Conditions or the 3M Cure Conditions, as applicable, are satisfied, and upon which, all sums on deposit in the Excess Cash Reserve Account shall be disbursed to Borrower provided that no Event of Default is continuing.
(b) During the continuation of a Cash Sweep Period, Borrower shall submit to Lender not later than the twentieth (20th) day of each calendar month, a statement certified by Borrower in the form required by Lender (i) setting forth those Operating Expenses and Extraordinary Expenses (as well as a reasonably detailed explanation thereof) to be paid by Borrower during the following calendar month, (ii) stating that no Operating Expenses or Extraordinary Expenses are more than ninety (90) days past due. Together with each such request, Borrower shall furnish Lender with bills and all other documents reasonably necessary for the payment of the Operating Expenses and/or Extraordinary Expenses which are the subject of such request. Only those Operating Expenses which are consistent with the Annual Budget, as well as those Operating Expenses and Extraordinary Expenses otherwise approved by Lender in writing in its reasonable discretion, shall be approved for payment and shall be disbursed to Borrower on the next Payment Date.
Section 9.8. Required Work
Borrower shall use commercially reasonable efforts to diligently pursue all Required Repairs and Replacements and Tenant Improvements (collectively, the “Required Work”) to completion in accordance with the following requirements:

(a) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent such contracts or work orders exceed $100,000. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender for which the amount owed thereunder exceeds $100,000.
(b) In the event Lender determines in its reasonable discretion that any Required Work is not being or has not been performed in a workmanlike or timely manner, and Borrower shall have failed to do so after written notice and a thirty day time period (or such longer time period as may be reasonably required for Borrower to complete such Required Work, to the extent Borrower is diligently pursing such completion) Lender shall have the option to withhold disbursement for such unsatisfactory Required Work and to proceed under existing contracts or to contract with third parties to complete such Required Work and to apply the Required Repair Funds, Leasing Reserve Funds or the Replacement Reserve Funds, as applicable, toward the labor and materials necessary to complete such Required Work, and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.
(c) During the continuance of an Event of Default, in order to facilitate Lender’s completion of the Required Work, Borrower grants Lender the right to enter onto the each Individual Property and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect each Individual Property from damage, subject to the rights of tenants. All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney‑in‑fact with full power of substitution to, during the continuance of an Event of Default, complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney‑in‑fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be reasonably necessary to complete the Required Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be reasonably necessary for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with each applicable Individual Property or the rehabilitation and repair of each applicable Individual Property; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement.
(d) Nothing in this Section 9.8 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.

(e) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.8 to enter onto each Individual Property, together with a representative of Borrower, during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at any Individual Property, and to complete any Required Work in accordance with the provisions of Section 9.8(c) above. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.8 or the completion of Required Work pursuant to this Section 9.8.
(f) Lender may, to the extent any Required Work would reasonably require an inspection of any Individual Property, inspect such Individual Property at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought. Borrower shall pay Lender a reasonable inspection fee not exceeding $1,000 for each such inspection. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(g) The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances).
(h) Before each disbursement of the Reserve Funds in the amount of at least $100,000.00 for Required Work, Lender may require Borrower to provide Lender with a search of title to for each applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against such Individual Property since the date of recordation of the applicable Mortgage and that title to such Individual Property is free and clear of all Liens (except for Permitted Encumbrances).
(i) All Required Work shall comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
(j) Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the Required Work; provided, however, that Lender may not pursue any such rights or claims unless an Event of Default has occurred and remains uncured.
Section 9.9. Release of Reserve Funds

(a) Upon written request from Borrower and satisfaction of the requirements set forth in this Agreement, Lender shall disburse to Borrower amounts from (i) the Required Repair Account to the extent necessary to pay for or reimburse Borrower for the actual costs of each Required Repair (but not exceeding one hundred twenty-five percent (125%) of the original estimated cost of such Required Repair as set forth on Schedule 9.1, unless Lender has agreed to reimburse Borrower for such excess cost pursuant to Section 9.9(f)), (ii) the Replacement Reserve Account to the extent necessary to pay for or reimburse Borrower for the actual costs of any approved Replacements, or (iii) the Leasing Reserve Account to the extent necessary to pay for or reimburse Borrower for the actual costs of Tenant Improvements and/or Leasing Commissions incurred in connection with Leases entered into in accordance with the Loan Documents, provided that (A) such Leasing Commissions are in an amount that is customary for properties similar to the applicable Individual Property and the portion of the applicable Individual Property leased for which such Leasing Commissions are due, and (B) the amount of such Leasing Commissions are determined pursuant to arm’s‑length transactions between Borrower and any leasing agent to which a Leasing Commission is due. Notwithstanding the preceding sentence, in no event shall Lender be required to (x) disburse any amounts which would cause the amount of funds remaining in the Required Repair Account after any disbursement (other than with respect to the final disbursement) to be less than one hundred twenty-five percent (125%) of the then current estimated cost of completing all remaining Required Repairs for the Properties, (y) disburse funds from any of the Reserve Accounts if an Event of Default exists, or (z) disburse funds from the Replacement Reserve Account to reimburse Borrower for the costs of routine repairs or maintenance to the Properties or for costs which are to be reimbursed from funds held in the Required Repair Account or for Tenant Improvements and Leasing Commissions. Lender shall disburse such Reserve Funds to Borrower in accordance with this Section 9.9 so long as such funds remain in the respective Reserve Accounts and no Event of Default is continuing. Borrower shall have paid all invoices with respect to which a disbursement is requested or, at the request of Borrower, if Borrower is requesting a payment rather than a reimbursement of all such costs, Lender shall issue joint checks, payable to Borrower and the contractor (or a direct payment directly to such contractor), supplier, materialman, mechanic, subcontractor or other party to whom payment is due. In the case of payments made by joint check or direct payment, Lender may require a conditional waiver of lien from each Person receiving payment prior to Lender’s disbursement.
(b) With each request for disbursement, Borrower shall certify in writing to Lender that all Required Work has been performed in accordance with all Legal Requirements and that all such Required Work has been completed lien free and paid for in full or will be paid for in full upon disbursement of the requested funds. In addition, each request for disbursement in excess of $100,000 shall be on a form attached hereto as Exhibit 9.9 and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided, (ii) specify (A) the Required Work for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made, (iii) if requested by Lender, conditional lien waivers from each contractor, supplier, materialman, mechanic or subcontractor with respect to the completion of its work or delivery of its materials, and (iv) include, if such request for disbursement is in connection with Tenant Improvements, in connection with the final disbursement in connection with such Tenant Improvements, a certificate from an authorized officer of Borrower stating that such Tenant Improvements have been completed in a manner satisfactory and acceptable to such Tenant(s) and (if in connection with the final disbursement for such Tenant Improvements, unless disbursement is requested pursuant to Section 9.9(d)), such Tenant(s) has accepted the premises demised under the applicable Lease(s), and containing such other information as Lender may reasonably require, in form and substance reasonably satisfactory to Lender, and/or if such request for disbursement is in connection with Leasing Commissions, a certificate from an authorized officer of Borrower that no further sums are due to it in connection with the applicable Lease. Except as provided in Section 9.9(d), each request for disbursement shall be made only after completion of the Required Repair, Replacement or Tenant Improvement (or the portion thereof completed in accordance with Section 9.9(d)), or the full performance by the leasing agent of its obligations (in the case of Leasing Commissions), as applicable, for which disbursement is requested. Borrower shall provide Lender evidence reasonably satisfactory to Lender in its reasonable judgment of such completion or performance, which such evidence may include the delivery of a tenant estoppel certificate reasonably acceptable to Lender, provided however, if such tenant is not required to deliver an estoppel certificate pursuant to its Lease (or otherwise fails to deliver such certificate following Borrower’s written request and commercially reasonable efforts to so obtain), the certificate from Borrower set forth above shall be sufficient in lieu of such estoppel certificate.
(c) Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for each applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request. In the case of Leasing Commissions, payment shall be made to any leasing agent to which a Leasing Commission is due in the amount of invoices submitted by such leasing agent, provided all of the other conditions for disbursements for such Leasing Commissions are satisfied in the reasonable judgment of Lender.
(d) If the cost of any item of Required Work exceeds $50,000, a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in the applicable Individual Property, (B) all other conditions in this Agreement for disbursement have been satisfied, and (C) in the case of a Replacement or Tenant Improvement, funds remaining in the Replacement Reserve Account or Leasing Reserve Account, as the case may be, are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required or to complete such Tenant Improvement and other Tenant Improvements when required, as the case may be.
(e) Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) in any amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work or Leasing Commission for which the disbursement is requested.

(f) In the event Borrower requests a disbursement from the Required Repair Account to pay for or to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Required Repairs specified on Schedule 9.1, or for a Required Repair to the extent the cost of such Required Repair exceeds one hundred twenty-five (125%) of the estimated cost of such Required Repair as set forth on Schedule 9.1 (in either case, an “Additional Required Repair”), Borrower shall disclose in writing to Lender the reason why funds in the Required Repair Account should be used to pay for such Additional Required Repair. If Lender determines that (i) such Additional Required Repair is of the type intended to be covered by the Required Repair Account, (ii) such Additional Required Repair is not covered or is not of the type intended to be covered by the Replacement Reserve Account, (iii) costs for such Additional Required Repair are reasonable, (iv) the funds in the Required Repair Account are sufficient to pay for such Additional Required Repair and all other Required Repairs for the Properties specified on Schedule 9.1, and (v) all other conditions for disbursement under this Agreement have been met, Lender may disburse funds from the Required Repair Account.
(g) Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.
(h) If the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender shall return any excess to Borrower, so long as no Event of Default is then continuing. If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after written notice from Lender to Borrower requesting payment thereof.
(i) The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
Section 9.10.    Reserve Funds Generally
(a) Reserve Funds shall not be invested except in such Permitted Investments as determined and directed by Lender or its loan servicer.  Except for Interest-Bearing Reserve Funds, all income and interest earned on the investment of Reserve Funds shall be for the account of and be retained by Lender or such loan servicer. All income and interest earned on the investment of Interest-Bearing Reserve Funds shall be for the account of Borrower. In no event shall Lender or its loan servicer be required to invest Reserve Funds in any particular type of Permitted Investment or select any particular account or credit funds therein at any particular rate of interest, provided that selection of the account and the rate of interest credited to Borrower on funds deposited therein shall be consistent with the general standards at the time being utilized by Lender or its loan servicer, as applicable, in establishing similar accounts for loans of comparable type. Any income or interest credited to Borrower hereunder shall be part of the applicable Reserve Account and shall be disbursed in accordance with Section 9.9 above; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default. Borrower agrees that it shall include all interest to which it is entitled under the terms hereof as the income of Borrower and shall be the owner of the Reserve Funds for federal and applicable state and local tax purposes, except to the extent that Lender retains any interest for its own account during the occurrence and continuance of an Event of Default as provided herein.
(b) Borrower grants to Lender a first‑priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.10 are intended to give Lender “control” of the Reserve Accounts within the meaning of the UCC.
(c) The Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement. Without limitation of the foregoing, Borrower and Lender acknowledge and agree that: (i) each Reserve Account is a “securities account” (within the meaning of Section 8-501(a) of the UCC); (ii) all property held in any Reserve Account (including without limitation cash) shall be treated as a “financial asset” (within the meaning of Section 8-102(a)(9) of the UCC); and (iii) the security interest of Lender therein shall be automatically perfected by control pursuant to Sections 8-106(e) and 9-106(a)  of the UCC. Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.
(d) Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.
(e) As long as no Event of Default is continuing, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements shall be deemed to have been expressly pre‑authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.
(f) If any Event of Default is continuing, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt. In addition, at Lender’s election, Borrower shall lose all of its rights to receive interest on the Interest Bearing Reserve Funds during the occurrence and continuance of an Event of Default. Upon the occurrence and continuance of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts. Without limitation of the foregoing, during the continuance of any Event of Default,

Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable Legal Requirements; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.
(g) The Reserve Funds shall not constitute escrow or trust funds and may be commingled in one or more Eligible Accounts with other funds controlled by Lender or its loan servicer, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer as agent for Lender, but in all events, reflecting Borrower’s ownership thereof subject to Lender’s security interests set forth herein. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Reserve Accounts are solely for the protection of Lender. With respect to the Reserve Accounts, Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning the Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable Legal Requirements.
(h) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.10, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(i) Borrower will maintain the security interest created by this Section 9.10 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.
(j) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Lender to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Reserve Account’s has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. Lender shall not be liable to Borrower for any act or omission done or omitted to be done by Lender in reliance upon any instruction, direction or certification received by Lender and without gross negligence or willful misconduct.
(k) Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Reserve Funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. In no event shall Lender or its Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Reserve Funds, or for any diminution in value thereof, by reason of the act or omission of Lender, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct or intentional nonperformance by Lender of its obligations under this Agreement.
ARTICLE 10
CASH MANAGEMENT
Section 10.1. Deposit Account and Cash Management Account
(a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, pursuant to the Deposit Account Control Agreement, an Eligible Account with Deposit Bank into which Borrower shall, and shall cause Manager to, deposit or cause to be deposited, all Rents and other revenue from the Properties (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Deposit Account”). In the event Deposit Bank ceases to qualify as an Eligible Institution, resigns as Deposit Bank, or defaults under or terminates the Deposit Account Control Agreement, Borrower shall cooperate with Lender in designating a successor Eligible Institution and transferring the Deposit Account to such Eligible Institution, each within thirty (30) days after request by Lender. In the event Borrower fails to do so, Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to designate a successor Eligible Institution to serve as Deposit Bank.
(b) Borrower acknowledges and confirms that, pursuant to the Cash Management Agreement, an Eligible Account with Cash Management Bank into which funds in the Deposit Account shall be transferred pursuant to the terms of Section 10.2(b) hereof (such account, the sub‑accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Cash Management Account”) shall be established.
(c) The Deposit Account and Cash Management Account shall each be in the name of Griffin (DeKalb) Essential Asset REIT II, LLC, on behalf of each Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes.
(d) The Deposit Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other party claiming on behalf of, or through, Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.
Section 10.2. Deposits and Withdrawals
(a) Borrower covenants that:
(i) Concurrently with the execution of this Agreement, Borrower shall notify and advise each Tenant under each Lease (other than Southern Property Services) to make all payments of Rents or any other item payable under such Leases directly to the Deposit Account or a post office address maintained by Deposit Bank for processing deposits to the Deposit Account, as applicable, pursuant to an instruction letter in the form of Exhibit 10.2 attached hereto (a “Tenant Direction Letter”). With respect to Southern Property Services, Borrower shall deliver a Tenant Direction Letter prior to the payment of Rent due for the month of January, 2019. If Borrower fails to provide any such notice (and without prejudice to Lender’s rights with respect to such default), Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to sign and deliver a Tenant Direction Letter;
(ii) Borrower shall, and shall cause Manager to, instruct all Persons that maintain open accounts with Borrower or Manager with respect to any Individual Property or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to any Individual Property to deliver all payments due under such accounts directly to the Deposit Account or a post office address maintained by Deposit Bank for processing deposits to the Deposit Account, as applicable. Neither Borrower nor Manager shall direct any such Person to make payments due under such accounts in any other manner;

(iii) All Rents or other income from the Properties shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower or Manager, and (C) if received by Borrower or Manager notwithstanding the delivery of a Tenant Direction Letter, be deposited in the Deposit Account within two (2) Business Days of receipt;
(iv) Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever or direct or cause any Tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter; and
(v) So long as any portion of the Debt remains outstanding, neither Borrower, Manager nor any other Person shall open or maintain any accounts other than the Deposit Account into which revenues from the ownership and operation of the Property are directly deposited from the Tenants. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to the express terms of this Agreement.
(b) Borrower shall have no rights to make withdrawals from the Deposit Account, provided, that so long as no Cash Sweep Period has occurred and is continuing, all amounts in the Deposit Account shall be transferred to an account designated by Borrower on a daily basis in accordance with the Deposit Account Control Agreement. Borrower hereby irrevocably authorizes Lender to instruct Deposit Bank to transfer, or cause to be transferred, on each Business Day during a Cash Sweep Period by wire transfer or other method of transfer mutually agreeable to Deposit Bank and Lender of immediately available funds, all collected and available balances in the Deposit Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Deposit Account Control Agreement) to the Cash Management Account to be held until disbursed pursuant to the terms of the Cash Management Agreement.
(c) Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds which may be necessary to pay all amounts due from time to time under the Loan Documents, irrespective of whether Borrower has received any account statement, notice or demand from Cash Management Bank.
(d) If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Deposit Account and Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.
Section 10.3 Security Interest

(a) To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, each Borrower hereby grants to Lender a first‑priority perfected security interest in the Deposit Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Deposit Account is located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Each Borrower will maintain the security interest created by this Section 10.3(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Deposit Account against the claims and demands of all Persons whomsoever. The security interest created hereby shall remain in full force and effect until payment in full of the Debt. Upon payment in full of the Debt, this security interest shall terminate without further notice from any party and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination.
(b) Each Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Deposit Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.
(c) During the continuance of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Deposit Account. Without limitation of the foregoing, upon and during the continuance of any Event of Default, Lender may use the Deposit Account for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all Losses suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by Legal Requirements; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Deposit Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Deposit Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under any Mortgage.
(d) Notwithstanding anything to the contrary contained herein, for purposes of this Article 10, (i) “Business Day” shall mean a day on which Lender and Deposit Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender, and at the office in the city where the Deposit Account is maintained, with respect to Deposit Bank (in both instances, excluding Saturdays and Sundays), and (ii) with regard to issues of perfection and priority of security interests granted hereunder, for purposes of the UCC, the State of New York shall be deemed to be the Deposit Bank’s jurisdiction (within the meaning of Sections §9-304(b) and §8-110(a) of the UCC).
ARTICLE 11
EVENTS OF DEFAULT; REMEDIES
Section 11.1. Event of Default
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a) if (i) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (ii) any deposit to any of the Reserve Accounts required hereunder or under the other Loan Documents is not paid when due or (iii) any other portion of the Debt is not paid when due and (in the case of this clause (iii)) such non-payment continues for five (5) Business Days following written notice to Borrower that the same is due and payable;
(b) except as otherwise expressly provided in the Loan Documents, if any of the Property Taxes or Other Charges are not paid prior to delinquency (unless being contested by Borrower in accordance with the terms of the Loan Documents), unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;
(c) if (i) the Policies are not kept in full force and effect (unless such failure results from Lender failing to timely pay such premiums when required hereunder, to the extent sufficient funds are then held in the Tax and Insurance Reserve Account and Borrower has complied with all disbursement obligations with respect thereto and has not in any way impeded or impaired Lender’s ability make such payments), (ii) the Acord 28 (or similar) certificate is not delivered to Lender in accordance with Section 8.1 and such failure continues for five (5) days after written notice from Lender or (iii) certified copies of the Policies are not promptly delivered to Lender upon request (provided such copies are available) and such failure continues for ten (10) Business Days after written notice from Lender;
(d) if (i) Borrower breaches in any material respect any covenant with respect to itself or any SPE Component Entity (if any) contained in Article 6, unless within ten (10) Business Days after request by Lender, Borrower delivers an update to the Non-Consolidation Opinion or any New Non-Consolidation Opinion, as applicable, in each case, reasonably acceptable to Lender and confirming that such breach does not alter the opinions given therein or (ii) a Prohibited Transfer occurs;
(e) if any material representation or warranty made by Borrower, Guarantor, or any SPE Component Entity in this Agreement or in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material respect when made;
(f) if any of the assumptions contained in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion, is or shall become untrue in any material respect, unless within ten (10) Business Days after request by Lender, Borrower delivers an update to the Non-Consolidation Opinion or any New Non-Consolidation Opinion, as applicable, in each case, reasonably acceptable to Lender and confirming that such breach does not alter the opinions given therein;
(g) if (i) a Borrower, Guarantor, or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Guarantor, or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Guarantor, or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower, Guarantor, or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower, any managing member or general partner of Borrower, Guarantor, or any SPE Component Entity (if any) shall take any action in furtherance of, or indicating its acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any managing member or general partner of Borrower, Guarantor, or any SPE Component Entity (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(h) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property, whether it be superior or junior in lien to any Mortgage;
(i) subject to Borrower’s contest rights as set forth in the Loan Documents, if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien (other than a Permitted Encumbrance) other than a Lien for any Property Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days;

(j) subject to Borrower’s contest rights as set forth in the Loan Documents, if any federal tax lien is filed against Borrower, any member or general partner of Borrower, Guarantor (with respect to Guarantor, only to the extent such lien would reasonably be expected to result in a Material Adverse Effect), or any SPE Component Entity (if any) or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within sixty (60) days after same is filed;
(k) if a final, non-appealable judgment is filed against the Borrower, is not vacated, dismissed, discharged or bonded over within sixty (60) days and results in a Material Adverse Effect;
(l) if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any, provided that, if Guarantor breaches its net worth requirement under the Guaranty, prior to such event resulting in an Event of Default, Borrower shall have the opportunity to cure such Default by providing a Satisfactory Replacement Guarantor in accordance with the terms and conditions of Section 7.6 hereof including, without limitation, the time frames set forth therein;
(m) if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Lender’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA, in each of the foregoing events in this clause (m) to the extent that such event would cause a Material Adverse Effect to occur; provided, however, any of the foregoing shall not be deemed an Event of Default to the extent Lender’s prior written consent is obtained with respect to the same;
(n) if Borrower breaches in any material respect any covenant contained in Section 10.2 hereof and such breach continues for three (3) Business Days after written notice from Lender; or
(o) if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents not covered in the foregoing clauses of this Section 11.1, for more than ten (10) days after written notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default (other than any default which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days.

Section 11.2. Remedies
(a) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(g) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Properties, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 11.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
(b) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender has determined in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.
ARTICLE 12
INTENTIONALLY OMITTED
ARTICLE 13
SECONDARY MARKET
Section 13.1. Transfer of Loan
Lender, at no cost to Borrower except as otherwise specifically provided herein, may at any time, sell, transfer or assign the Loan or any portion thereof or interest therein, or grant participations therein (“Participations”) or issue mortgage pass‑through certificates or other securities (“Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (each of the foregoing, a “Securitization”).
Section 13.2. Delegation of Servicing

At the option of Lender, the Loan may be serviced by one or more servicers selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer or servicers pursuant to a servicing agreement between Lender and such servicer. Upon the written request of Borrower, Lender shall deliver to Borrower the name and contact information of any special servicer, master servicer, primary servicer or subservicer having responsibility for the servicing of the Loan. Notwithstanding anything to the contrary contained herein, if the Loan is subject to multiple Securitizations and/or multiple notes, Borrower shall only be required to deal with one primary servicer with respect to payment of each Monthly Payment Amount (and shall only be required to make one payment each month as to such amount) and any consents, approvals, notices, required from, or to, Lender pursuant to the Loan Documents (it being understood that such primary servicer may need to consult with other Persons that hold a portion of Lender’s rights and obligations under the Loan or, to the extent provided for in this Agreement, with the Rating Agencies rating any Securities in connection with any such consent, approval or notice). The time periods for Lender approvals set forth in the Loan Documents shall not be increased if more than one servicer is consulted by the primary servicer. In no event shall the servicing agreement or any party to any such agreement impose any obligations of the Borrower that are in addition to or in conflict with the terms of the Loan Documents.
Section 13.3. Dissemination of Information
Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any interest therein, or any Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency evaluating the Loan (and any other credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act without regard to whether or not such credit rating agency has been engaged by the Lender or other Person in anticipation of a Securitization) or any Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Guarantor, any SPE Component Entity (if any) and the Properties, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable, subject to any confidentiality provisions that may be contained in any Leases. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.
Section 13.4 Cooperation
At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information in Borrower’s possession and not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Securitization, including, without limitation, to:
(a) provide updated financial, budget and other information with respect to the Properties, Borrower and Guarantor and provide modifications and/or updates to, at Lender’s cost,

the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of each Individual Property obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;
(b) make changes to the special purpose entity provisions of the organizational documents of any Borrower, any SPE Component Entity and their respective principals; provided, however, Borrower shall not be required to modify its organizational structure as of the Closing Date, if such modification would cause Borrower or direct or indirect owners of interests in Borrower to incur any additional tax liability;
(c) at Borrower’s expense, not to exceed $25,000, cause counsel to render or update existing opinion letters as to enforceability and non‑consolidation, and a 10b‑5 comfort letter, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;
(d) subject to the rights of tenants, permit site inspections, appraisals, market studies and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be reasonably necessary or appropriate in connection with the Securitization, at Lender’s cost;
(e) make the representations and warranties with respect to the Properties, Borrower, Guarantor and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;
(f) at the expense of each of Borrower and Lender to the extent of their own costs, execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a pari passu or senior/subordinate note structure (a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity, the aggregate principal balance of the Loan or the amortization of principal as set forth herein or in the Note except in connection with a Loan Bifurcation which may result in varying fixed interest rates, principal balances and amortization schedules on the components/notes, but which components shall have the same weighted average interest rate as the original Note prior to the Loan Bifurcation as well as the same aggregate principal balance and weighted amortization schedule except following an Event of Default or following any prepayment (whether resulting from the application of Net Proceeds after a Casualty or Condemnation or otherwise) of any portion of the principal amount of the Loan, (ii) modify or amend any other economic term of the Loan, (iii) otherwise materially increase the obligations or adversely decrease the rights of Borrower under the Loan Documents or (iv) result in Borrower being required to make more than one (1) monthly payment in the aggregate amount of all monthly payment obligations;

(g) deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of the Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;
(h) have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors;
(i) cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies; and
(j) supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulations S‑X and AB of the federal securities laws, if applicable.
Unless otherwise specifically set forth in this Section 13.3, all reasonable third party costs and expenses incurred by Borrower or Guarantor in connection with Borrower’s complying with requests made under this Section 13.3 shall be borne by Borrower.
Section 13.4. Securitization
(a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects, provided Lender has provided a copy of such Disclosure Document to Borrower for such purpose.
(b) Borrower agrees to provide, and to cause Guarantor to provide, in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower and Guarantor have carefully examined, to the extent requested by Lender and delivered to Borrower for such review, such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal

Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Guarantor, Manager, their Affiliates, the Loan, the Loan Documents and the Properties, and any risks or special considerations relating thereto, and that, to Borrower’s Knowledge, such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.4, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any reasonable legal fees actually incurred or other actual expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower or Guarantor in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower or Guarantor, operating statements, rent rolls, environmental site assessment reports and Property Condition Reports with respect to the Properties. This indemnity agreement will be in addition to any liability which Borrower and Guarantor may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Guarantor or their Affiliates if Borrower or Guarantor do not provide the indemnification certificate. Notwithstanding anything to the contrary contained in this Article 13, to the extent that disclosure is based on information provided solely by a Lender affiliate or a third party selected or engaged by Lender, Borrower will be liable for such disclosure only if Borrower (a) knew, or exercising reasonable diligence, should have known, that such disclosure or information contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading and (b) failed to disclose the same to Lender in writing prior to the pricing of the applicable Securitization.
(c) In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower agrees to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon an untrue statement or alleged untrue statement of any material fact in the Provided Information or the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any reasonable legal fees actually incurred or other actual expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities. Promptly after receipt by an indemnified party under this Section 13.4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.4, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes the indemnifying party to be materially prejudiced. In the event that any action is brought against any indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.4 the indemnifying party shall be responsible for any reasonable out-of-pocket legal or other actual out-of-pocket expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
(d) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.4(c) or Section 13.4(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.4(c) or Section 13.4(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s, Borrower’s and Guarantor’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(e) Borrower shall, and shall cause Guarantor to, indemnify the Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender and each of its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
(f) The liabilities and obligations of Borrower and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.
Section 13.5.    Regulation AB Obligor Information
(a) If, at the time one or more Disclosure Documents are being prepared for a securitization, Lender expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Properties alone or the Properties and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor (as defined in Item 1101(k) of Regulation AB), to the Properties (a “Related Property”) collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a securitization with the Loan (a “Related Loan”), as of the cut‑off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut‑off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut‑off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut‑off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy‑five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the securitization (an “Exchange Act Filing”) is not required.
(b) If reasonably requested by Lender, Borrower shall furnish, or shall cause the applicable Tenant to furnish, to Lender financial data and/or financial statements in accordance with Regulation AB for any Tenant if, in connection with a securitization, Lender expects there to be, with respect to such Tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in such securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor; provided, however, that in the event the related Lease does not require the related Tenant to provide the foregoing information, Borrower shall use commercially reasonable efforts to cause the applicable Tenant to furnish such information; and provided further, that such delivery of information shall be subject in all respects to the terms of each such Tenant’s Lease.
Section 13.6. Other Regulation AB Information
In addition to, and notwithstanding anything to the contrary in the foregoing provisions of, this Article 13, in the event Lender reasonably determines, in connection with a Securitization, that financial statements and financial data required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other requirement of law applicable to the Securitization (including without limitation the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act), Lender may request, and Borrower shall promptly provide, such other financial statements and financial data in Borrower’s possession as Lender reasonably determines to be necessary or appropriate for such compliance. Without limiting the generality of the foregoing, if reasonably requested by the holder of the Note, Borrower shall promptly provide the holder of the Note with any financial statements or financial, statistical, operating or other information as the holder of the Note shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or any other requirement of law applicable to the Securitization in connection with any Disclosure Document, any filing under the Exchange Act or any report that is required to be made available to holders of the Securities under Regulation AB or other requirement of law or as shall otherwise be reasonably requested by the holder of the Note.

Section 13.7. New Mezzanine Loan
Lender, without in any way limiting Lender’s other rights hereunder, shall have the right, in its sole and absolute discretion, at any time to require Borrower to restructure a portion of the Loan and create a mezzanine loan (the “New Mezzanine Loan”) to the owners of the direct equity interests in Borrower which shall be secured by a pledge of such direct equity interests, and for which different interest rates and debt service payments may be established for the Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total amounts of the Loan and the New Mezzanine Loan shall equal the amount of the Loan immediately prior to the restructuring, (ii) the weighted average interest rate of the Loan and the New Mezzanine Loan, shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the restructuring and (iii) the debt service payments on the Loan and the New Mezzanine Loan shall on the date created equal the debt service payment which was due under the Loan immediately prior to the restructuring; and provided further that any such restructuring carried out after the closing of the Loan shall be at no material cost to Borrower. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and create the New Mezzanine Loan and shall (A) execute and deliver such documents including, without limitation, in the case of the New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in the case of each of (A), (B) and (C) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any such Rating Agency, including the severance of this Agreement, the Mortgage and other Loan Documents if requested. In the event Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 13.8 after the expiration of ten (10) Business Days after notice thereof.
ARTICLE 14
INDEMNIFICATIONS
Section 14.1.    General Indemnification
Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Individual Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about any Individual Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of any Individual Property or any part thereof; (d) any failure of any Individual Property to be in substantial compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the Cash Management Account or the performance of the Required Work or Additional Required Repairs, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities (a) arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or (b) arise solely from matters occurring after Lender or its designee or any subsequent purchaser of the Loan or the Property takes possession of the Property or any portion thereof. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable Legal Requirements to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.
Section 14.2. Mortgage and Intangible Tax Indemnification
Borrower shall pay and, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to, any tax on or with respect to the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.
Section 14.3. ERISA Indemnification
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.
Section 14.4 Survival
The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.
ARTICLE 15
EXCULPATION

Section 15.1 Exculpation
(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against (1) Borrower (except as set forth in this Section 15.1 and the Environmental Indemnity), (2) Guarantor (except as set forth in the Guaranty and the Environmental Indemnity), (3) any Affiliate of Borrower, (4) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (5) any direct or indirect limited partner, member, principal, officer, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (1) through (5) above (collectively, subject to the exceptions in clauses (1) and (2) above, the “Exculpated Parties”), except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgage and the other Loan Documents, and the interest in the Properties, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgage and the other Loan Documents; provided, however, that except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower, only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgage and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against any Exculpated Party in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgage or the other Loan Documents. The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgage; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Article 14 of this Agreement and the Environmental Indemnity), guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Mortgage and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgage; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided, however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.
(b) Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower shall be personally liable to Lender for Losses due to:
(i) fraud or intentional misrepresentation by Borrower or Guarantor in connection with the closing of the Loan, or fraud or intentional misrepresentation regarding matters stated in any certificate, report, financial statement or other instrument or document required to be delivered by or on behalf of Borrower or Guarantor in connection with the Loan or otherwise delivered to Lender by or on behalf of Borrower or Guarantor;

(ii) the gross negligence or willful misconduct of Borrower or Guarantor regarding the ownership or operation of the Properties;
(iii) the misapplication or misappropriation of Rents by Borrower or Guarantor received by Borrower during the continuance of an Event of Default;
(iv) the misapplication or misappropriation of tenant security deposits (including the failure to deliver to Lender tenant security deposits upon foreclosure or deed in lieu thereof, to the extent not applied in accordance with the applicable Leases prior to the occurrence of an Event of Default) or Rents collected in advance;
(v) the misapplication or the misappropriation by Borrower or Guarantor of Insurance Proceeds or Awards;
(vi) Other than Permitted Encumbrances, Borrower’s failure to pay Property Taxes, Insurance, Other Charges (provided that there shall be no liability hereunder to the extent that (A) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and Borrower has not made a claim against such escrowed amounts or otherwise taken action to restrict Lender from applying such sums for the purpose of paying such items) or (B) there is insufficient cash flow from the operation of the Properties (on a portfolio-wide basis) to pay such items), charges for labor or materials or other charges that can create liens on an Individual Property beyond any applicable notice and cure periods specified herein;
(vii) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Individual Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;
(viii) material physical waste to any Individual Property caused by the intentional acts or omissions of any Exculpated Party when there is sufficient cash flow from the operation of the Properties (on a portfolio wide basis) to avoid such waste from occurring;
(ix) (intentionally omitted);
(x) Borrower’s assertion or raising of any defense to a proceeding instituted by Lender (whether judicial or otherwise) for the foreclosure of the Mortgage following an Event of Default caused by Borrower’s failure to timely pay the Monthly Payment Amount or the Debt due on the Maturity Date, which defense is determined by a court of competent jurisdiction to be without merit or brought in bad faith;
(xi) Breach by Borrower of any material representation, warranty or covenant set forth in Section 10.2(a) hereof (except as to payment of any account fees, to the extent resulting from the insufficiency of Rents from the Property); or
(xii)     The breach of any representation, warranty or covenant of any Borrower with respect to itself or any SPE Component Entity set forth in Article 6 hereof.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower in the event (i) of a breach by Borrower or any SPE Component Entity of any of the covenants set forth in Article 6 hereof that is cited as a factor in a court’s decision that results in a substantive consolidation (other than a substantive consolidation petitioned for or joined in by Lender) of the Borrower with any other Person (excluding another Borrower) in a proceeding under any Creditors’ Rights Laws, (ii) Borrower incurs any Indebtedness other than the Debt and Permitted Debt without the prior written consent of Lender or except as expressly permitted in this Agreement, (iii) of the occurrence of a Prohibited Transfer, (iv) any Individual Property or any part thereof shall become an asset in a bankruptcy or insolvency proceeding initiated by Borrower, (v) Borrower, Guarantor or any Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower or Guarantor files, or joins in the filing of, an involuntary petition against Borrower under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for the filing of any involuntary petition against Borrower from any Person under any Creditors Rights Laws; (vi)  Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; or (vii) any Affiliate, officer, director, or representative which Controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of any Individual Property.
(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgage or the other Loan Documents.
ARTICLE 16
NOTICES
Section 16.1 Notices
All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:
Bank of America, N.A.
c/o Capital Markets Servicing Group
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Attention: Servicing Manager
Telephone No: (866) 531-0957
Facsimile No.: (704) 317-4501

And	KeyBank National Association 11501 Outlook Street, Suite 300 Overland Park, KS 66211 Attention: Loan Servicing
With a copy to:	Cadwalader, Wickersham & Taft LLP 227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: James P. Carroll, Esq. Facsimile No.: (704) 348-5200
If to Borrower:	c/o Griffin Capital Company, LLC 1520 E. Grand Avenue El Segundo, CA 90245 Attention: Javier Bitar Facsimile No.: (310) 606-5910
And to:	c/o Griffin Capital Company, LLC 790 Estate Drive, Suite 180 Deerfield, Illinois 60015 Attention: Mary Higgins Facsimile No.: 847-267-1237
With a copy to:	Polsinelli PC 900 W. 48th Place, Suite 900 Kansas City, Missouri 64112 Attention: Marla R. Bell, Esq. Facsimile No.: (816) 753-1536

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.
ARTICLE 17
FURTHER ASSURANCES
Section 17.1.    Replacement Documents
Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Debt continues to be an obligation and liability of the Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender, Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit (without indemnification), which such form shall be reasonably acceptable to Borrower.
Section 17.2. Recording of Mortgage, etc.
Upon the execution and delivery of each Mortgage and thereafter, Borrower shall from time to time cause each Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon any Individual Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, such Individual Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, each Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to any Individual Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of each Mortgage or the Loan, any deed of trust or mortgage supplemental hereto, any security instrument with respect to each Individual Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.
Section 17.3. Further Acts, etc.
Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgage, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Properties. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4. Changes in Tax, Debt, Credit and Documentary Stamp Laws
(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any Individual Property or the Properties for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in any Individual Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable, with no prepayment premium or Yield Maintenance.
(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Property Taxes or Other Charges assessed against the any Individual Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of any Individual Property, or any part thereof, for real estate tax purposes by reason of any Mortgage or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable, with no prepayment premium or Yield Maintenance.
If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
Section 17.5. Expenses
Except as specifically otherwise provided herein or in any other Loan Document, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender (including, following a Securitization, the securitization trust, any servicer, trust advisor, trustee or certificate administrator) upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement (all of which shall be deemed part of the Debt) in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (b) Lender’s actual costs for customary surveillance and actions to monitor Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) any prepayment, release of any Individual Properties, assumption or modification of the Loan; (e) subject to Section 13.3, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (f) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (g) without duplication of costs and expenses incurred pursuant to clause (a) above, the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (h) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, any Individual Property, or any other security given for the Loan; (i) any breach of the Loan Documents by Borrower and Guarantor or any Affiliate of any of the foregoing; (j) the preservation or protection of the collateral (including, without limitation, taxes and insurance, property inspections and appraisals, legal fees and litigation expenses) following or resulting from an Event of Default under the Loan Documents; and (k) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or any Individual Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work‑out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender; provided further that except as otherwise expressly provided for herein, unless an Event of Default is continuing, Borrower shall not be required to reimburse Lender for any legal fees incurred solely in connection with any matter relating solely to the relationship between or among Lender and any of its successors in interest.
In the event that Borrower takes any action or requests any consent or approval of Lender (including, following a Securitization, the securitization trust, any servicer, trust advisor, trustee or certificate administrator) under the provisions of this Agreement or any other Loan Document and the taking of such action by Borrower or the giving of such consent or approval by Lender is or may be conditioned upon the receipt of a Rating Agency Confirmation, or, in accordance with the terms of the transaction documents relating to a Securitization, a Rating Agency Confirmation is required in order for such action to be taken by Borrower or the consent of Lender to be given, or, following or resulting from a default by Borrower or the Loan becoming a specially serviced loan, a Rating Agency Confirmation is otherwise required in connection with the servicing of the Loan or the administration of the securitization trust, Borrower shall provide any indemnities required and pay all of the costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith (including reasonable attorneys’ fees and expenses), and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.
Section 17.6. Cost of Enforcement
In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable out-of-pocket attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post‑judgment action involved therein, together with all required service or use taxes, all of which shall be deemed part of the Debt. In addition, Borrower shall be responsible for any fees and actual out-of-pocket expenses of Lender or any securitization trust, servicer, special servicer, trust advisor, trustee, certificate administrator and any third-party fees and expenses, including, without limitation, attorneys’ fees and disbursements, incurred or arising as a result of or following a request by Borrower, an Event of Default, a failure to pay sums when due as and when required under the Loan Documents, the Loan being transferred to a special servicer and while the Loan is a specially serviced loan, including, without limitation, (a) interest on advances made by the servicer, special servicer, trustee or certificate administrator; (b) special servicer fees, workout fees, liquidation fees (in an amount not to exceed the lesser of 1.00% of the liquidation proceeds received or such lesser amount set forth in the servicing agreement), as well as other compensation payable to the special servicer as a result of any Individual Property becoming a foreclosed property; (c) indemnification obligations to any such persons and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of the Securities Act of 1933; and (d) taxes payable from the assets of the securitization trust and tax related expenses, but only to the extent Borrower is otherwise required to pay the same under the Loan Documents or by law.  Notwithstanding the foregoing, all of such costs and expenses set forth in clauses (a) through (d) of the preceding sentence shall exclude (i) the regular monthly fee due to the servicer, the trustee and the certificate administrator, (ii) those costs and expenses which are identified pursuant to the servicing agreement with respect to such securitization trust as expenses to be borne by the servicer, special servicer, trust advisor, trustee or certificate administrator without reimbursement as an advance or otherwise from the securitization trust (including without limitation such person’s ordinary overhead expenses and the expenses of such person associated with maintaining a fidelity bond or errors and omissions insurance with respect to itself, preparing annual compliance statements with respect to its own performance and preparing and filing and maintaining ordinary tax information reports and returns for the securitization trust) and (iii) those costs and expenses incurred as a result of the gross negligence or willful misconduct of the servicer, special servicer, trustee or certificate administrator.
ARTICLE 18
WAIVERS
Section 18.1. Remedies Cumulative; Waivers
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 18.2. Modification, Waiver in Writing
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 18.3. Delay Not a Waiver
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 18.4. Trial by Jury
BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.
Section 18.5. Waiver of Notice
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 18.6. Remedies of Borrower
In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
Section 18.7. Waiver of Marshalling of Assets
To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of each and every Individual Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties or any Individual Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.
Section 18.8. Waiver of Statute of Limitations
Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.
Section 18.9. Waiver of Counterclaim
Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 18.10. Contributions and Waivers
(a) As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 18.10 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the entities comprising Borrower in the event any payment is made by any Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Individual Property of a Borrower and application of proceeds of such Individual Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).
(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.
(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by a Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all of the other entities comprising Borrower for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.
(d) For purposes hereof, the “Benefit Amount” of any Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to each other Borrower hereunder and the Loan Documents to the extent such other Borrower has guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.
(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety‑five percent (95%) of the excess of the fair saleable value of the Individual Property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by any other Funding Borrower(s) as of such date in a manner to maximize the amount of such Contributions).
(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrower(s) pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrower(s) by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.
(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of the Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.
(i) To the extent permitted by applicable Legal Requirements, each Borrower waives:
(i) any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;
(ii) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;
(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
(iv) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
(v) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;
(vi) presentment, demand, protest and notice of any kind;
(vii) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
(viii) any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;
(ix) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
(xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(xii) any defense based upon the avoidance of any security interest in favor of Lender for any reason;
(xiii) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;
(xiv) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Mortgage to be satisfied by any payment from any other Borrower or any such party;
(xv) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non‑judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and
(xvi) all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
(j) Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty and Environmental Indemnity for the benefit of Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co‑obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).
ARTICLE 19
GOVERNING LAW
Section 19.1. Governing Law
(a) THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Han-Hsien Tuan
Tuan Olona, LLP
One Rockefeller Plaza, Eleventh Floor
New York, New York 10020
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 19.2. Severability
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 19.3. Preferences
To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
ARTICLE 20
MISCELLANEOUS
Section 20.1. Survival

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 20.2. Lender’s Discretion
Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 20.3. Headings
The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 20.4. Schedules Incorporated
The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 20.5. Offsets, Counterclaims and Defenses
Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 20.6. No Joint Venture or Partnership; No Third Party Beneficiaries
(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy‑in‑common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties or any Individual Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Properties.
(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgage, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.
(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate any Individual Property and notwithstanding any investigation of the Properties or any Individual Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.
Section 20.7. Publicity
All news releases, publicity or advertising by any party hereto or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any of their Affiliates shall be subject to prior consultation between Borrower and Lender, provided that (a) Borrower may issue a release stating that a financing has occurred which does not mention Lender or any Affiliates of Lender, any of the material terms of the Loan (other than the Loan amount) or any Securities or Securitization or any prospective securitization or securities related to the Loan, and (b) Lender may commission advertisements in newspapers, trade publications or other written public advertisement media (including tombstone advertisements) which may include references to the Loan and the Property. The foregoing shall not apply to any promotional or marketing materials that are prepared by or on behalf of Lender in connection with a potential Secondary Market Transaction, it being agreed that Lender shall have the right to issue, without Borrower’s approval, and Borrower hereby authorizes Lender to issue, such promotional and marketing materials, term sheets and other materials as Lender may deem reasonably necessary or appropriate in connection with Lender’s own promotional and marketing activities with respect to any potential Secondary Market Transaction, and such materials may describe the Loan in general terms and Lender’s participation therein. The foregoing shall not apply to any filings with the Securities and Exchange Commission by any entity directly or indirectly owning Borrower, including Guarantor and Griffin Capital Essential Asset Operating Partnership, L.P, it being agreed that such Persons shall have the right to make disclosures in such filings without notice to or approval by Lender, and Lender hereby authorizes disclosure of any information in such filings. Borrower also agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.
Section 20.8. Conflict; Construction of Documents; Reliance
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 20.9. Duplicate Originals; Counterparts
This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This

Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.
Section 20.10.     Joint and Several Liability.
If the Borrower consists of more than one Person or entity, the obligations and liabilities of each such Person hereunder are joint and several.
Section 20.11.     Entire Agreement
This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 20.12. Co-Lenders.
(a) Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be assigned to multiple Lenders or serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to obtain the consent and approval of just one lead Lender on behalf of each other Lender, and such lead Lender shall deliver copies of documents, reports, requests and other delivery obligations of Borrower required hereunder to each Lender.
(b) In the event there is more than one Lender under the Loan, the liabilities of Lender shall be several and not joint, (ii) no Lender shall be responsible for the obligations of any other Lender, and (iii) each Lender shall be liable to Borrower only for its respective pro rata share (its “Ratable Share”) of the Loan as set forth on Schedule 20.12 hereof. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Lender in accordance with its pro-rata share of the Loan.
(c) In the event there is more than one Lender under the Loan, each Lender agrees that it has, independently and without reliance on the other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, Guarantor and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.
(d) With respect to the enforcement of the rights and remedies of the Lender under the Loan Documents upon the occurrence and during the continuance of an Event of Default, if at such time there are multiple Lenders holding the Loan, then either:

(i) each Lender shall exercise such rights and remedies jointly together, or
(ii) each Lender shall designate from time to time, such designations to be made from time to time in each Lender’s sole and absolute discretion, one or more servicers or agents (which may be a Lender, applicable servicer or other agent designated by each Lender) that shall exercise such rights and remedies under the Loan Documents on behalf of the Lender (and all Lenders) such that, with respect to any exercise of applicable rights and remedies at any given time, there shall be a single servicer or agent exercising such rights and remedies as or on behalf of the Lender notwithstanding that there may be multiple Lenders holding the Loan.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

GRIFFIN (LAS VEGAS BUFFALO) ESSENTIAL ASSET REIT II, LLC, a Delaware limited liability company
GRIFFIN (DEKALB) ESSENTIAL ASSET REIT II, LLC, a Delaware limited liability company
GRIFFIN (ETNA) ESSENTIAL ASSET REIT II, LLC, a Delaware limited liability company
GRIFFIN (BIRMINGHAM) ESSENTIAL ASSET REIT II, LLC, a Delaware limited liability company

By:	GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership, its sole member

By:    GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, Inc., a Maryland corporation, its general partner

By:    /s/ Javier F. Bitar
Name:    Javier F. Bitar
Its:    Chief Financial Officer and Treasurer

LENDER:
BANK OF AMERICA, N.A., a national banking association

By:	/s/ Robert Fenstemaker Name: Robert Fenstemaker Title: Vice President
KEYBANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Mary Ann Gripka Name: Mary Ann Gripka Title: Vice President

SCHEDULE 1
Borrowers

Borrowers	Organizational Identification Numbers:	Property Address
Griffin (Las Vegas Buffalo) Essential Asset REIT II, LLC	XXXXXXX	6355 S. Buffalo Drive, Las Vegas, Clark County, Nevada
Griffin (DeKalb) Essential Asset REIT II, LLC	XXXXXXX	1650 Macom Drive, DeKalb, DeKalb County, Illinois
Griffin (Etna) Essential Asset REIT II, LLC	XXXXXXX	11999 National Road, Pataskala, Licking County, Ohio
Griffin (Birmingham) Essential Asset REIT II, LLC	XXXXXXX	3525 Colonnade Parkway, Birmingham, Jefferson County, Alabama 3535 Colonnade Parkway, Birmingham, Jefferson County, Alabama

SC-1

SCHEDULE 2

Allocated Loan Amounts

Borrower	Property Address	City	State	Allocated Loan Amount
Griffin (Las Vegas Buffalo) Essential Asset REIT II, LLC	6355 S. Buffalo Drive	Las Vegas	Nevada	$45,300,000.00
Griffin (DeKalb) Essential Asset REIT II, LLC	1650 Macom Drive, DeKalb, DeKalb County, Illinois	DeKalb	Illinois	$43,600,000.00
Griffin (Etna) Essential Asset REIT II, LLC	11999 National Road, Pataskala, Licking County, Ohio	Pataskala	Ohio	$61,500,000.00
Griffin (Birmingham) Essential Asset REIT II, LLC	3525 & 3535 Colonnade Parkway, Birmingham, Jefferson County, Alabama	Birmingham	Alabama	$99,600,000.00

SC-2

SCHEDULE 20.12
RATABLE SHARES

Bank of America, N.A.	50%
KeyBank National Association	50%

SC-20.12